                                [INFORMIX LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 29, 2000

                            ------------------------

To the Stockholders of

  INFORMIX CORPORATION:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Informix Corporation will be held on Tuesday, February 29, 2000 at 8:00 a.m., local time, at Hyatt Rickey's at 4219 El Camino Real, Palo Alto, California to consider and vote on the following proposals:

    1. To approve the issuance of shares of Informix common stock pursuant to an Agreement and Plan of Reorganization, dated as of November 30, 1999, among Informix, Iroquois Acquisition Corporation, a wholly-owned subsidiary of Informix, and Ardent Software, Inc. After the merger, Ardent will be a wholly-owned subsidiary of Informix. A copy of this Agreement and Plan of Reorganization, which is referred to as the merger agreement, is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice.

    2. To transact such other business as may properly come before the special meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposals, or before any postponement or adjournments thereof.

    The merger agreement, the proposed merger and other related matters are more fully described in the attached joint proxy statement/prospectus.

    Stockholders of record at the close of business on January 20, 2000 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

    THE INFORMIX BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ISSUANCE OF THE SHARES OF INFORMIX COMMON STOCK NECESSARY TO COMPLETE THE MERGER.

    All Informix stockholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          /s/ JEAN-YVES F. DEXMIER

                                          Jean-Yves F. Dexmier
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Menlo Park, California
January 28, 2000
    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                          [ARDENT SOFTWARE, INC. LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 29, 2000
                            ------------------------

To the Stockholders of

  ARDENT SOFTWARE, INC.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ardent Software, Inc. will be held on Tuesday, February 29, 2000 at 11:00 a.m., local time, at Ardent's offices at 50 Washington Street, Westboro, Massachusetts to consider and vote on the following proposals:

    1. To adopt the Agreement and Plan of Reorganization, dated as of November 30, 1999, among Informix Corporation, Iroquois Acquisition Corporation, a wholly-owned subsidiary of Informix, and Ardent, and to approve the merger of Informix and Ardent. After the merger, Ardent will be a wholly-owned subsidiary of Informix. A copy of this Agreement and Plan of Reorganization, which is referred to as the merger agreement, is attached as Appendix A to the joint proxy statement/ prospectus accompanying this notice.

    2. To transact such other business as may properly come before the Ardent meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the transactions contemplated by the merger agreement, or any adjournments or postponement thereof.

    The merger agreement, the proposed merger, and other related matters are more fully described in the attached joint proxy statement/prospectus.

    Stockholders of record at the close of business on January 20, 2000 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

    THE ARDENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE FIRST PROPOSAL LISTED ABOVE.

    All Ardent stockholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          /s/ PETER GYENES

                                          Peter Gyenes
                                          CHAIRMAN OF THE BOARD OF DIRECTORS,
                                          PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

Westboro, Massachusetts
January 28, 2000
    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

               [INFORMIX LOGO]                         [ARDENT SOFTWARE, INC. LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT/PROSPECTUS                               PROXY STATEMENT OF
 OF INFORMIX CORPORATION                                   ARDENT SOFTWARE, INC.

    The board of directors of Informix and Ardent have each approved and recommend to you the merger of Informix and Ardent. After the merger, Ardent will operate as a wholly-owned subsidiary of Informix. In the merger, Informix will issue to Ardent stockholders 3.5 shares of Informix common stock for each share of outstanding Ardent common stock. Based on the capitalization of the two companies as of January 20, 2000, an aggregate of approximately 70,000,000 shares of Informix common stock will be issued to Ardent stockholders in connection with the merger, representing approximately 25% of the outstanding shares of Informix common stock after the merger, excluding shares issuable upon the exercise of options and warrants.

    Special meetings are scheduled for Informix and Ardent stockholders to vote on the matters described in this joint proxy statement/prospectus. Stockholders of Ardent are being asked to adopt the merger agreement and approve the merger. Stockholders of Informix are being asked to approve the issuance of Informix common stock necessary to complete the merger.

    You may vote at your special meeting if you own shares as of the close of business on January 20, 2000, the record date. The dates, times and places of the special meetings are set forth in the accompanying notices. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the proposals.

    Informix common stock trades on the Nasdaq National Market, which is referred to as Nasdaq, under the symbol "IFMX." Ardent common stock trades on Nasdaq under the symbol "ARDT."

    WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 15.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated January 28, 2000 and was first mailed to stockholders on or about January 28, 2000.

    This document incorporates important business and financial information about Informix and Ardent that is not included in or delivered with this document. You may obtain documents that are filed with the Securities and Exchange Commission and incorporated by reference in this document without charge by making an oral or written request from Informix and Ardent at the following addresses:

INFORMIX CORPORATION          ARDENT SOFTWARE, INC.
4100 Bohannon Drive           50 Washington Street
Menlo Park, California 94025  Westboro, Massachusetts 01581
Attn: Investor Relations      Attn: Investor Relations
(650) 926-6300                (508) 366-3888

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM INFORMIX OR ARDENT, PLEASE DO SO BY FIVE DAYS BEFORE THE DATE OF YOUR STOCKHOLDER MEETING, OR FEBRUARY 24, 2000, IN ORDER TO RECEIVE THEM BEFORE THE DATE OF THE ARDENT AND INFORMIX SPECIAL MEETINGS.

                               TABLE OF CONTENTS

                                                     PAGE
                                                   --------
Frequently Asked Questions About the Informix/
  Ardent Merger..................................       3
Summary..........................................       5
  The Companies..................................       5
  Where You Can Find a More Detailed Description
    of the Merger Agreement......................       5
  Reasons for the Merger.........................       6
  Special Meeting of the Informix Stockholders...       7
  Vote Required at the Informix Meeting..........       7
  Recommendation of Informix's Board of
    Directors....................................       7
  Special Meeting of the Ardent Stockholders.....       7
  Vote Required at the Ardent Meeting............       7
  Recommendation of Ardent's Board of
    Directors....................................       7
  What Ardent Securityholders Will Receive in the
    Merger.......................................       8
  Ownership of Informix Following the Merger.....       8
  Interests of Executive Officers and Directors
    of Ardent in the Merger......................       8
  Board of Directors and Management of Informix
    and Ardent Following the Merger..............       9
  Material Federal Income Tax Consequences of the
    Merger.......................................       9
  Informix and Ardent Received Opinions from
    their Financial Advisors.....................      10
  Conditions to the Merger.......................      10
  Voting Agreements..............................      11
  Affiliate Agreements...........................      11
  Stock Option Agreement.........................      11
  Noncompetition Agreements......................      12
  Termination of the Merger Agreement............      12
  No Other Negotiations Involving Ardent.........      12
  Expenses and Termination Fee...................      13
  Material Differences between the Rights of
    Securityholders of Informix and Ardent.......      13
  Accounting Treatment of the Merger.............      13
  No Appraisal Rights............................      14
  Regulatory Approvals...........................      14
  Markets and Market Prices......................      14

                                                     PAGE
                                                   --------
Risk Factors.....................................      15
  Risks Related to the Merger....................      15
  Risks Related to the Business and Operations of
    Informix and Ardent..........................      18
The Companies....................................      32
  Business of Informix...........................      32
  Business of Ardent.............................      33
Selected Historical and Pro Forma Consolidated
  Financial Information..........................      34
  Informix Selected Supplemental and Historical
    Consolidated Financial Data..................      35
  Ardent Selected Historical Consolidated
    Financial Data...............................      36
  Selected Unaudited Pro Forma Financial Data....      37
Comparative Per Share Data.......................      38
Comparative Market Price Data....................      39
Special Meeting of the Informix Stockholders.....      40
  When and Where the Meeting Will Be Held........      40
  Purpose of the Meeting.........................      40
  Recommendation of Informix's Board of
    Directors....................................      40
  Record Date and Outstanding Shares.............      40
  Voting of Proxies..............................      40
  Vote Required to Approve the Issuance of
    Informix Common Stock........................      41
  Quorum; Abstentions; Broker Non-Votes..........      41
  How to Change Your Vote........................      41
  Appraisal Rights...............................      41
  Solicitation of Proxies and Expenses...........      41
  Independent Auditors...........................      41
Special Meeting of the Ardent Stockholders.......      42
  When and Where the Meeting Will Be Held........      42
  Purpose of the Meeting.........................      42
  Recommendation of Ardent's Board of
    Directors....................................      42
  Record Date and Outstanding Shares.............      42
  Vote Required to Adopt the Merger Agreement....      42
  Quorum; Abstentions; Broker Non-Votes..........      43
  Voting of Proxies..............................      43
  Revocability of Proxies........................      43

                                                     PAGE
                                                   --------
  Appraisal Rights...............................      43
  Solicitation of Proxies and Expenses...........      43
  Independent Auditors...........................      43
Security Ownership of Certain Beneficial Owners
  and Management of Informix.....................      44
Security Ownership of Certain Beneficial Owners
  and Management of Ardent.......................      46
The Merger and Related Transactions..............      47
  Background of the Merger.......................      47
  Joint Reasons for the Merger...................      49
  Informix's Reasons for the Merger and Board
    Considerations...............................      50
  Ardent's Reasons for the Merger and Board
    Considerations...............................      52
  Opinion of Informix's Financial Advisor........      52
  Opinion of Ardent's Financial Advisor..........      58
  Recommendations of the Boards of Directors.....      65
  The Merger Structure...........................      65
  Effective Time of the Merger...................      66
  Conversion of Ardent Securities................      66
  401(k) Plan....................................      67
  Interests of Executive Officers and Directors
    of Ardent in the Merger......................      67
  Material Federal Income Tax Consequences of the
    Merger.......................................      70
  Appraisal Rights...............................      71
  Restrictions on Resale of Informix Common
    Stock........................................      71
  Accounting Treatment...........................      72
  Stock Exchange Listing of Informix Common
    Stock........................................      72
Other Provisions of the Merger Agreement.........      72
  Representations and Warranties.................      72
  Other Covenants and Agreements.................      73
  Conditions to the Merger.......................      77
  Regulatory Approvals Required..................      78
  Termination; Break-up Fee......................      79
  Waiver and Amendment...........................      80
  Expenses.......................................      81
  Surrender of Ardent Common Stock
    Certificates.................................      81
Unaudited Pro Forma Combined Condensed Financial
  Information....................................      82
  Unaudited Pro Forma Combined Condensed Balance
    Sheet as of September 30, 1999...............      83

                                                     PAGE
                                                   --------
  Unaudited Pro Forma Combined Condensed
    Statement of Operations for the Nine Months
    Ended September 30, 1999.....................      84
  Unaudited Pro Forma Combined Condensed
    Statement of Operations for the Nine Months
    Ended September 30, 1998.....................      85
  Unaudited Pro Forma Combined Condensed
    Statement of Operations for the Year Ended
    December 31, 1998............................      86
  Unaudited Pro Forma Combined Condensed
    Statement of Operations for the Year Ended
    December 31, 1997............................      87
  Unaudited Pro Forma Combined Condensed
    Statement of Operations for the Year Ended
    December 31, 1996............................      88
  Notes to Unaudited Pro Forma Combined Condensed
    Financial Statements.........................      89
Comparison of Rights of Holders of Ardent Common
  Stock and Informix Common Stock................      90
Stockholder Proposals............................      94
Adjournment of Special Meetings..................      94
Experts..........................................      94
Legal Matters....................................      95
Trademarks.......................................      95
Forward-Looking Statements.......................      95
Where You Can Find More Information..............      96

APPENDICES

APPENDIX A: Agreement and Plan of
  Reorganization.................................     A-1

APPENDIX B: Form of Voting Agreement.............     B-1

APPENDIX C: Form of Company Affiliate Agreement..     C-1

APPENDIX D: Form of Stock Option Agreement.......     D-1

APPENDIX E: Opinion of Merrill Lynch, Pierce,
  Fenner & Smith Incorporated....................     E-1

APPENDIX F: Opinion of SG Cowen Securities
  Corporation....................................     F-1

                      FREQUENTLY ASKED QUESTIONS ABOUT THE
                             INFORMIX/ARDENT MERGER

    Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    A: We are working to complete the merger by February 29, 2000.

    Q: AS AN ARDENT STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

    A: If the merger is consummated, you will receive 3.5 shares of Informix common stock in exchange for each share of Ardent common stock that you own. For example, if you own 1,000 shares of Ardent common stock, you will receive 3,500 shares of Informix common stock in the merger. You will receive only whole shares and will receive cash for any fractional shares.

    Q: WHEN ARE THE SPECIAL STOCKHOLDER MEETINGS RELATING TO THE MERGER AND WHAT SPECIFIC PROPOSALS WILL I BE ASKED TO CONSIDER?

    A: The Ardent meeting will take place on Tuesday, February 29, 2000 at
11:00 a.m., local time. At the Ardent meeting, Ardent stockholders will be asked to adopt the merger agreement among Informix, Iroquois Acquisition Corporation, a wholly-owned subsidiary of Informix, and Ardent, and approve the merger. The Ardent board of directors unanimously recommends that you vote in favor of this proposal.

    The Informix meeting will take place on Tuesday, February 29, 2000 at 8:00 a.m., local time. At the Informix meeting, Informix stockholders will be asked to approve the issuance of shares of Informix common stock necessary to complete the merger. The Informix board of directors recommends that you vote in favor of this proposal.

    Q: IF I AM NOT GOING TO ATTEND MY STOCKHOLDER MEETING, SHOULD I RETURN MY PROXY CARD?

    A: Yes. Please fill out and sign your proxy card and return it in the enclosed envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at your stockholder meeting.

    Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

    A: Your broker will only vote your shares if you provide instructions on how to vote. Without instructions, your shares will not be voted. You should instruct your broker to vote your shares by following the directions provided by your broker. If you are an Ardent stockholder and you do not instruct your broker to vote your shares, this will have the effect of a vote against the proposal relating to adoption of the merger agreement and approval of the merger.

    Q: AS AN ARDENT STOCKHOLDER, WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

    A: Send in a later-dated, signed proxy card to the Secretary of Ardent before the Ardent special meeting or attend the Ardent special meeting and vote in person.

    Q: AS AN INFORMIX STOCKHOLDER, WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

    A: Send in a later-dated, signed proxy card to the Secretary of Informix before the Informix special meeting or attend the Informix special meeting and vote in person.

    Q: AS AN ARDENT STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A: No. After the merger is completed, Informix's exchange agent will send you written instructions for exchanging your stock certificates. Ardent stockholders should not surrender their Ardent stock certificates until after the merger and until they receive a letter of transmittal from the exchange agent. For more information on exchanging shares see "Surrender of Ardent Common Stock Certificates" on page 81.

    Q: WHAT ARE THE TAX CONSEQUENCES TO ARDENT STOCKHOLDERS OF THE MERGER?

    A: The merger is intended to qualify as a tax-free reorganization for federal income tax purposes for the companies and their stockholders. In general, Ardent stockholders will not recognize gain or loss on the exchange of their stock, other than on account of cash received for a fractional share. To review the tax consequences of the merger in greater detail, see "The Merger and Related Transactions--Material Federal Income Tax Consequences of the Merger" on page 70.

    Q: WHO CAN ANSWER MY QUESTIONS?

    A: If you have more questions about the merger, you should contact:

For Informix:                  For Ardent:

Investor Relations             James K. Walsh, Esq.
Department...................
(650) 926-6300                 Vice President and General Counsel
                               (508) 366-3888

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FOUND IN GREATER DETAIL ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. BEFORE YOU DECIDE HOW TO VOTE, WE URGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE MERGER AGREEMENT AND THE OTHER APPENDICES, AS WELL AS THE DOCUMENTS WHICH INFORMIX AND ARDENT HAVE INCORPORATED BY REFERENCE FROM THEIR SEC FILINGS.

THE COMPANIES

   INFORMIX CORPORATION
    4100 Bohannon Drive
    Menlo Park, California 94025
    (650) 926-6300

    Informix is a leading supplier of information management software and solutions to governments and enterprises worldwide. Informix designs, develops, manufactures, markets and supports relational database management systems, object-relational database management systems, connectivity interfaces and gateways, and graphical and character-based application development tools for building database applications that allow customers to access, retrieve and manipulate business data. Informix also offers complete solutions, which include database management software, its own and third party software, and its consulting services, to help customers design and deploy data warehousing, Web-based enterprise repository and electronic commerce applications. Informix's customers include businesses ranging from small corporations to Fortune 100 companies, principally in the manufacturing, financial services, telecommunications, media, retail/wholesale, hospitality and government services sectors. For further information on Informix, see "Where You Can Find More Information" on page 96.

   ARDENT SOFTWARE, INC.
    50 Washington Street
    Westboro, Massachusetts 01581
    (508) 366-3888

    Ardent is a data management software company. Ardent designs, develops and markets easy-to-use and highly compatible products that enable businesses to extract, transform and load increasingly large amounts of information. Ardent's principal products include DataStage, a software product that simplifies the creation of large storage units of data known as data marts and data warehouses, and two extended relational database management systems known as UniVerse and UniData. Ardent markets and sells its products worldwide and provides technical support, consulting and education services to its customers. For more information on Ardent, see "Where You Can Find More Information" on page 96.

   IROQUOIS ACQUISITION CORPORATION
    4100 Bohannon Drive
    Menlo Park, California 94025
    (650) 926-6300

    Iroquois Acquisition Corporation was incorporated in Delaware in November 1999 solely for the purpose of effecting the merger. Iroquois is a wholly-owned subsidiary of Informix and is referred to in this document as "Merger Sub."

WHERE YOU CAN FIND A MORE DETAILED DESCRIPTION OF THE MERGER AGREEMENT (SEE
  PAGES 47 TO 81)

    For a detailed description of the terms of the merger, see "The Merger and Related Transactions" beginning on page 47 and "Other Provisions of the Merger Agreement" beginning on page 72.

    The merger agreement is attached as Appendix A, and is hereby incorporated by reference to this joint proxy statement/prospectus. We encourage you to read the merger agreement since it is the legal document governing the merger.

REASONS FOR THE MERGER (SEE PAGE 49 TO 52)

    The boards of directors of Informix and Ardent believe that the merger may result in a number of benefits to Informix's and Ardent's stockholders, including, among other potential benefits:

    - The combined company would increase stockholder value by competing more effectively in the rapidly growing market for software that facilitates electronic commerce,

    - The merger would provide the combined company with greater depth of skilled personnel, strengthened research and development activity and expanded distribution and support capacity,

    - Customers of both companies would be able to choose from an enhanced set of products,

    - Customers of both companies would have access to expanded support and professional services,

    - The merger may provide the combined company with access to each company's existing customer base and partners, and

    - The creation of a larger customer base, a higher market profile and greater financial strength would present greater opportunities for marketing the products and services of the combined company.

    In addition, the Informix board of directors believes that the merger may result in a number of benefits to Informix and its stockholders, including, among other potential benefits:

    - The Ardent product offerings would enable Informix to offer a complete, integrated software infrastructure solution for data processing, data movement and analytics in electronic commerce,

    - Informix's customers would have access to Ardent's data movement, integration and meta data products,

    - The merger potentially would provide Informix access to Ardent's partners and installed customer base,

    - Informix would have the potential to increase its revenue growth rates, and

    - The merger would provide Informix with the potential to enhance its sales, research and development and support organizations.

    In addition, the Ardent board of directors believes that the merger may result in a number of benefits to Ardent and its stockholders, including, among other benefits:

    - The complementary fit between Informix's position in the Internet infrastructure and business intelligence markets and Ardent's position in the datawarehousing and enterprise information infrastructure markets, including the complementary products, channels, partners, technology and critical skills of the two companies,

    - The merger consideration, as calculated on the date the merger agreement was signed, represented a premium over the market price of Ardent stock which the Ardent board of directors deemed to be appropriate in relation to Ardent's growth potential, and

    - The Ardent stockholders would receive stock in a company which is more widely traded and has greater visibility and coverage in the investment community.

    To review the background and reasons for the merger in greater detail, as well as the risks of the merger, see "The Merger and Related Transactions--Joint Reasons for the Merger" beginning on page 49, "--Informix's Reasons for the Merger and Board Considerations" beginning on page 50, "--Ardent's Reasons for the Merger and Board Considerations" beginning on page 52, "--Background of the Merger" beginning on page 47, "--Opinion of Informix's Financial Advisor" beginning on page 52, "--Opinion of Ardent's Financial Advisor" beginning on page 58 and "Risk Factors--Risks Related to the Merger" beginning on page 15.

SPECIAL MEETING OF THE INFORMIX STOCKHOLDERS (SEE PAGE 40)

    The Informix special meeting will be held at Hyatt Rickey's, located at 4219 El Camino Real, Palo Alto, California on Tuesday, February 29, 2000 at
8:00 a.m., local time. At the meeting, Informix will ask its stockholders to approve the issuance of shares of Informix common stock necessary to complete the merger. You are entitled to vote at the Informix meeting if you owned shares of Informix as of the close of business on January 20, 2000, the record date. At the close of business on the record date, 207,123,491 shares of Informix common stock were outstanding and entitled to vote at the Informix meeting of which less than 1% is held by executive officers and directors of Informix. You will have one vote at the Informix meeting for each share of Informix common stock you owned as of the record date. Notice of the Informix meeting was first mailed to Informix stockholders on or about January 28, 2000.

VOTE REQUIRED AT THE INFORMIX MEETING (SEE PAGE 41)

    The affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the Informix meeting is required to approve the issuance of shares of Informix common stock necessary to complete the merger.

RECOMMENDATION OF INFORMIX'S BOARD OF DIRECTORS (SEE PAGE 40)

    The Informix board of directors believes that the merger is fair, from a financial point of view, to Informix and in the best interests of both Informix and its stockholders. The Informix board of directors recommends that Informix stockholders vote "for" the proposal to approve the issuance of shares of Informix common stock necessary to complete the merger.

SPECIAL MEETING OF THE ARDENT STOCKHOLDERS (SEE PAGE 42)

    The Ardent meeting will be held at Ardent's offices located at 50 Washington Street, Westboro, Massachusetts on Tuesday, February 29, 2000 at 11:00 a.m., local time. At the meeting, Ardent will ask its stockholders to adopt the merger agreement and approve the merger. You are entitled to vote at the Ardent meeting if you owned shares of Ardent as of the close of business on January 20, 2000, the record date. At the close of business on the record date, 19,664,028 shares of Ardent common stock were outstanding and entitled to vote at the Ardent meeting of which approximately 3% is held by executive officers and directors of Ardent. You will have one vote at the Ardent meeting for each share of Ardent common stock you owned as of the record date. Notice of the Ardent meeting was first mailed to Ardent stockholders on or about January 28, 2000.

VOTE REQUIRED AT THE ARDENT MEETING (SEE PAGE 42)

    The affirmative vote of a majority of the shares of Ardent common stock entitled to vote at the Ardent meeting is required to adopt the merger agreement and to approve the merger.

RECOMMENDATION OF ARDENT'S BOARD OF DIRECTORS (SEE PAGE 42)

    The Ardent board of directors believes that the merger is fair and in the best interests of both Ardent and its stockholders. The Ardent board of directors unanimously recommends that Ardent stockholders vote "for" the proposal to adopt the merger agreement and to approve the merger.

WHAT ARDENT SECURITYHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 66)

    If the merger is consummated, Ardent stockholders will receive 3.5 shares of Informix common stock in exchange for each share of Ardent common stock they own prior to the merger. Ardent stockholders will receive only whole shares and will receive cash for any fractional shares.

    Similarly, each option to purchase Ardent common stock will convert into an option to purchase 3.5 times as many shares of Informix common stock at an adjusted per share exercise price. Informix will assume each Ardent option in accordance with the terms of the stock option plan under which the option was issued and the related stock option agreement. Likewise, each outstanding warrant to purchase Ardent common stock will convert into a warrant to purchase
3.5 times as many shares of Informix common stock at an adjusted per share exercise price. Informix will assume each warrant in accordance with its terms. For more information on conversion of Ardent common stock, stock options and warrants, see "The Merger and Related Transactions--Conversion of Ardent Securities" beginning on page 66.

OWNERSHIP OF INFORMIX FOLLOWING THE MERGER

    Based on the capitalization of Ardent on January 20, 2000, the record date, Informix will issue an aggregate of approximately 70,000,000 shares of Informix common stock (excluding shares that may be issued in the future upon exercise of Ardent options or Ardent warrants) in connection with the merger. Based on the closing price of Informix common stock on the record date, those shares will be valued in aggregate at approximately $907.5 million. In addition, by virtue of the merger and based on the number of Ardent options and warrants outstanding on the record date, Informix will be obligated to issue an additional aggregate of approximately 18.8 million shares of Informix common stock upon exercise, if and when exercised, of the Ardent options and Ardent warrants assumed in the merger. Based further on the capitalization of Informix on the record date (not including outstanding options or warrants), and the number of additional shares of Informix common stock that Informix will issue to Ardent stockholders in connection with the merger, the former holders of Ardent common stock will hold approximately 25% of the total number of shares of Informix common stock outstanding immediately after the merger.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF ARDENT IN THE MERGER (SEE PAGE
  67)

    Ardent stockholders should note that Ardent's executive officers and directors have interests in the merger as executive officers and/or directors that are different from, or in addition to, your interest as a stockholder. As a result of their interests, these directors and officers of Ardent may be more likely to vote to approve the merger agreement than if they did not hold these interests. Also, the executive officers and directors of Ardent have signed voting agreements in which they have agreed to vote their shares of Ardent common stock in favor of adoption of the merger agreement and approval of the merger. For more information see "The Merger and Related Transactions--Interests of Executive Officers and Directors of Ardent in the Merger" beginning on page 67, and "Other Provisions of the Merger Agreement--Other Covenants and Agreements--Voting Agreements" beginning on page 75.

    ACCELERATION OF VESTING OF OPTIONS. As required by the terms of Ardent's change of control policy, options held by the executive officers and certain key employees for the purchase of an aggregate of 618,990 shares will immediately vest upon the effectiveness of the merger. These individuals include the following executive officers of Ardent: Peter L. Fiore, vice president, data warehousing, James D. Foy, vice president, engineering, Peter Gyenes, chairman of the board, president and chief executive officer, Charles F. Kane, vice president and chief financial officer, Cornelius McMullan, vice president, international operations, Jason E. Silvia, vice president, services, and James K. Walsh vice president and general counsel.

    Additionally, as required by the terms of the plan under which options to outside directors are issued, approximately 154,242 shares subject to unvested options held by the outside directors will become vested upon the effectiveness of the merger. These options will be exercisable upon the effectiveness of the merger and will continue to be exercisable for a period of 12 months following the merger. These outside directors are Robert G. Claussen, Martin T. Hart and Robert M. Morrill. Further, pursuant to a letter agreement, the options held by director David Brunel will become vested upon the effectiveness of the merger with Informix.

    EXECUTIVE OFFICER SEVERANCE BENEFITS. Under Ardent's change of control policy, the merger with Informix will trigger the severance benefits of the change of control policy in the event Informix terminates the employment of the Ardent executive officers covered by the policy other than for cause during a twelve-month period following the merger. These officers include Messrs. Fiore, Foy, Gyenes, Kane, McMullan, Silvia and Walsh.

    ASSUMPTION OF SPLIT DOLLAR AGREEMENTS. Upon the effectiveness of the merger, Informix will assume Ardent's obligations to pay the premiums on split dollar life insurance agreements that Ardent has entered into with each of Messrs. Brunel, Fiore, Foy, Gyenes, Kane, Silvia and Walsh.

    EMPLOYMENT ARRANGEMENTS. Peter Gyenes has agreed to remain with the combined company for a one year term following the merger. Mr. Gyenes will work for the combined company as a part-time employee, assisting Jean-Yves F. Dexmier, Informix's president and chief executive officer, with the integration of the two businesses. Mr. Gyenes will be paid an annual base salary of $150,000. At the conclusion of the one-year period, Mr. Gyenes will be entitled to receive benefits comparable to those provided under Ardent's change of control policy discussed under "The Merger and Related Transactions--Interests of Executive Officers and Directors of Ardent in the Merger--Executive Officer Severance Benefits" on page 68.

    In addition, Messrs. Fiore, Foy and Silvia have been offered employment arrangements with Informix that will be effective upon the closing of the merger if the arrangements are accepted. Pursuant to such arrangements, Messrs. Fiore, Foy and Silvia would become executive officers of Informix following the merger, and each would be entitled to base salary, bonuses, stock option grants and severance in the event that his employment is terminated by Informix other than for cause in the 12 months following the closing of the merger. For further discussion of these employment arrangements, see "The Merger and Related Transactions--Interests of Executive Officers and Directors of Ardent in the Merger--Employment Arrangements" beginning on page 68.

    INDEMNIFICATION. Informix has agreed to assume Ardent's obligations under the indemnification provisions of Ardent's certificate of incorporation. Informix has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as Ardent's provisions and to maintain these provisions for at least six years following the merger. In addition, Informix has agreed to maintain Ardent's directors' and officers' liability insurance for six years following the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF INFORMIX AND ARDENT FOLLOWING THE MERGER

    After the merger, the Informix board of directors will include two additional directors, Mr. Gyenes and Mr. Robert Morrill, each of whom is currently a member of the Ardent board of directors. Otherwise, the executive management of Informix will not change as a result of the merger. Once the merger occurs, the officers and directors of Informix will become the officers and directors of Ardent.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 70)

    The merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. Assuming the merger so qualifies, in general, no gain or loss will be recognized by holders of Ardent common stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by Informix or Ardent solely as a result of the merger. No ruling has been requested from the Internal Revenue Service regarding the federal income tax consequences of the merger. It is a condition to Ardent's and Informix's respective obligations to complete the merger that they receive from their respective legal counsel tax opinions to the effect that the merger will constitute a reorganization under the Internal Revenue Code. For more information, see "The Merger and Related Transactions--Material Federal Income Tax Consequences of the Merger" beginning on page 70.

    TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

INFORMIX AND ARDENT RECEIVED OPINIONS FROM THEIR FINANCIAL ADVISORS

    In deciding to approve the merger, the boards of directors of Informix and Ardent considered the opinion of their respective financial advisors. Informix received an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that the exchange ratio was fair, from a financial point of view, to Informix. Ardent received an opinion from its financial advisor, SG Cowen Securities Corporation, that the exchange ratio was fair, from a financial point of view, to Ardent's stockholders.

    More information on these opinions is provided in the section of this joint proxy statement/ prospectus entitled "The Merger and Related Transactions--Opinion of Informix's Financial Advisor" beginning on page 52 and "--Opinion of Ardent's Financial Advisor" beginning on page 58. In addition, the opinion of Merrill Lynch is attached as Appendix E to this joint proxy statement/ prospectus and the opinion of SG Cowen is attached as Appendix F to this joint proxy statement/ prospectus. We encourage you to read these sections and the opinions carefully and in their entirety.

CONDITIONS TO THE MERGER (SEE PAGE 77)

    Informix is not required to complete the merger unless a number of conditions are either satisfied or waived by Informix, which include:

    - The representations and warranties made by Ardent in the merger agreement (subject to specified materiality qualifications) are true and correct,

    - Ardent performs its covenants and obligations contained in the merger agreement in all material respects,

    - The necessary stockholder approvals have been obtained,

    - There is no material adverse effect with respect to Ardent,

    - There are no restraining orders, injunctions or other orders preventing the consummation of the merger,

    - Specified executive officers and key employees of Ardent have entered into noncompetition agreements with Informix,

    - KPMG LLP has delivered a letter stating that they concur with the conclusion of Informix management that the transaction will qualify as a pooling of interests, and

    - Deloitte & Touche LLP has delivered a letter to the effect that no conditions exist relating to Ardent which would preclude Ardent from entering into a business combination to be accounted for as a "pooling of interests."

    Ardent is not required to complete the merger unless a number of conditions are satisfied or waived by Ardent, which include:

    - The representations and warranties made by Informix in the merger agreement (subject to specified materiality qualifications) are true and correct,

    - Informix performs its covenants and obligations contained in the merger agreement in all material respects,

    - The necessary stockholder approvals have been obtained,

    - There is no material adverse effect with respect to Informix, and

    - There are no restraining orders, injunctions or other orders preventing the consummation of the merger.

    For more information on the conditions to the merger, see "Other Provisions of the Merger Agreement--Conditions to the Merger" beginning on page 77.

VOTING AGREEMENTS (SEE PAGE 75)

    The executive officers and directors of Ardent, who beneficially own approximately 11% of the outstanding shares of Ardent common stock, including Ardent shares subject to options, as of the record date, have agreed to vote their shares of Ardent common stock in favor of adoption of the merger agreement and approval of the merger. These stockholders have also delivered proxies with respect to such matters to Informix that cannot be revoked.

    The form of the voting agreement that these Ardent stockholders signed and the related irrevocable proxy are included as Appendix B to this joint proxy statement/prospectus.

AFFILIATE AGREEMENTS (SEE PAGE 73)

    Informix and certain stockholders who might be considered affiliates of Ardent under applicable securities laws have entered into affiliate agreements. The purpose of these agreements is to comply with the requirements of federal securities laws and pooling of interests accounting with respect to such stockholders' ability to dispose of Informix common stock received in the merger. A form of these affiliate agreements is included as Appendix C to this joint proxy statement/prospectus.

STOCK OPTION AGREEMENT (SEE PAGE 73)

    Ardent entered into a stock option agreement with Informix that grants Informix the option to acquire shares of Ardent common stock that represent approximately 19.9% of the issued and outstanding shares of Ardent common stock. The exercise price of the option is $38.50 per share. Informix also has the right under some circumstances to require Ardent to purchase the option or the shares acquired by Informix from the exercise of the option.

    Informix required Ardent to grant the option, for no consideration, as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in Ardent and is intended by Informix to increase the likelihood that the merger will be completed.

    The option is not currently exercisable and Informix may exercise the option only if the merger agreement is terminated in circumstances similar to those in which Ardent would be required to pay a termination fee. Otherwise, the option terminates. You are urged to read the stock option agreement, which is attached as Appendix D, in its entirety.

NONCOMPETITION AGREEMENTS (SEE PAGE 75)

    In connection with the merger, several executive officers and key employees of Ardent each agreed to enter into a noncompetition agreement with Informix. Under the noncompetition agreements, these individuals agree not to solicit Informix's employees for employment or compete with Informix in the design, development, marketing, distribution and/or licensing of data integration infrastructure software for e-business, data warehousing and analytical applications, and enterprise portals until 12 months after the effective time of the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 79)

    Informix or Ardent may terminate the merger agreement by mutual written consent, duly authorized by Informix's and Ardent's boards of directors. Either Informix or Ardent may also terminate the merger agreement if the conditions to completion of the merger are not satisfied because of a material breach of the merger agreement by the other party or if a representation or warranty of the other party in the merger agreement becomes materially untrue, either of which is incurable through commercially reasonable efforts. In addition, either Informix or Ardent may terminate the merger agreement under any of the following circumstances:

       - If the merger is not completed by June 30, 2000,

       - If a final court order or other government decree or ruling prohibiting the merger is issued and is not appealable, or

       - If Ardent's stockholders do not adopt the merger agreement and approve the merger or Informix's stockholders do not approve the issuance of the shares of Informix common stock necessary to complete the merger.

    Furthermore, Informix may terminate the merger agreement if:

       - Ardent breaches its obligations not to engage in negotiations with another party about a business combination,

       - Ardent's board of directors withdraws or changes in a manner adverse to Informix its recommendation in favor of the merger,

       - Ardent's board of directors does not reaffirm its recommendation in favor of the merger within five business days after Informix requests reaffirmation following the announcement of any offer or proposal from a party other than Informix relating to an acquisition proposal involving Ardent, such as a merger or a sale of significant assets,

       - Ardent's board of directors approves or recommends any offer or proposal from a party other than Informix relating to an acquisition proposal,

       - Ardent enters into any letter of intent or other agreement accepting any offer or proposal from a party other than Informix relating to an acquisition proposal, or

       - A person unaffiliated with Informix starts a tender or exchange offer relating to the securities of Ardent, and Ardent does not recommend that its stockholders reject such offer within ten business days after the offer is first started.

NO OTHER NEGOTIATIONS INVOLVING ARDENT (SEE PAGE 76)

    Ardent has agreed, subject to some limited exceptions, not to initiate or engage in discussions with another party about a business combination while the merger is pending.

EXPENSES AND TERMINATION FEE (SEE PAGES 79 AND 81)

    Informix and Ardent have agreed that they will each pay their own fees and expenses in connection with the merger, whether or not they consummate the merger, except that they will share equally all fees and expenses (other than attorneys' fees) in connection with the printing and filing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/ prospectus is a part.

    In addition, Ardent has agreed to pay Informix a $25.5 million termination fee in the following situations:

    - Ardent fails to include in the joint proxy statement/prospectus the unanimous recommendation of its board of directors with respect to the merger,

    - The Ardent board of directors approves or recommends an acquisition proposal from a party other than Informix,

    - The Ardent board of directors fails to reaffirm its unanimous recommendation with respect to the merger within five business days after Informix makes a written request following the announcement of an acquisition proposal,

    - The Ardent board of directors has withdrawn, modified or refrained from making its unanimous recommendation or approval in respect of the merger, or has disclosed its intention to change such recommendation,

    - Ardent breaches the non-solicitation clauses of the merger agreement,

    - Ardent enters into any letter of intent or similar documents accepting any acquisition proposal,

    - A tender or exchange offer is commenced by a party unrelated with Ardent or Informix, and Ardent has not sent a statement to its stockholders that it recommends rejection of such tender or exchange offer, or

    - The merger has not been consummated by June 30, 2000 or Ardent has not obtained the approval of its stockholders and a third-party announces an acquisition proposal and within 12 months following the termination of the merger agreement, a company acquisition (as defined below) is consummated or Ardent enters into a letter of intent providing for a company acquisition.

For more information, see "Other Provisions of the Merger
Agreement--Termination; Break-up Fee" beginning on page 79.

MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF SECURITYHOLDERS OF INFORMIX AND
  ARDENT (SEE PAGE 90)

    The rights of Ardent's stockholders are currently governed by Delaware law and Ardent's certificate of incorporation and bylaws. The rights of Informix's stockholders are governed by Delaware law and Informix's certificate of incorporation and bylaws. At the time of the merger, Ardent stockholders will become Informix stockholders. There are important differences between the rights of stockholders of Ardent and stockholders of Informix. For a description of these differences, see "Comparison of Rights of Holders of Ardent Common Stock and Informix Common Stock" beginning on page 90.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 72)

    The merger is intended to be treated as a pooling of interests for accounting purposes. It is a condition to the merger that Informix shall have received a letter from KPMG LLP, its independent accountants, and that Ardent shall have received a letter from Deloitte & Touche LLP, its independent accountants, stating that the independent accountants concur with the conclusions of management of Informix and Ardent, respectively, that the transaction will qualify as a pooling of interests if the transaction is consummated in accordance with the merger agreement, in the case of KPMG LLP, or that any conditions exist that would preclude Ardent from entering into a business combination to be accounted for as a pooling of interests, in the case of Deloitte & Touche LLP.

NO APPRAISAL RIGHTS (SEE PAGE 71)

    Neither Ardent nor Informix stockholders are entitled to appraisal rights in connection with the merger.

REGULATORY APPROVALS (SEE PAGE 78)

    The merger is subject to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which is referred to as the HSR Act. Ardent and Informix have each made the notifications required under the HSR Act and the waiting period under the HSR Act expired on January 20, 2000. The merger must also comply with federal and state securities laws.

MARKETS AND MARKET PRICES

    Informix common stock is quoted on Nasdaq under the symbol "IFMX." Ardent common stock is quoted on Nasdaq under the symbol "ARDT." Following the consummation of the merger, Ardent common stock will cease to be quoted on Nasdaq.

    The following table sets forth various Informix and Ardent common stock closing sale prices per share on November 30, 1999, the last trading day preceding public announcement of the signing of the merger agreement and on January 21, 2000 the latest practicable trading day before printing of this joint proxy statement/prospectus. Additionally, the table shows the Ardent equivalent per share price, which is the equivalent of one share of Ardent common stock calculated by multiplying the price per share of Informix common stock by 3.5.

                                         INFORMIX COMMON STOCK   ARDENT COMMON STOCK   ARDENT EQUIVALENT
DATE                                        PER SHARE PRICE        PER SHARE PRICE      PER SHARE PRICE
----                                     ---------------------   -------------------   -----------------
November 30, 1999.....................          $11.00                 $26.25                $38.50
January 21, 2000......................          $13.19                 $45.00                $46.16

                                  RISK FACTORS

    INFORMIX STOCKHOLDERS AND ARDENT STOCKHOLDERS SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY IN EVALUATING WHETHER TO APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED TOGETHER WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

RISKS RELATED TO THE MERGER

DIFFICULTIES INTEGRATING INFORMIX AND ARDENT MAY PREVENT THE BENEFITS OF THE MERGER FROM BEING REALIZED.

    As a result of the broad scope of Informix's and Ardent's operations and the geographic distance separating their bases of operation, it will be difficult to quickly integrate the products, technologies, research and development activities, administration, sales and marketing and other operations of the two companies. Integration difficulties may disrupt the combined company's business and could prevent the achievement of the potential benefits of the merger. See "The Merger and Related Transactions--Joint Reasons for the Merger." The difficulties, costs and delays involved in integrating the companies, which could be substantial, may include:

    - Distracting management and other key personnel, particularly sales and marketing personnel and senior engineers involved in product development and product definition, from the business of the combined company,

    - Inability to effectively market and distribute Ardent's products or develop Ardent technology so as to produce new or enhanced products that will be accepted in the marketplace,

    - Perceived and potential adverse changes in business focus or product offerings,

    - Failure to generate significant revenue from the sale of newly developed Ardent products,

    - Failure to integrate complex software technology, product lines and software development plans,

    - Potential incompatibility of business cultures,

    - Costs and delays in implementing common systems and procedures, particularly in integrating different information systems,

    - Inability to retain and integrate key management, technical, sales and customer support personnel,

    - Inability to maintain Ardent's existing relationships with its partners,

    - Inability to maintain Ardent's existing customer base or replace the Ardent products used by those customers with Informix products, and

    - Disruption in the combined sales forces may result in a loss of current customers or the inability to close sales with potential customers.

INFORMIX AND ARDENT MAY NOT BE ABLE TO RETAIN OR INTEGRATE KEY PERSONNEL, WHICH MAY PREVENT THE COMBINED COMPANY FROM SUCCEEDING.

    The combined company may not be able to retain its key personnel, including senior management, sales, consulting, technical, marketing and administrative personnel, or attract other qualified personnel in the future. The success of the combined company will depend upon the continued service of key management personnel of both Informix and Ardent. The competition to attract, retain and motivate qualified technical, sales and operations personnel is intense. Informix and Ardent have at times experienced, and continue to experience, difficulty recruiting qualified personnel. The loss of services of any of the key members of the combined company's management team or the combined company's failure to attract and retain other important personnel could disrupt the combined company's operations and have a negative effect on employee productivity and morale, decrease production and harm financial results for the combined company.

    Except for a part-time, one-year arrangement with Peter Gyenes, Ardent's president and chief executive officer, to assist in integration matters, none of the key members of Ardent's current executive management team has accepted an offer of continued employment or otherwise committed to remain with the combined company following the merger. Additionally, in the recent past Informix has had significant turnover at the senior management levels. The inability to attract and retain members of senior management, including some of Ardent's current executive officers, may increase the difficulty of integrating the two companies and otherwise harm the business and operations of the combined company.

    See "Informix has experienced, and anticipates that it will continue to experience, turnover..." and "Informix's executive team may not be able to successfully..." beginning on page 24, for a fuller discussion of the risks related to senior management turnover at Informix.

IF THE COMBINED COMPANY IS UNABLE TO SUSTAIN AND INCREASE INFORMIX'S AND ARDENT'S CURRENT REVENUE, THE COMBINED COMPANY MAY NOT BE ABLE TO ACHIEVE THE POTENTIAL FINANCIAL BENEFITS OF THE MERGER.

    Following the merger, Informix and Ardent may not be able to sustain and increase Ardent's current level of revenue. The failure of the combined company to meet revenue expectations could adversely affect the combined company's operating results and financial condition. A number of factors could cause the combined company to fail to meet such expectations, including:

    - A steeper than expected decline in revenue derived from the licensing of Ardent's embedded database products,

    - The failure to increase the level of revenue derived from the licensing of Ardent's datawarehouse products,

    - The effect of Informix's more generous discount policy on the license fees derived from Ardent's products, and

    - The loss of current and potential Ardent customers because a significant number of Ardent's customers use database management software acquired from Informix's competitors or choose not to use Informix's products.

IF THE PRICE OF INFORMIX COMMON STOCK DECREASES BEFORE THE MERGER, ARDENT STOCKHOLDERS WILL RECEIVE LESS DOLLAR VALUE FOR THEIR ARDENT STOCK, AND AT THE TIME THEY VOTE TO APPROVE THE MERGER THEY WILL NOT KNOW THE VALUE OF THE INFORMIX COMMON STOCK THEY WILL RECEIVE WHEN THE MERGER IS COMPLETED.

    As a result of the merger, each Ardent stockholder will receive 3.5 shares of Informix common stock for each share of Ardent common stock held. This exchange ratio is fixed, and as a result, Ardent stockholders will not be compensated for decreases in the market price of Informix common stock that could occur before the merger. In addition, Ardent does not have "walk-away rights" and consequently cannot terminate the merger agreement solely because Informix's stock price declines. The market prices of Informix common stock and Ardent common stock as of a recent date are set forth under "Summary--Markets and Market Prices." Ardent stockholders are advised to obtain recent market quotations for Informix common stock and Ardent common stock. Additionally, there may be some time between when Ardent stockholders vote to approve the merger and when the merger is actually completed, during which the price of Informix common stock could decline. As a consequence, Ardent stockholders will not know at the time they vote the value of the shares of Informix common stock they will receive in the merger.

THE MERGER WILL DECREASE THE VOTING CONTROL THAT INFORMIX STOCKHOLDERS WILL HAVE OVER THE COMBINED COMPANY.

    After the merger, the current stockholders of Informix will own approximately 75% of the outstanding shares of Informix common stock. Therefore, Informix's current stockholders' ownership interest in Informix will be diluted by approximately 25%. The issuance of additional shares of Informix common stock in connection with the exercise of Ardent options being assumed by Informix in the merger will cause further dilution to the current stockholders of Informix. This decrease in ownership means that current Informix stockholders will have reduced voting power in the combined company.

THE MERGER WILL GREATLY INCREASE THE NUMBER OF FREELY TRADABLE INFORMIX SHARES, WHICH COULD DRIVE DOWN THE PRICE OF INFORMIX STOCK.

    If the merger is consummated, Informix will issue to stockholders of Ardent an aggregate of approximately 70,000,000 shares of Informix common stock based on the number of shares of Ardent common stock outstanding as of the record date. Almost all of these shares will be freely tradable upon consummation of the merger. As a result, substantial sales of Informix common stock could occur immediately after the merger, which could cause the price of Informix common stock to drop. In addition, based on the number of Ardent options and warrants outstanding as of the record date, approximately 18.8 million additional shares of Informix common stock will be reserved for issuance to holders of Ardent options and warrants to be assumed by Informix in the merger. Future sales of a substantial number of such shares of Informix common stock could adversely affect or cause substantial fluctuations in the market price of Informix common stock.

THERE WILL BE SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER THAT COULD DIVERT RESOURCES FROM OTHER PRODUCTIVE USES.

    Informix and Ardent estimate that the negotiation and implementation of the merger will result in aggregate costs and expenses of $30 million to $40 million. These expenses will prevent the combined company from spending that amount on other, possibly more productive, uses. These costs will primarily relate to costs associated with combining the operations of the two companies and the fees of financial advisors, attorneys and accountants. Although we believe that the costs will not exceed this estimate, the estimate may be incorrect or unanticipated contingencies may occur which substantially increase the costs of combining the operations of Informix and Ardent.

SOME OFFICERS AND DIRECTORS OF ARDENT HAVE CONFLICTS OF INTEREST ARISING OUT OF PERSONAL BENEFITS TO BE RECEIVED IN THE MERGER THAT COULD INFLUENCE THEIR SUPPORT OF THE MERGER.

    The personal benefits to be received in the merger by Ardent's executive officers and directors may raise conflicts of interest for each of these individuals because the receipt of these benefits may favorably influence their support of the merger. In particular, Ardent's change of control policy provides for severance benefits and the continuation of premium payments under whole-life insurance policies benefiting some of Ardent's executive officers and directors. Moreover, Informix and Mr. Gyenes have entered into a memorandum of understanding regarding an employment arrangement for a term of one year following the merger. Informix has also made offers of employment to Peter Fiore, James Foy and Jason Silvia that would provide salary, bonus, stock options and severance to such individuals. In addition, most of the outstanding options to purchase Ardent common stock held by executive officers and directors will, in accordance with the terms of various policies, plans and agreements, become fully vested as a result of the merger. Further, Mr. Gyenes and Mr. Morrill will be nominated and appointed to serve as directors on the Informix board of directors immediately following the merger. Under the merger agreement, Informix has agreed to indemnify and provide directors' and officers' liability insurance for the directors and officers of Ardent for six years following the merger. See "The Merger and Related Transactions--Interests of Executive Officers and Directors of Ardent in the Merger" beginning on page 67.

THE COMBINED COMPANY MAY EXPERIENCE DIFFICULTY IN REALIZING THE POTENTIAL FINANCIAL OR STRATEGIC BENEFITS OF FUTURE BUSINESS ACQUISITIONS, WHICH COULD HURT THE COMBINED COMPANY'S ABILITY TO GROW ITS BUSINESS AND SELL ITS PRODUCTS.

    In the future, the combined company may acquire or invest in other businesses which offer products, services and technologies that it believes would help expand or enhance its products and services or help expand distribution channels. If the combined company were to make such an acquisition or investment, the following risks could impair its ability to grow its business, to develop new products and, ultimately, to sell its products:

    - Difficulty in combining the technology, operations or work force of the acquired business,

    - Disruption of its on-going businesses,

    - Difficulty in realizing the potential financial or strategic benefits of the transaction,

    - Difficulty in maintaining uniform standards, controls, procedures and policies, and

    - Possible impairment of relationships with employees and customers as a result of the integration of new businesses and management personnel.

    The consideration for any future acquisition could be paid in cash, shares of the combined company's common stock, or a combination of cash and its common stock. If the consideration is paid in the combined company's common stock, existing stockholders would be further diluted. Any amortization of goodwill or other assets resulting from any acquisition could materially adversely affect the combined company's operating results and financial condition.

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF INFORMIX AND ARDENT

    THE RISKS SET FORTH BELOW ARE A NUMBER OF THE RISKS RELATING TO THE BUSINESS AND OPERATIONS OF EACH OF INFORMIX AND ARDENT. IT IS IMPORTANT FOR STOCKHOLDERS OF INFORMIX AND ARDENT TO UNDERSTAND THESE RISKS BECAUSE, AFTER THE MERGER, THEY COULD HARM THE BUSINESS OF THE COMBINED COMPANY.

THE QUARTERLY OPERATING RESULTS OF INFORMIX AND ARDENT ARE SUBJECT TO FLUCTUATIONS CAUSED BY MANY FACTORS, WHICH COULD RESULT IN INFORMIX OR ARDENT FAILING TO ACHIEVE REVENUE OR PROFITABILITY EXPECTATIONS.

    Informix's and Ardent's quarterly and annual results of operations have varied significantly in the past and are likely to continue to vary in the future due to a number of factors described below and elsewhere in this "Risk Factors" section, many of which are beyond Informix's or Ardent's control. Any one or more of the factors listed below or other factors could cause Informix or Ardent to fail to achieve their revenue or profitability expectations. In particular, the failure to meet market expectations could cause a sharp drop in either company's stock price. These factors include:

    - Changes in demand for their products and services, including changes in industry growth rates,

    - The size, timing and contractual terms of large orders for their software products,

    - Adjustments of delivery schedules to accommodate customer or regulatory requirements,

    - The budgeting cycles of their customers and potential customers,

    - Any downturn in their customers' businesses, in the domestic economy or in international economies where their customers do substantial business,

    - Changes in their pricing policies resulting from competitive pressures, such as aggressive price discounting by their competitors or other factors,

    - Their ability to develop and introduce on a timely basis new or enhanced versions of their products and solutions,

    - Changes in the mix of revenues attributable to domestic and international sales, and

    - Seasonal buying patterns which tend to peak in the fourth quarter.

INTENSE COMPETITION COULD ADVERSELY AFFECT INFORMIX'S AND ARDENT'S ABILITY TO SELL THEIR PRODUCTS OR GROW THEIR BUSINESS.

    Informix and Ardent may not be able to compete successfully against current and/or future competitors and such inability could impair their ability to sell their products. The market for their products is highly competitive, diverse and is subject to rapid change. Moreover, Informix and Ardent expect that the technology for database products generally, and, in particular, the technology underlying database solutions and products for the Internet and datawarehousing products, will continue to change rapidly. For example, as customers embrace the Internet, Informix and Ardent need to develop and enhance their software solutions to support Internet applications. It is possible that Informix's and Ardent's products will be rendered obsolete by technological advances.

    Informix and Ardent currently face competition from a number of sources, including several large vendors that develop and market databases, applications, development tools, decision support products, consulting services and/or complete database-driven solutions for the Internet. Informix's principal competitors include Computer Associates, IBM, Microsoft, NCR/Teradata, Oracle and Sybase. Ardent's primary competitors are Progress Software, Oracle, Informatica and Sagent. Additionally, as Informix and Ardent expand their business in the markets of datawarehousing and Web/e-commerce, Informix and Ardent expect to compete with a different group of companies, including small, highly-focused companies offering single products or services that Informix and Ardent include as part of an overall solution. A number of Informix's and Ardent's competitors have significantly greater financial, technical, marketing and other resources than they have. As a result, these competitors may be able to respond more quickly to new or emerging technologies, evolving markets and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than Informix and Ardent can.

COMPETITION MAY AFFECT THE PRICING OF INFORMIX'S AND ARDENT'S PRODUCTS OR SERVICES, AND CHANGES IN PRODUCT MIX MAY OCCUR, EITHER OF WHICH MAY REDUCE ITS MARGINS.

    Existing and future competition or changes in Informix's and Ardent's product or service pricing structure or product or service offerings could result in an immediate reduction in the prices of Informix's and Ardent's products or services. Also, a significant change in the mix of software products and services that Informix sells, including the mix between higher margin software and maintenance products and lower margin consulting and training, could materially adversely affect its operating results for future quarters. Additionally, if significant price reductions in their products or services were to occur and not be offset by increases in sales volume, their operating margins would be adversely affected. For example, several of Informix's competitors have announced the development of enhanced versions of their principal database products that are intended to improve the performance or expand the capabilities of their existing products. New or enhanced products by existing competitors or new competitors could result in greater price pressure on both Informix's and Ardent's products.

    In addition, the following factors could affect the pricing of relational database management solutions products and related products:

    - The industry movement to new operating systems, like Windows NT, Linux and other low-cost operating systems available through other appliances,

    - Access to relational database management solutions products through low-end desktop computers,

    - Access to database-driven solutions, including object-relational database management systems products, through the Internet,

    - The bundling of software products for promotional purposes or as a long-term pricing strategy by competitors, and

    - Informix's own practice of bundling its software products for enterprise licenses or for promotional purposes with its partners.

    In particular, the pricing strategies of competitors in the software database industry have historically been characterized by aggressive price discounting to encourage volume purchasing by customers. Informix and Ardent may not be able to compete effectively against competitors who continue to aggressively discount the prices of their products.

IF INFORMIX AND ARDENT DO NOT RESPOND ADEQUATELY TO THEIR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS OR DO NOT CONTINUE TO MEET THE SOPHISTICATED NEEDS OF THEIR CUSTOMERS, SALES OF THE COMBINED COMPANY'S PRODUCTS MAY DECLINE.

    Informix's and Ardent's future success will depend on their ability to address the increasingly sophisticated needs of their customers by supporting existing and emerging hardware, software, database and networking platforms. Informix and Ardent will have to develop and introduce commercially viable enhancements to their existing products and solutions on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. If Informix and Ardent do not enhance their products to meet these evolving needs, they will not sell as many products. Their position in existing, emerging or potential markets could be eroded rapidly by product advances. For example, certain of Ardent's planned products in the areas of data warehouse and database management are in various stages of development. These products may prove not to be commercially viable or may experience operational problems after commercial introduction. Any such operational problems could delay or defeat the ability of such products to generate revenue.

    Informix's and Ardent's product development efforts will continue to require substantial financial and operational investments. Informix and Ardent may not have sufficient resources to make the necessary investments or to attract and retain qualified software development engineers. In addition, they may not be able to internally develop new products or solutions quickly enough to respond to market forces. As a result, they may have to acquire technology or access to products or solutions through mergers and acquisitions, investments and partnering arrangements. They may not have sufficient cash, access to funding, or available equity to engage in such transactions. Moreover, they may not be able to forge partnering arrangements or strategic alliances on satisfactory terms, or at all, with the companies of their choice.

ANY CANCELLATIONS OR DELAYS IN PLANNED CUSTOMER PURCHASES OF INFORMIX'S AND ARDENT'S PRODUCTS OR SERVICES COULD MATERIALLY ADVERSELY AFFECT THEIR NET INCOME AND COULD SUBSTANTIALLY REDUCE QUARTERLY REVENUES.

    Because Informix and Ardent do not know when, or if, potential customers will place orders and finalize contracts, they cannot accurately predict revenue and operating results for future quarters. If there is a downturn in potential customers' businesses, the domestic economy in general, or in international economies where Informix and Ardent derive substantial revenue, potential customers may defer or cancel planned purchases of their products. Because Informix and Ardent base operating expenses on anticipated revenue levels and because a high percentage of their expenses are relatively fixed, delays in the recognition of revenues from even a limited number of product license transactions could cause significant variations in operating results from quarter to quarter, which could cause net income to fall significantly short of anticipated levels.

IF A LARGE NUMBER OF THE ORDERS THAT ARE TYPICALLY BOOKED AT THE END OF A QUARTER ARE NOT BOOKED, INFORMIX'S AND ARDENT'S NET INCOME FOR THAT QUARTER COULD BE SUBSTANTIALLY REDUCED.

    Informix's and Ardent's software license revenue in any quarter often depends on orders booked and shipped in the last month, weeks or days of that quarter. At the end of each quarter, both Informix and Ardent typically have either minimal or no backlog of orders for the subsequent quarter. If a large number of orders or several large orders do not occur or are deferred, revenue in that quarter could be substantially reduced.

SEASONAL TRENDS IN SALES OF INFORMIX'S AND ARDENT'S SOFTWARE PRODUCTS COULD ADVERSELY AFFECT THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS.

    Informix's and Ardent's sales of software products have been affected by seasonal purchasing trends that materially affect Informix's and Ardent's quarter-to-quarter operating results. Informix and Ardent expect these seasonal trends to continue in the future. Revenue and operating results in each company's quarter ending December 31 are typically higher relative to each company's other quarters because many customers make purchase decisions based on their calendar year-end budgeting requirements and because both Informix and Ardent measure their sales incentive plans for sales personnel on a calendar year basis. As a result, both Informix and Ardent have historically experienced a substantial decline in revenue in the first quarter of each fiscal year relative to the preceding quarter.

THE LENGTHY SALES CYCLE FOR PRODUCTS MAKES REVENUES SUSCEPTIBLE TO FLUCTUATIONS.

    Any delay in the sales cycle of a large transaction or a number of smaller transactions could result in significant fluctuations in Informix's and Ardent's quarterly operating results. Informix's and Ardent's sales cycles typically take many months to complete and vary depending on the product, service or solution that is being sold. The length of the sales cycle for both companies may vary depending on a number of factors over which neither company may have control, including the size of a potential transaction and the level of competition that they encounter in their selling activities. The sales cycle can be further extended for sales made through third party distributors.

EACH OF INFORMIX'S AND ARDENT'S FUTURE REVENUE AND ITS ABILITY TO MAKE INVESTMENTS IN DEVELOPING ITS PRODUCTS IS SUBSTANTIALLY DEPENDENT UPON ITS INSTALLED CUSTOMER BASE CONTINUING TO LICENSE ITS PRODUCTS AND RENEW ITS SERVICE AGREEMENTS.

    Each of Informix and Ardent depends on its installed customer base for future revenue from services and licenses of additional products. If either company's customers fail to renew their maintenance agreements, its revenue will be harmed. The maintenance agreements are generally renewable annually at the option of the customers and there are no minimum payment obligations or obligations to license additional software. Therefore, current customers may not necessarily generate significant maintenance revenue in future periods. In addition, customers may not necessarily purchase additional products or services. Each of Informix's and Ardent's services revenue and maintenance revenue also depend upon the continued use of these services by its installed customer base. Any downturn in software license revenue could result in lower services revenue in future quarters. Moreover, if either license revenue or revenue from services declines, the combined company may not have sufficient cash to finance investments or acquire technology.

THE SUCCESS OF INFORMIX'S AND ARDENT'S INTERNATIONAL OPERATIONS IS DEPENDENT UPON MANY FACTORS WHICH COULD ADVERSELY AFFECT THE COMBINED COMPANY'S ABILITY TO SELL ITS PRODUCTS INTERNATIONALLY AND COULD AFFECT ITS PROFITABILITY.

    International sales represented approximately 50% of Informix's total revenue during the nine months ended September 30, 1999 and 39% of Ardent's total revenue during the nine months ended September 30, 1999. The international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could adversely affect the combined company's ability to sell its products internationally, and therefore, its profitability, including the following:

    - Difficulties in staffing and managing international operations,

    - Problems in collecting accounts receivable,

    - Longer payment cycles,

    - Fluctuations in currency exchange rates,

    - Seasonal reductions in business activity during the summer months in Europe and certain other parts of the world,

    - Uncertainties relative to regional, political and economic circumstances,

    - Recessionary environments in foreign economies, and

    - Increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries.

    In particular, instability in the Asian-Pacific and Latin American economies and financial markets, which together accounted for approximately 20% of Informix's and 9% of Ardent's total net revenues during the nine months ended September 30, 1999, could adversely affect the combined company's ability to sell its products internationally.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY TRANSACTION LOSSES.

    Despite efforts to manage foreign exchange risk, Informix's and Ardent's hedging activities may not adequately protect the combined company against the risks associated with foreign currency fluctuations. As a consequence, the combined company may incur losses in connection with fluctuations in foreign currency exchange rates. Most of the international revenue and expenses are denominated in local currencies. Due to the substantial volatility of currency exchange rates, among other factors, it is not possible to predict the effect of exchange rate fluctuations on the combined company's future operating results. Although Informix takes into account changes in exchange rates over time in its pricing strategy, it does so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. In addition, as noted previously, the sales cycles for Informix's and Ardent's products are relatively long. Foreign currency fluctuations could, therefore, result in substantial changes in the financial impact of a specific transaction between the time of initial customer contact and revenue recognition. In addition to the hedging program, Informix has implemented a foreign exchange hedging program consisting principally of the purchase of forward foreign exchange contracts in the primary European and Asian currencies. This program is intended to hedge the value of intercompany accounts receivable or intercompany accounts payable denominated in foreign currencies against fluctuations in exchange rates until such receivables are collected or payables are disbursed. Additionally, uncertainties related to the Euro conversion could adversely affect Informix's hedging activities.

IF THE INTERNET DOES NOT CONTINUE TO DEVELOP AS INFORMIX ANTICIPATES, OR IF THE COMBINED COMPANY'S PRODUCT OFFERINGS ARE NOT ACCEPTED IN THIS MARKET, THE COMBINED COMPANY MAY NOT BE ABLE TO GROW ITS BUSINESS.

    The Internet is a rapidly evolving market. Informix is unable to predict whether and to what extent Internet computing and electronic commerce will be embraced by consumers and traditional businesses. Informix's successful introduction of database-driven products and solutions for the Internet market will depend in large measure on:

    - The commitment by hardware and software vendors to manufacture, promote and distribute Internet access appliances,

    - The lower cost of ownership of Internet computing relative to client/server architecture, and

    - The ease of use and administration relative to client/server architecture.

    In addition, if a sufficient number of vendors do not undertake a commitment to the market, the market may not accept Internet computing or Internet computing may not generate significant revenues for Informix's business. Also, standards for network protocols, as well as other industry-adopted and de facto standards for the Internet, are evolving rapidly. There can be no assurance that standards Informix has chosen will position its products and the combined company's products to compete effectively for business opportunities as they arise on the Internet. The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and exchanging information is likely only if the Internet provides these businesses with greater efficiencies and improvements. The failure of the Internet to continue to develop as a commercial or business medium could materially adversely affect Informix's, Ardent's or the combined company's business. Even if the Internet and electronic commerce are widely accepted and adopted by consumers and businesses, the combined company's database products and database-driven solutions for the Internet may not succeed. Informix recently announced its intention to focus a substantial part of its product development and sales efforts on developing and selling technology and services for the Internet market. This market is new to Informix's and Ardent's product development, marketing and sales organizations. Neither company may be able to market and sell products and solutions in this market successfully. In addition, the combined company's database products and database-driven solutions for the Internet may not compete effectively with its competitors' products and solutions. Further, the combined company may not generate significant revenue and/or margin in this market. Any of these events could materially, adversely affect the combined company's business, operating results and financial condition.

IF THE DATA WAREHOUSE MARKET DOES NOT CONTINUE TO GROW, OR IF THE COMBINED COMPANY'S PRODUCT OFFERINGS IN THIS MARKET ARE NOT ACCEPTED, THE COMBINED COMPANY MAY NOT BE ABLE TO SELL ITS PRODUCTS OR GROW ITS BUSINESS.

    The data warehouse market may not continue to grow, or may not grow rapidly, and Informix's and Ardent's customers may not expand their use of data warehouse products. In addition, the combined company may not be able to market and sell its products and solutions in this market or otherwise compete effectively and generate significant revenue. Although demand for data warehouse software has grown in recent years, the market is still emerging. The combined company's future financial performance in this area will depend to a large extent on:

    - Continued growth in the number of organizations adopting data warehouses,

    - The combined company's success in developing partnering arrangements with developers of software tools and applications for the data warehouse market, and

    - Existing customers expanding their use of data warehouses.

RECENT ORGANIZATIONAL CHANGES COULD DISRUPT INFORMIX'S BUSINESS OPERATIONS AND COULD ADVERSELY AFFECT THE SALES OF INFORMIX'S PRODUCTS.

    On October 1, 1999, Informix reorganized its operating business divisions into four new business groups: the TransAct Business Group, which is responsible for delivering on-line transaction processing products; the i.Foundation Business Group, which is responsible for delivering products that provide the technological foundation for Internet-based electronic commerce solutions; the i.Informix Business Group, which is responsible for delivering Internet-based solutions for electronic commerce; and the i.Intelligence Business Group, which is responsible for delivering Internet-based data warehouse products and solutions. Informix may not achieve the anticipated benefits of this reorganization. In addition, the reorganization could disrupt Informix's current business operations, including its product development and sales efforts. Further, any such disruption or other operational difficulty encountered while implementing the organization could distract Informix's management team and cause uncertainty and confusion among its customers.

INFORMIX HAS EXPERIENCED, AND ANTICIPATES THAT IT WILL CONTINUE TO EXPERIENCE, TURNOVER AT ITS SENIOR MANAGEMENT LEVELS, WHICH COULD HARM ITS BUSINESS AND OPERATIONS.

    In July 1999, Informix announced the appointment of Jean-Yves F. Dexmier as a member of the board of directors and president and chief executive officer, while Robert J. Finocchio resigned his position as president and chief executive officer. Mr. Finocchio continues to be actively involved in Informix's management in his capacity as the chairman of the board. During the past six months, several of Informix's senior executive officers have resigned, including its (i) vice president and treasurer, (ii) vice president, human resources and
(iii) vice president, web and e-commerce division, all three of whom have since been replaced, as well as the vice president, corporate controller, who resigned when Informix replaced the corporate controller position with two controller positions, both of which report directly to Informix's chief financial officer. Also, Informix's vice president, corporate marketing, resigned effective December 31, 1999. Informix expects that this high turnover at its senior management levels will continue and that other senior executive officers will also resign.

    Of Informix's senior executive officers and key employees, only Robert J. Finocchio, chairman of the board, and the former president and chief executive officer, is bound by an employment agreement, the terms of which are nonetheless at-will. In addition, Informix does not maintain key man life insurance on its employees and has no plans to do so. The loss of the services of one or more of Informix's current senior executive officers or key employees could harm its business and could affect its ability to successfully implement its business objectives. Informix's future success will depend to a significant extent on the continued service of its current senior executives. If Informix were to lose the services of one or more of its current senior executives or key employees, this could adversely affect its ability to grow its business and achieve its business objectives, particularly if one or more of those executives or key employees decided to join a competitor or otherwise compete directly or indirectly with Informix.

INFORMIX'S EXECUTIVE TEAM MAY NOT BE ABLE TO SUCCESSFULLY WORK TOGETHER TO MEET ITS BUSINESS OBJECTIVES.

    Since the beginning of 1998, Informix has expanded its ability to deliver products and solutions for the Internet, including e-commerce solutions, and business intelligence solutions driven by its datawarehouse technology. Informix's management team has not worked together for a significant length of time and may not be able to successfully implement this strategy. If the management team is unable to accomplish Informix's business objectives, it could materially adversely affect Informix's ability to grow its business. As noted above, Mr. Dexmier was appointed as the president and chief executive officer in July 1999. In addition, two new executive officers, the vice president and treasurer and the vice president, i.Intelligence Business Group, joined Informix in July 1999 and the vice president, human resources, joined Informix in October 1999. Almost all of Informix's other executive officers have joined the company since the beginning of fiscal 1998.

IF INFORMIX AND ARDENT FAIL TO PROTECT THEIR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY BE ABLE TO USE THEIR TECHNOLOGY OR TRADEMARKS AND THIS WOULD WEAKEN THE COMPETITIVE POSITION OF THE COMBINED COMPANY, REDUCE THE COMBINED COMPANY'S REVENUE AND INCREASE COSTS.

    The combined company's success will continue to be heavily dependent upon proprietary technology. Both Informix and Ardent rely primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect their proprietary rights. These means of protecting proprietary rights may not be adequate, and the inability to protect intellectual property rights may adversely affect the combined company's business and/or financial condition. Informix currently holds eight United States patents and several pending applications. Ardent currently holds two United States patents. There can be no assurance that any other patents covering either company's inventions will be issued or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers. The combined company's ability to sell its products and prevent competitors from misappropriating its proprietary technology and trade names is dependent upon protecting its intellectual property. Both Informix's and Ardent's products are generally licensed to end-users on a "right-to-use" basis under a license that restricts the use of the products for the customer's internal business purposes. Informix and Ardent also rely on "shrink-wrap" and "click-on" licenses, which include a notice informing the end-user that by opening the product packaging, or in the case of a click-on license by clicking on an acceptance icon and downloading the product, the end-user agrees to be bound by the license agreement. Despite such precautions, it may be possible for unauthorized third parties to copy aspects of their current or future products or to obtain and use information that is regarded as proprietary. In addition, Informix and Ardent have both licensed the source code of their products to certain customers under certain circumstances and for restricted uses. Both Informix and Ardent have also entered into source code escrow agreements with a number of their customers that generally require release of source code to the customer in the event the company enters bankruptcy or liquidation proceedings or otherwise ceases to conduct business. Informix and Ardent may also be unable to protect their technology because:

    - Competitors may independently develop similar or superior technology,

    - Policing unauthorized use of software is difficult,

    - The laws of some foreign countries do not protect proprietary rights in software to the same extent as do the laws of the United States,

    - "Shrink-wrap" and/or "click-on" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions, and

    - Litigation to enforce intellectual property rights, to protect trade secrets, or to determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources.

IN THE FUTURE, THIRD PARTIES COULD, FOR COMPETITIVE OR OTHER REASONS, ASSERT THAT INFORMIX'S AND ARDENT'S PRODUCTS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS.

    Third parties may claim that Informix's or Ardent's current or future products infringe their proprietary rights. These claims, with or without merit, could harm the combined company's business by increasing costs and by adversely affecting its ability to sell its products. Any claim of this type could affect the combined company's relationships with either company's existing customers and prevent future customers from licensing its products. Any such claim, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the combined company to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. It is expected that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry segment grows and the functionality of products in different industry segments overlaps.

ERRORS IN INFORMIX'S AND ARDENT'S PRODUCTS OR THE FAILURE OF PRODUCTS TO CONFORM TO CUSTOMER SPECIFICATIONS OR EXPECTATIONS COULD RESULT IN THEIR CUSTOMERS DEMANDING REFUNDS FROM THE COMBINED COMPANY, ASSERTING CLAIMS FOR DAMAGES OR LIMITING SALES OF PRODUCTS.

    Because both companies' software products are complex, they often contain errors or "bugs" that can be detected at any point in a product's life cycle. While both companies continually test their products for errors and work with customers through their customer support services to identify and correct bugs in their software, it is expected that product errors will continue to be found in the future. Although many of these errors may prove to be immaterial, some could be significant. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of the combined company's products, diversion of development resources, injury to its reputation, or increased service and warranty costs.

THE FAILURE OF INFORMIX'S OR ARDENT'S PRODUCTS TO CONFORM TO CUSTOMER SPECIFICATIONS OR EXPECTATIONS COULD RESULT IN DECREASED SALES OF THE COMBINED COMPANY'S PRODUCTS.

    A key determinative factor in future success will continue to be the ability of each company's products to operate and perform well with existing and future leading, industry-standard application software products intended to be used in connection with relational and object-relational database management system products. Failure to meet in a timely manner existing or future interoperability and performance requirements of certain independent vendors could adversely affect the market for the combined company's products. Commercial acceptance of the combined company's products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals about the combined company, its products or business, or by the advertising or marketing efforts of competitors, or by other factors that could adversely affect consumer perception.

POTENTIAL YEAR 2000 PROBLEMS MAY OCCUR WHICH COULD RESULT IN SIGNIFICANT COSTS TO THE COMBINED COMPANY.

    To date, neither Informix nor Ardent has experienced any disruption of its business or key systems as a result of year 2000 problems. Similarly, neither Informix nor Ardent has been informed of any year 2000 problems encountered by its customers relating to their use of Informix's or Ardent's software products. It is possible, however, that Informix or Ardent or their respective customers may encounter year 2000 problems at a later time. If such problems were to arise, the combined company could incur substantial costs or the interruption in or a failure of certain normal business activities or operations, which could hurt the combined company's business. If Ardent's or Informix's customers experience year 2000 related problems as a result of their use of Informix's or Ardent's software products, then those customers could assert claims for damages which, if successful, could result in significant costs to the combined company, damage the combined company's operations or adversely affect its ability to sell its products.

IF THE RDBMS AND ORDBMS MARKETS DO NOT GROW AS QUICKLY AS INFORMIX ANTICIPATES, INFORMIX MAY SELL FEWER PRODUCTS.

    If the growth rates for the relational and object-relational database management systems, or RDBMS or ORDBMS, respectively, decline for any reason, there will be less demand for Informix's products, which would have a negative impact on the combined company's business and financial results. Prior to fiscal 1997, the RDBMS industry grew significantly, due in part to the continuing development of new technologies and products responsive to customer requirements. In fiscal 1997 and 1998, however, growth rates throughout the industry slowed and the future growth rate of the RDBMS market cannot be predicted.

    Delays in market acceptance of Informix's ORDBMS products could result in fewer product sales for Informix. In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes, in addition to conventional character data, audio, video, text and three-dimensional graphics in a high-performance scalable environment. Since 1996, Informix has invested substantial resources in developing its ORDBMS product line. The market for ORDBMS products is new and evolving, and its growth depends upon a growing need to store and manage complex data and upon broader market acceptance of Informix's products as a solution for this need. Organizations may not choose to make the transition from conventional RDBMS products to ORDBMS products.

THE SETTLEMENT OF INFORMIX'S SECURITIES CLASS ACTION LITIGATION WILL FURTHER DILUTE EXISTING STOCKHOLDERS.

    Informix recently entered into a settlement agreement with respect to several federal and state securities lawsuits. As a result of the settlement agreement (which has received final approval from both federal and state courts), Informix will have to issue at least 9,000,000 shares of its common stock to the plaintiffs and their lawyers, which will further dilute the stockholdings of Informix's existing stockholders. In addition, pursuant to the proposed settlement, the total value of the shares of Informix's common stock to be issued must total at least $91.0 million. Depending on Informix's stock price, the company may have to issue more than the 9,000,000 shares described above.

SETTLEMENT OF SEC INVESTIGATION COULD HARM INFORMIX'S BUSINESS.

    In July 1997, the SEC issued a formal order of private investigation of Informix and certain unidentified other entities and persons with respect to accounting matters, public disclosures and trading activity in Informix's securities that were not described in the formal order. During the course of the investigation, Informix learned that the investigation concerned the events leading to the restatement of its financial statements, including fiscal years 1994, 1995 and 1996, that was publicly announced in November 1997.

    Effective January 11, 2000, Informix and the SEC have entered into a settlement of the investigation as to Informix. Pursuant to the settlement, Informix consented to the entry by the SEC of an Order Instituting Public Administrative Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease and Desist Order. Pursuant to the order, Informix neither admitted nor denied the findings, except as to jurisdiction, contained in the order.

    The order prohibits Informix from violating and causing any violation of the anti-fraud provisions of the federal securities laws, for example by making materially false and misleading statements concerning its financial performance. The order also prohibits Informix from violating or causing any violation of the provisions of the federal securities laws requiring Informix to: (1) file accurate quarterly and annual reports with the SEC; (2) maintain accurate accounting books and records; and (3) maintain adequate internal accounting controls. Pursuant to the order, Informix is also required to cooperate in the SEC's continuing investigation of other entities and persons. In the event that Informix violates the order, Informix could be subject to substantial monetary penalties.

    As a consequence of the issuance of the order, Informix will not, for a period of three years from the date of the issuance of the order, be able to rely on the "safe harbor" for forward-looking statements contained in the federal securities laws. The "safe harbor," among other things, limits potential legal actions against Informix in the event a forward-looking statement concerning Informix's anticipated performance turns out to be inaccurate, unless it can be proved that, at the time the statement was made, Informix actually knew that the statement was false. At this time, Informix is not able to predict whether its inability to rely on the "safe harbor" will limit Informix in making forward-looking statements. If Informix's ability to make forward-looking statements is limited or prevented, it could have a material adverse affect upon Informix's business and operations. In the event that Informix is a defendant in any private securities litigation brought under the federal securities laws, its legal position in the litigation could be materially adversely affected by its inability to rely on the "safe harbor" provisions for forward-looking statements.

FAILURE TO CONTINUE TO STRENGTHEN INFORMIX'S INTERNAL ACCOUNTING CONTROLS COULD ADVERSELY AFFECT ITS ABILITY TO ACCURATELY FORECAST AND REPORT ITS FINANCIAL RESULTS WHICH COULD RESULT IN REDUCED CUSTOMER CONFIDENCE AND ADVERSELY AFFECT ITS ABILITY TO SELL ITS PRODUCTS.

    Although Informix has made significant progress in its efforts to strengthen its accounting controls and processes, it may not be able to hire and retain enough finance personnel to continue to do so. If Informix is unable to continue to strengthen its accounting controls and processes, that inability could adversely affect its ability to accurately forecast and report its financial results. Any customer uncertainty about Informix's internal accounting controls could have an adverse effect on its ability to sell its products. In connection with their audit of Informix's consolidated financial statements for the year ended December 31, 1998, KPMG LLP, its current independent auditors, notified the company that they had identified certain conditions which, collectively, represented a continuing material weakness in Informix's internal accounting controls during the year ended December 31, 1998. The identified conditions were significant turnover and a lack of adequate resources in the accounting and finance departments, a failure to have timely and complete account analyses and reconciliations at the end of each financial reporting period, the absence of a formal budgeting process, and a lack of up-to-date formal written accounting policies and procedures. Informix has taken, and continues to take, actions to strengthen its internal accounting controls. Informix has:

    - Added a significant number of experienced accounting and finance personnel,

    - Improved its account reconciliation and review processes,

    - Created a 1999 revenue and operating expense budget by quarter that was approved by its board of directors, and

    - Engaged in a comprehensive review of its accounting policies and procedures, as well as its compliance with its existing accounting policies and procedures.

    Informix has made significant progress toward addressing each of the identified conditions. Informix's independent auditors have informed it that the existence of the identified conditions did not affect the report on its consolidated financial statements for the year ended December 31, 1998. In addition, it is Informix's conclusion that the existence of the identified conditions for the year ended December 31, 1998 had no effect on its reported financial results for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999. Moreover, based on the existing personnel, policies and procedures, monthly financial statement review, account reconciliations and general business processes, including forecasting, it is Informix's conclusion that during the quarters ended March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999, Informix maintained, and it continues to maintain, effective internal control over financial reporting. Moreover, in its annual report on Form 10-K for the year ended December 31, 1997, Informix stated that Ernst & Young LLP, its former independent auditors, had issued a letter identifying certain material weaknesses in its internal accounting controls for the year ended December 31, 1997. During fiscal year 1998, Informix devoted substantial effort and expense to addressing those material weaknesses.

THE RIGHTS OF INFORMIX'S SERIES B PREFERRED STOCKHOLDERS MAY ADVERSELY AFFECT THE RIGHTS OF INFORMIX COMMON STOCKHOLDERS.

    Holders of Informix's series B preferred shares have certain rights that may adversely affect holders of Informix's common stock. At January 20, 2000, 7,000 shares of Informix's series B preferred stock remained outstanding.

    RIGHTS TO CONSENT TO CORPORATE TRANSACTIONS.

    Informix's agreements with the purchasers of its series B preferred stock contain covenants that could impair its ability to engage in various corporate transactions in the future, including financing transactions and certain transactions involving a change-in-control or acquisition of Informix's assets or equity, or that could otherwise be disadvantageous to the company and the holders of its common stock. In particular, an acquisition of Informix's assets or equity may not be effected without the consent of the holders of the outstanding series B preferred stock or without requiring the acquiring entity to assume the series B preferred stock or cause the series B preferred stock to be redeemed. These provisions are likely to make an acquisition more difficult and expensive and could discourage potential acquirors. Informix made certain covenants in connection with the issuance of the series B preferred stock which could limit its ability to obtain additional financing by, for example, providing the holders of the series B preferred stock certain rights of first offer and prohibiting Informix from issuing additional preferred stock without the consent of the series B preferred stockholders.

    CONVERSION RIGHTS.

    The shares of Informix's series B preferred stock are convertible into shares of its common stock based on the trading prices of its common stock during future periods. Any conversion of series B preferred stock into its common stock will dilute the existing common stockholders. Informix is also obligated to issue upon conversion of the series B preferred stock additional warrants to acquire shares of its common stock equal to 20% of the total number of shares of common stock into which the series B preferred stock converts. The exercise of these warrants will have further dilutive effect to the holders of Informix's common stock. As of January 20, 2000, 7,000 shares of series B preferred stock remained outstanding and, assuming a $4.00 per share conversion price, were convertible into 1,750,000 shares of Informix's common stock, and warrants to purchase an aggregate of 350,000 additional shares of the company's common stock would become issuable upon such conversion. If the conversion price of the series B preferred stock is determined during a period when the trading price of Informix's common stock is low, the resulting number of shares of common stock issuable upon conversion of the series B preferred stock could result in greater dilution to the holders of Informix's common stock. As of January 20, 2000, series B preferred stockholders had converted an aggregate of 43,000 shares of series B preferred stock into 8,694,804 shares of Informix's common stock and warrants to purchase an aggregate of 1,938,947 shares of Informix's common stock.

    PENALTY PROVISION.

    The terms of Informix's series B preferred financing agreements also include certain penalty provisions that are triggered if Informix fails to satisfy certain obligations. For instance, Informix must keep a registration statement in effect for the resale of shares of its common stock issued or issuable upon conversion of the series B preferred shares and upon exercise of the warrants.

INFORMIX MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS.

    Informix may be subject to claims for damages related to product errors in the future. A material product liability claim could materially adversely affect Informix's business because of the costs of defending against these types of lawsuits, diversion of key employees' time and attention from the business and potential damage to the company's reputation. Although Informix has not experienced any product liability claims to date, the sale and support of its products entail the risk of such claims. While Informix carries insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. Informix's license agreements with its customers typically contain provisions designed to limit exposure to potential product liability claims. Such limitation of liability provisions may not be effective under the laws of certain jurisdictions to the extent local laws treat certain warranty exclusions as unenforceable.

PROVISIONS IN INFORMIX'S CHARTER DOCUMENTS WITH RESPECT TO UNDESIGNATED PREFERRED STOCK MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR INFORMIX.

    Informix's board of directors is authorized to issue up to 5,000,000 shares of undesignated preferred stock in one or more series. Of the 5,000,000 shares of preferred stock, 440,000 shares have been designated series A preferred, none of which is outstanding; 440,000 shares have been designated series A-1 preferred, none of which is outstanding; and 50,000 shares have been designated series B preferred, of which 7,000 shares remained outstanding as of January 20, 2000. Subject to the prior consent of the holders of the series B preferred stock, Informix's board of directors can fix the price, rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by its stockholders. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by Informix's stockholders. As a result, the market price of Informix's common stock and the voting and other rights of the holders of its common stock may be adversely affected. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Informix's common stock, including the loss of voting control to others.

OTHER PROVISIONS IN INFORMIX'S CHARTER DOCUMENTS WITH RESPECT TO UNDESIGNATED PREFERRED STOCK MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR INFORMIX AND PREVENT CHANGES IN THE COMPANY'S MANAGEMENT WHICH ITS STOCKHOLDERS MAY FAVOR.

    Other provisions in Informix's charter documents could discourage potential acquisition proposals and could delay or prevent a change in control transaction that the company's stockholders may favor. The provisions include:

    - Elimination of the right of stockholders to act without holding a meeting,

    - Certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings, and

    - A board of directors divided into three classes, with each class standing for election once every three years.

    These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions involving an actual or threatened change of control. These provisions are designed to reduce Informix's vulnerability to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for shares of Informix's common stock, and consequently, may also inhibit fluctuations in the market price of Informix's common stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in Informix's management.

    In addition, Informix has adopted a rights agreement, commonly referred to as a "poison pill," that grants holders of Informix's common stock preferential rights in the event of an unsolicited takeover attempt. These rights are denied to any stockholder involved in the takeover attempt and this has the effect of requiring cooperation with the company's board of directors. This may also prevent an increase in the market price of Informix's common stock resulting from actual or rumored takeover attempts. The rights agreement could also discourage potential acquirors from making unsolicited acquisition bids.

DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS WHICH MAY ADVERSELY AFFECT THE MARKET PRICE FOR INFORMIX COMMON STOCK AND PREVENT CHANGES IN ITS MANAGEMENT THAT ITS STOCKHOLDERS MAY FAVOR.

    Informix is incorporated in Delaware and is subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents certain Delaware corporations, including those corporations, such as Informix, whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" would include, among other things, a merger or consolidation involving Informix and an interested stockholder and the sale of more than 10% of Informix's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the antitakeover provisions. Informix does not intend to "opt out" of these antitakeover provisions of Delaware Law.

INFORMIX'S COMMON STOCK LIKELY WILL BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS WHICH MAY PREVENT STOCKHOLDERS FROM RESELLING THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES.

    Fluctuations in the price and trading volume of Informix's common stock may prevent stockholders from reselling their shares above the price at which they purchased their shares. Stock prices and trading volumes for many software companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the market price of Informix's common stock without regard to the company's operating performance. In addition, Informix's operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of Informix's common stock would likely decrease significantly. The market price of Informix's common stock has fluctuated significantly in the past and may continue to fluctuate significantly because of:

    - Market uncertainty about the company's business prospects or the prospects for the RDBMS ORDBMS markets in general,

    - Revenues or results of operations that do not match analysts' expectations,

    - The introduction of new products or product enhancements by Informix or its competitors,

    - General business conditions in the software industry,

    - Changes in the mix of revenues attributable to domestic and international sales, and

    - Seasonal trends in technology purchases and other general economic conditions.

                                 THE COMPANIES

BUSINESS OF INFORMIX

    Informix is a leading supplier of information management software and solutions to governments and enterprises worldwide. Informix designs, develops, manufactures, markets and supports:

    - Relational and object-relational database management systems, or RDBMS and ORDBMS, respectively,

    - Connectivity interfaces and gateways, and

    - Graphical and character-based application development tools for building database applications that allow customers to access, retrieve and manipulate business data.

    Informix also offers complete solutions, which include database management software, Informix's own and third party software, and consulting services, to help customers design and deploy data warehousing, Web-based enterprise repository and electronic commerce applications.

    Informix believes that technological advances, including the development and commercialization of the Internet, will lead to increasingly sophisticated customer requirements for data storage and management beyond the functionality offered by conventional RDBMS products. In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes audio, video, text and three dimensional graphics in addition to conventional character data. Since 1996, Informix has devoted substantial resources to the development of ORDBMS products, which provide RDBMS functionality for complex data such as images, video, audio and spatial data, and tools for applications in multimedia and entertainment, digital media publishing and financial services.

    Organizations employ RDBMS and ORDBMS software for use in storing, managing and retrieving the large amounts of data necessary to support four types of systems:

    - Internal management information systems, such as accounting, human resources and manufacturing,

    - Mission-critical on-line transaction processing systems that process business information from a large number of locations or users,

    - Data warehousing/data mart systems that aggregate data from multiple sources and perform sophisticated analyses to support business decisions, and

    - Internet applications, including dynamic site publishing, information retrieval and electronic commerce.

    In October 1999, Informix acquired Cloudscape, Inc. and expanded its capability to deliver a client database with a small footprint, pure Java, fully synchronizable technology. In December 1998, Informix expanded its ability to deliver data warehousing solutions by acquiring Red Brick Systems, Inc. and integrating Red Brick's data mart technology into Informix's suite of products that form the core of its data warehousing solution.

    RDBMS and, increasingly, ORDBMS software is being used to drive Internet applications, from site publishing and information retrieval to electronic commerce.

    Informix markets its products to end-users on a worldwide basis directly through its sales force and indirectly through applications resellers, original equipment manufacturers and distributors. The principal geographic markets for its products are North America, Europe, the Asia/Pacific region and Latin America. In recent years, approximately half of Informix's total revenues have been generated outside North America. Informix's principal customers include businesses ranging from small corporations to Fortune 1000 companies, principally in the manufacturing, financial services, telecommunications, media, retail/wholesale, hospitality and government services sectors.

    Iroquois Acquisition Sub, or the Merger Sub, was incorporated in Delaware in November 1999 solely for the purpose of effecting the merger. Merger Sub is a wholly-owned subsidiary of Informix.

    Informix's corporate headquarters are located at 4100 Bohannon Drive, Menlo Park, California 94025. Informix's telephone number at that address is
(650) 926-6300.

BUSINESS OF ARDENT

    Ardent is a data management software company. Ardent designs, develops and markets easy-to-use and highly compatible products that enable businesses to extract, transform and load increasingly large amounts of information. Ardent's principal products include DataStage, a software product that simplifies the creation of large storage units of data known as data marts and data warehouses, and two extended RDBMS known as UniVerse and UniData.

    Ardent currently has two business units which are based on two general product areas: data warehouses and databases. Ardent maintains 68 sales/distribution offices in 52 countries around the world. In addition to direct sales, Ardent has established relationships with more than 1,000 value added resellers. These value added resellers market Ardent's products in connection with other products and services which, as a combined package, provide business solutions for all phases of a company's operations.

    In addition to its product-focused business units, Ardent provides customers worldwide with a full spectrum of services. These services include technical support for customers who purchase maintenance contracts, education and consulting services.

    Internationally, Ardent has wholly-owned international subsidiaries located in the United Kingdom, France, Switzerland, Spain, Netherlands, Sweden, New Zealand, Hong Kong, Singapore, Canada, Germany, South Africa, Australia and Japan. Ardent also has exclusive distributors in Argentina, Brazil, Ecuador and Spain.

    Ardent's corporate headquarters are located at 50 Washington Street, Westboro, Massachusetts 01581. Ardent's telephone number at that address is
(508) 366-3888.

      SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    Informix and Ardent are providing the following consolidated financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Informix and Ardent have filed with the SEC. See "Where You Can Find More Information" on page 96.

    Informix and Ardent each prepare its financial statements on the basis of a fiscal year ending on December 31. Informix derived its information from the supplemental consolidated financial statements of Informix audited by KPMG LLP as of and for the year ended December 31, 1998, the supplemental consolidated financial statements of Informix audited by Ernst & Young LLP as of December 31, 1997 and for each of the two years in the period then ended, the unaudited supplemental consolidated balance sheet as of December 31, 1996, the audited consolidated financial statements of Informix audited by Ernst & Young LLP as of December 31, 1995 and 1994 and for each of the years then ended and the unaudited financial statements as of and for the nine months ended September 30, 1998 and 1999. Ardent derived its information from consolidated financial statements of Ardent audited by Deloitte & Touche LLP as of December 31, 1998, 1997, 1996, 1995 and 1994 and for each of the years then ended and from the unaudited financial statements as of and for the nine months ended September 30, 1998 and 1999.

    The selected supplemental and historical consolidated financial information for both Informix and Ardent reflects the effects of recent acquisitions, non-recurring charges and extraordinary losses. The supplemental consolidated financial statements of Informix give retroactive effect to the merger, accounted for as a pooling of interests, with Cloudscape, Inc. on October 8, 1999. The supplemental consolidated financial statements of Informix have been restated for all periods presented as if Cloudscape and Informix had always been combined.

    The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Informix and Ardent consider necessary for a fair presentation of their respective financial positions and results of operations for these periods. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1999 or any other period.

    For purposes of the pro forma consolidated statement of operations data, Informix's supplemental consolidated statements of operations for the nine months ended September 30, 1999 and 1998, and the three years ended
December 31, 1998, 1997 and 1996, have been combined with the Ardent financial statements for the nine months ended September 30, 1999 and 1998, and the three years ended December 31, 1998, 1997 and 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

INFORMIX SELECTED SUPPLEMENTAL AND HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                ---------------------   ---------------------------------------------------------
                                                 1999(1)      1998       1998(2)     1997(3)      1996        1995        1994
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues..................................  $ 620,424   $ 520,587   $ 735,506   $ 663,892   $ 734,540   $ 636,547   $ 451,969
Operating income (loss).......................     48,626      29,949      53,286    (359,453)    (61,787)     68,725      77,229
Net income (loss).............................    (53,934)     27,630      50,184    (360,388)    (74,019)     38,600      48,293
Preferred stock dividend......................       (829)     (1,816)     (3,478)       (301)         --          --          --
Value assigned to warrants....................         --      (1,982)     (1,982)     (1,601)         --          --          --
Net income (loss) applicable to common
  stockholders................................    (54,763)     23,832      44,724    (362,290)    (74,019)     38,600      48,293

Net income (loss) per common share:
  Basic.......................................  $   (0.28)  $    0.14   $    0.26   $   (2.37)  $   (0.49)  $    0.27   $    0.35
  Diluted.....................................  $   (0.28)  $    0.13   $    0.25   $   (2.37)  $   (0.49)  $    0.26   $    0.34

Shares used in per share calculations
  Basic.......................................    195,930     166,917     169,581     152,543     149,525     145,062     137,742
  Diluted.....................................    195,930     180,359     182,400     152,543     149,525     150,627     142,782

CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.................................  $ 215,931   $ 163,057   $ 226,552   $ 157,628   $ 262,075   $ 253,209   $ 194,153
Working capital (deficit).....................    111,833      (8,586)     31,260    (138,803)      3,000     163,594     184,867
Total assets..................................    583,320     547,312     622,065     566,021     883,259     682,445     447,769
Long-term obligations.........................      2,090       5,201       3,759       6,544       2,394       2,846         892
Retained earnings (accumulated deficit).......   (283,848)   (254,489)   (231,934)   (282,118)     78,269     154,098     115,668
Total stockholders' equity....................    262,523     132,921     212,044      60,762     325,337     357,747     269,400

------------------------------

(1) In the nine month period ended September 30, 1999, Informix recorded a charge of $97.0 million related to the settlement of the private securities and related litigation against it.

(2) In fiscal 1998, Informix recorded restructuring-related adjustments that increased operating income by $10.3 million and, in connection with Informix's acquisition of Red Brick in December 1998, recorded a charge to operations of $2.6 million for in-process research and development which had not yet reached technological feasibility and had no alternative future uses.

(3) In fiscal 1997, Informix recorded a restructuring charge of $108.2 million, a write-down of certain assets in Japan of $30.5 million and a write-down of capitalized software of $14.7 million.

ARDENT SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                             -------------------   ----------------------------------------------------
                                               1999       1998       1998       1997       1996       1995       1994
                                             --------   --------   --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue....................................  $120,173   $ 84,681   $119,260   $102,728   $110,499   $92,721    $81,888
Other charges(1)...........................    14,947     14,895     14,895      3,642     12,758     7,381      5,562
Income (loss) from operations..............     6,481     (2,589)     4,578     (5,788)    (7,615)   (3,019)     2,525
Income (loss) before extraordinary item....     1,164     (3,068)     1,637     (8,921)    (7,611)   (2,626)      (148)
Net income (loss)(2).......................     1,164     (3,068)     1,637     (8,921)    (9,993)   (2,626)      (148)

Basic income (loss) per common share:
  Before extraordinary item(2).............  $   0.07   $  (0.21)  $   0.11   $  (0.65)  $  (0.58)  $ (0.21)   $ (0.01)
  Net income (loss)........................  $   0.07   $  (0.21)  $   0.11   $  (0.65)  $  (0.76)  $ (0.21)   $ (0.01)

Diluted income (loss) per common share:
  Before extraordinary item(2).............  $   0.06   $  (0.21)  $   0.10   $  (0.65)  $  (0.58)  $ (0.21)   $ (0.01)
  Net income (loss)........................  $   0.06   $  (0.21)  $   0.10   $  (0.65)  $  (0.76)  $ (0.21)   $ (0.01)

  Shares for basic calculation.............    17,574     14,604     14,790     13,751     13,701    12,623     12,474
  Shares for diluted calculation...........    19,760     14,604     16,724     13,751     13,071    12,623     12,474

CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments............  $ 37,904   $ 22,218   $ 24,167   $ 24,155   $ 15,545   $12,654    $16,293
Working capital............................    22,018      7,336     13,087     12,548     18,314    18,873     24,800
Total assets...............................   164,452     83,802     82,804     93,984     94,516    79,833     78,779
Total long-term liabilities................        --      4,900         --     21,190     21,704    12,085     12,091
Accumulated deficit........................   (20,719)   (26,588)   (21,883)   (23,520)   (14,050)   (3,818)    (1,192)
Stockholders' equity.......................   102,812     35,376     43,790     32,082     35,851    41,134     41,983

------------------------------

(1) During the periods presented, Ardent recorded several charges related to restructurings, litigation, and mergers and acquisitions. In 1994, $2,750,000 was recorded relating to the estimated amount of purchased in-process research and development acquired in a business combination, $650,000 in litigation related charges were recorded, $1,700,000 in restructuring costs were recorded and $462,000 was recorded to write off the carrying value of acquired technology. In 1995, $6,882,000 was recorded related to the merger with Easel Corporation and $499,000 in litigation related costs were recorded. In 1996, $7,858,000 was recorded related to restructurings of the business and the exit from certain unprofitable business lines and $4,900,000 was recorded related to the estimated amount of purchased in-process research and development acquired in a business combination. In 1997, Ardent incurred losses related to the disposal of a subsidiary and a loss on a joint venture. These items totaled $602,000. Also in 1997, Ardent recorded $3,040,000 related to the estimated amount of purchased in-process research and development acquired in a business combination. In February 1998, $14,895,000 in merger-related charges were recorded in connection with the merger with Unidata. The nine months ended September 30, 1999 include $9,895,000 in restructuring costs and $5,052,000 in purchased in-process research and development.

(2) In 1996, Ardent recorded an extraordinary loss of $2,382,000 related to the disposition of product lines and businesses that were present at the date of the merger with Easel Corporation. Since the merger was accounted for as a pooling of interests and the dispositions were not contemplated at the date of the merger, the amounts associated with the total loss on the dispositions were presented as an extraordinary item.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                 ---------------------   ---------------------------------
                                                   1999        1998        1998        1997        1996
                                                 ---------   ---------   ---------   ---------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues...................................  $ 739,278   $ 605,268   $ 854,520   $ 766,620   $ 845,039
Operating income (loss)........................     55,107      27,360      57,864    (365,241)    (69,402)
Net income (loss) before extraordinary item....    (52,770)     24,562      51,821    (369,309)    (81,630)
Net income (loss)..............................    (52,770)     24,562      51,821    (369,309)    (84,012)
Preferred stock dividend.......................       (829)     (1,816)     (3,478)       (301)         --
Value assigned to warrants.....................         --      (1,982)     (1,982)     (1,601)         --
Net income (loss) applicable to common
  stockholders.................................    (53,599)     20,764      46,361    (371,211)    (84,012)
Basic income (loss) per common share
  Before extraordinary item....................  $   (0.21)  $    0.10   $    0.21   $   (1.85)  $   (0.42)
  Net income (loss)............................  $   (0.21)  $    0.10   $    0.21   $   (1.85)  $   (0.43)
Diluted income (loss) per common share
  Before extraordinary item....................  $   (0.21)  $    0.09   $    0.19   $   (1.85)  $   (0.42)
  Net income (loss)............................  $   (0.21)  $    0.09   $    0.19   $   (1.85)  $   (0.43)

Shares used in per share calculations
  Basic........................................    257,439     218,031     221,344     200,672     195,273
  Diluted......................................    257,439     237,712     240,933     200,672     195,273

                                                    AS OF
                                              SEPTEMBER 30, 1999
CONSOLIDATED BALANCE SHEET DATA:              ------------------
Cash, cash equivalents and short-term
  investments...............................       $ 253,835
Working capital (deficit)...................          98,851
Total assets................................         747,316
Long-term obligations.......................           2,090
Retained earnings (accumulated deficit).....        (339,567)
Total stockholders' equity..................         330,335

                           COMPARATIVE PER SHARE DATA

    The following tables set forth certain supplemental and historical per share data of Informix and Ardent and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling of interests accounting basis assuming the issuance of 3.5 shares of Informix common stock in exchange for each share of Ardent common stock. This data is derived from and should be read in conjunction with the Selected Supplemental Consolidated Financial Data, the Selected Historical Consolidated Financial Data and the separate supplemental and historical consolidated financial statements of Informix and Ardent incorporated by reference in this joint proxy statement/ prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations. Neither Informix nor Ardent declared any cash dividends related to their respective common stock during the periods presented.

                                                            NINE MONTHS
                                                               ENDED
                                                           SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                        -------------------   ------------------------------
                                                          1999       1998       1998       1997       1996
                                                        --------   --------   --------   --------   --------
Supplemental Informix:
  Basic net income (loss) per common share............   $(0.28)    $ 0.14     $0.26      $(2.37)    $(0.49)
  Diluted net income (loss) per common share..........   $(0.28)    $ 0.13     $0.25      $(2.37)    $(0.49)

Historical Ardent:
  Basic income (loss) per common share
    Before extraordinary item.........................   $ 0.07     $(0.21)    $0.11      $(0.65)    $(0.58)
    Net income (loss).................................   $ 0.07     $(0.21)    $0.11      $(0.65)    $(0.76)
  Diluted net income (loss) per share
    Before extraordinary item.........................   $ 0.06     $(0.21)    $0.10      $(0.65)    $(0.58)
    Net income (loss).................................   $ 0.06     $(0.21)    $0.10      $(0.65)    $(0.76)

Pro forma combined diluted net income (loss):
  Per Informix share..................................   $(0.20)    $ 0.09     $0.19      $(1.81)    $(0.42)
  Equivalent per Ardent share.........................   $(0.72)    $ 0.32     $0.66      $(6.35)    $(1.46)

Book value per share
  Supplemental Informix...............................   $ 1.35                $1.11
  Historical Ardent...................................   $ 5.35                $2.78
  Pro forma combined per Informix share...............   $ 1.26                $0.90
  Pro forma equivalent combined per Ardent share......   $ 4.41                $3.14

    To assist you in understanding the table above, we used the following methods:

    - We calculated the equivalent pro forma combined per Ardent share amount by multiplying the pro forma combined share amounts by the exchange ratio of
      3.5 shares of Informix common stock for each share of Ardent common stock.

    - We computed the historical book value per share by dividing stockholders' equity by the number of shares of common stock outstanding at September 30, 1999 and December 31, 1998. We computed the pro forma combined book value per share by dividing pro forma stockholders' equity by the pro forma number of shares of Informix common stock outstanding as of September 30, 1999 and December 31, 1998, assuming the merger had occurred as of those dates. We calculated the pro forma equivalent combined book value per Ardent share by multiplying the pro forma combined book value per Informix share by the exchange ratio of 3.5 shares of Informix common stock for each share of Ardent common stock.

                         COMPARATIVE MARKET PRICE DATA

    Informix's common stock is traded on The Nasdaq National Market under the symbol "IFMX." Ardent's common stock is traded on The Nasdaq National Market under the symbol "ARDT." The following table sets forth for the periods indicated the quarterly high and low sales prices for each of Informix and Ardent reported on The Nasdaq National Market.

                                                                  INFORMIX              ARDENT
                                                                COMMON STOCK         COMMON STOCK
                                                              -----------------   -------------------
                                                               HIGH      LOW        HIGH       LOW
                                                              ------   --------   --------   --------
FISCAL YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $24.38    $14.88     $ 7.88     $ 5.75
  Second Quarter............................................   12.13      6.56       8.63       5.88
  Third Quarter.............................................   12.44      5.88      10.88       7.75
  Fourth Quarter............................................    8.25      4.00      11.75       6.63
FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................  $ 9.88    $ 4.81     $15.13     $ 7.00
  Second Quarter............................................   10.44      6.00      15.88      10.25
  Third Quarter.............................................    7.91      3.50      15.44      10.00
  Fourth Quarter............................................    9.88      3.75      23.88       9.50
FISCAL YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................  $14.00    $ 7.00     $28.00     $13.25
  Second Quarter............................................    9.81      6.03      23.00      14.38
  Third Quarter.............................................    9.75      6.75      27.50      18.63
  Fourth Quarter............................................   13.31      6.38      38.44      18.75
FISCAL YEAR ENDING DECEMBER 31, 2000
  First Quarter (through January 21, 2000)..................  $13.50    $ 7.88     $46.25     $31.88

    On November 30, 1999, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the last reported sale prices on Nasdaq were $11.00 per share of Informix common stock and $26.25 per share of Ardent common stock. On January 21, 2000, the last reported sale prices on Nasdaq were $13.19 per share of Informix common stock and $45.00 per share of Ardent common stock. As of January 20, 2000, the record date, there were approximately 4,136 stockholders of record of Informix common stock and 325 stockholders of record of Ardent Common Stock.

    Because the exchange ratio of 3.5 is fixed, changes in the market price of Informix common stock will affect the dollar value of the Informix common stock to be received by stockholders of Ardent in the merger. Ardent stockholders are urged to obtain current market quotations for Informix common stock and Ardent common stock prior to the Ardent meeting.

    Neither Informix nor Ardent has paid cash dividends related to their respective common stock. After the merger, Informix intends to retain earnings for development of its business and not to distribute earnings to common stockholders as dividends. The declaration and payment by Informix of any future dividends and the amount thereof will depend upon Informix's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the Informix board of directors.

                  SPECIAL MEETING OF THE INFORMIX STOCKHOLDERS

WHEN AND WHERE THE MEETING WILL BE HELD

    This joint proxy statement/prospectus is being furnished to Informix stockholders as part of the solicitation of proxies by the Informix board of directors for use at the Informix special meeting of stockholders to be held on Tuesday, February 29, 2000 at 8:00 a.m., local time, at Hyatt Rickey's, located at 4219 El Camino Real, Palo Alto, California, and at any adjournments or postponements thereof. This joint proxy statement/prospectus, and the accompanying proxy card, are first being mailed to holders of Informix capital stock on or about January 28, 2000.

PURPOSE OF THE MEETING

    The purpose of the Informix special meeting is to consider and vote upon a proposal to approve the issuance of shares of Informix common stock necessary to complete the merger.

    If the stockholders approve the merger and it is completed, holders of Ardent common stock will receive 3.5 shares of Informix common stock for each share of Ardent common stock they own, with cash paid for fractional shares. Similarly, each outstanding Ardent stock option and warrant will convert into an option or warrant to purchase 3.5 times as many shares of Informix common stock at an adjusted exercise price. See "The Merger and Related Transactions--Conversion of Ardent Securities."

RECOMMENDATION OF INFORMIX'S BOARD OF DIRECTORS

    The Informix board of directors believes that the merger is fair, from a financial point of view, to Informix and in the best interests of both Informix and its stockholders. The Informix board of directors recommends that Informix stockholders vote "for" the proposal to issue the shares of common stock necessary to complete merger.

RECORD DATE AND OUTSTANDING SHARES

    You are entitled to vote at the Informix meeting if you owned shares of Informix as of the close of business on January 20, 2000, the record date. At the close of business on the record date, 207,123,491 shares of Informix common stock were outstanding and entitled to vote at the Informix meeting. You will have one vote at the Informix meeting for each share of Informix common stock you owned as of the record date.

VOTING OF PROXIES

    The Informix proxy card accompanying this joint proxy statement/prospectus is solicited on behalf of the Informix board of directors for use at the Informix meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Informix. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Informix meeting in accordance with the instructions indicated thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ISSUANCE OF SHARES OF INFORMIX COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. The Informix board of directors does not presently intend to bring any business before the Informix meeting other than the specific proposal relating to the merger referred to in this joint proxy statement/prospectus and specified in the notice of the Informix meeting. So far as is known to the Informix board of directors, no other matters are to be brought before the Informix meeting. As to any business that may properly come before the Informix meeting, including, among other things, consideration of any motion made for adjournment of the Informix meeting (including, without limitation, for purposes of soliciting additional votes for approval of the issuance of Informix common stock pursuant to the merger agreement), it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the person voting such proxies.

VOTE REQUIRED TO APPROVE THE ISSUANCE OF INFORMIX COMMON STOCK

    Under Nasdaq rules, approval of the issuance of shares of Informix common stock pursuant to the merger requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting. Informix is not a constituent corporation of the legal merger of Merger Sub with and into Ardent and, therefore, specific approval of the merger agreement by Informix's stockholders is not required under Delaware law or Informix's certificate of incorporation or bylaws.

    Each holder of record of Informix common stock as of the record date is entitled to cast one vote for each common share held, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Informix at the Informix meeting.

    The matters to be considered at the Informix meeting are of great importance to the stockholders of Informix. Accordingly, stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The presence, in person or by properly executed proxy, of at least the holders of a majority of the outstanding shares of Informix common stock entitled to vote at the Informix meeting shall constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Informix meeting. Abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal, whereas broker non-votes are not counted as votes cast and accordingly, once a quorum is present, will have no effect on the proposal.

HOW TO CHANGE YOUR VOTE

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the secretary of Informix at Informix's principal offices, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

APPRAISAL RIGHTS

    Under Delaware law, Informix stockholders are not entitled to appraisal rights in connection with the merger.

SOLICITATION OF PROXIES AND EXPENSES

    Informix will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Informix may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Informix will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Informix common stock and request authority for the exercise of proxies. In such cases, Informix, upon the request of the record holders, will reimburse such record holders for their reasonable expenses. Informix will retain Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $10,000.

INDEPENDENT AUDITORS

    Representatives of KPMG LLP, independent auditors for Informix, are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

                   SPECIAL MEETING OF THE ARDENT STOCKHOLDERS

WHEN AND WHERE THE MEETING WILL BE HELD

    This joint proxy statement/prospectus is being furnished to Ardent stockholders as part of the solicitation of proxies by the Ardent board of directors for use at the Ardent special meeting of stockholders to be held on Tuesday, February 29, 2000 at 11:00 a.m., local time, at Ardent's offices at 50 Washington Street, Westboro, Massachusetts, and at any adjournments or postponements thereof. This joint proxy statement/prospectus, and the accompanying proxy card, are first being mailed to holders of Ardent common stock on or about January 28, 2000.

PURPOSE OF THE MEETING

    The purpose of the Ardent meeting is to consider and vote upon a proposal to adopt the merger agreement and to approve the merger.

    If the stockholders adopt the merger agreement and approve the merger and it is completed, holders of Ardent common stock will receive 3.5 shares of Informix common stock for each share of Ardent common stock they own, with cash paid for fractional shares. Similarly, each outstanding Ardent stock option and warrant will convert into an option or warrant to purchase 3.5 times as many shares of Informix common stock, at an adjusted exercise price. See "The Merger and Related Transactions--Conversion of Ardent Securities."

    If the merger is completed, Ardent stockholders will no longer hold any interest in Ardent other than through their interest in shares of Informix common stock. Consummation of the merger is subject to a number of conditions, including the receipt of required regulatory and stockholder approvals.

RECOMMENDATION OF ARDENT'S BOARD OF DIRECTORS

    The Ardent board of directors believes that the merger is fair and in the best interests of both Ardent and its stockholders. The Ardent board of directors unanimously approved the merger agreement and unanimously recommends that the holders of Ardent's common stock vote "for" the proposal to adopt the merger agreement and approve the merger.

RECORD DATE AND OUTSTANDING SHARES

    You are entitled to vote at the Ardent meeting if you owned shares of Ardent as of the close of business on January 20, 2000, the record date. At the close of business on the record date, 19,664,028 shares of Ardent common stock were outstanding and entitled to vote at the Ardent meeting. You will have one vote at the Ardent meeting for each share of Ardent common stock you owned as of the record date.

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT

    Under Delaware law, the charter documents of Ardent and Nasdaq rules, adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Ardent common stock. Ardent's directors and executive officers, who collectively hold approximately 3% of the outstanding shares of Ardent common stock entitled to vote at the meeting, have each agreed, among other things, to vote their shares in favor of the proposal to adopt the merger agreement.

    Each Ardent stockholder of record as of the record date is entitled to cast one vote for each share of Ardent common stock held, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Ardent at the Ardent meeting.

    The matters to be considered at the Ardent meeting are of great importance to the stockholders of Ardent. Accordingly, stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, including the merger agreement attached as Appendix A, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The presence, in person or by properly executed proxy, of at least the holders of a majority of the outstanding shares of Ardent common stock entitled to vote at the Ardent meeting shall constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Ardent meeting. Because the required vote of the Ardent stockholders to adopt the merger agreement is based upon the number of outstanding shares of Ardent common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the Ardent meeting (including abstention and broker non-votes) will have the same effect as a vote against the adoption of the merger agreement.

VOTING OF PROXIES

    The Ardent proxy card accompanying this joint proxy statement/prospectus is solicited on behalf of the Ardent board of directors for use at the Ardent meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Ardent. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Ardent meeting in accordance with the instructions indicated thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. The Ardent board of directors does not presently intend to bring any business before the Ardent meeting other than the specific proposal referred to in this joint proxy statement/prospectus and specified in the notice of the Ardent meeting. So far as is known to the Ardent board of directors, no other matters are to be brought before the Ardent meeting. As to any business that may properly come before the Ardent meeting, the Ardent board intends that proxies, in the form enclosed, will be voted in accordance with the judgment of the person voting such proxies. Such other matters could include consideration of any motion made for adjournment of the Ardent meeting including for purposes of soliciting additional votes for adoption of the merger agreement.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the secretary of Ardent at Ardent's principal offices, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

APPRAISAL RIGHTS

    Under Delaware law, Ardent stockholders have no right to an appraisal of the value of their shares in connection with the merger.

SOLICITATION OF PROXIES AND EXPENSES

    Ardent will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Ardent may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Ardent will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Ardent common stock and request authority for the exercise of proxies. In such cases, Ardent, upon the request of the record holders, will reimburse such record holders for their reasonable expenses. Ardent has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $6,000.

INDEPENDENT AUDITORS

    Representatives of Deloitte & Touche LLP, independent auditors for Ardent, are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF INFORMIX

    The following table lists the beneficial ownership of Informix common stock and options to purchase shares of Informix common stock as of December 31, 1999 by:

    - each of the Informix directors,

    - each executive officer,

    - all directors and executive officers of Informix as a group, and

    - each person known to Informix to beneficially own more than 5% of the outstanding shares of any class of Informix stock.

    The second column shows the number of options granted to the indicated person or group of persons that are exercisable as of December 31, 1999 or that will be exercisable within 60 days after December 31, 1999. In addition, except as otherwise noted, the address for each owner is c/o Informix Corporation, 4100 Bohannon Drive, Menlo Park, California 94025. Applicable percentage ownership is based on 207,123,491 shares of Informix common stock and 7,000 shares of Informix series B preferred stock outstanding as of December 31, 1999.

    For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC. Beneficial ownership means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests in those securities. Except as otherwise indicated, Informix believes that the beneficial owners of shares of Informix common stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after December 31, 1999. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after December 31, 1999 are deemed to be outstanding, but such shares are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

    The series B preferred is convertible into Informix common stock based on a conversion rate that is dependent upon the trading price of Informix's common stock. At the time that shares of series B preferred are converted into Informix common stock, the series B stockholders will be issued warrants to purchase additional shares of Informix common stock. The number of shares of common stock purchasable in connection with the exercise of the series B warrants is generally determined according to the number of shares of Informix common stock issuable upon conversion of the series B preferred. The first day the Series B stockholders were able to elect to convert shares of the Series B Preferred and exercise the series B warrants was May 19, 1998. The series B preferred shares are non-voting securities and holders of series B preferred shares are not generally entitled to vote such shares at the Annual Meeting or otherwise, prior to the conversion of such shares into Informix common stock.

    Assuming the conversion of such shares of series B preferred based on an assumed conversion price of $4.00 (the price used in Informix's Registration Statement on Form S-1), such stockholder would hold 1,750,000 shares of Informix common stock and warrants to purchase an additional 350,000 shares of Informix common stock. Such warrants are issuable upon the conversion of the underlying series B preferred and are immediately thereafter exercisable.

                                                            INFORMIX STOCK BENEFICIALLY OWNED
                                                                   PRIOR TO THE MERGER
                                                      ----------------------------------------------
                                                                   SHARES
                                                       SHARES    SUBJECT TO               PERCENTAGE
BENEFICIAL OWNER                                       OWNED      OPTIONS       TOTAL      OF CLASS
----------------                                      --------   ----------   ---------   ----------
COMMON STOCK
  DIRECTORS AND EXECUTIVE OFFICERS
    Leslie G. Denend................................       --       10,000       10,000         *
    Robert J. Finocchio, Jr.(1).....................   36,439    1,000,000    1,036,439         *
    Jean-Yves F. Dexmier............................       --      350,000      350,000         *
    Howard A. Bain, III.............................       --       87,500       87,500         *
    Karen Blasing...................................    5,360       57,300       62,660         *
    Charles W. Chang................................       --           --           --         *
    Diane L. Fraiman(2).............................       --       75,000       75,000         *
    James F. Hendrickson............................    2,684      418,750      421,434         *
    James L. Koch(3)................................    2,225       97,000       99,225         *
    Gary Lloyd......................................    8,166       93,750      101,916         *
    Thomas A. McDonnell.............................   55,000      100,000      155,000         *
    William O'Kelly.................................       --           --           --         *
    Wayne E. Page...................................       --           --           --         *
    George Reyes....................................       --        5,000        5,000         *
    Michael R. Stonebraker(4).......................  336,119       87,500      423,619         *
    F. Steven Weick.................................    9,644       85,000       94,644         *
    Cyril J. Yansouni...............................       --       50,000       50,000         *
    All current directors and executive officers as
      a group (17 persons)..........................  455,637    2,516,800    2,972,437         1%
  5% STOCKHOLDERS
    None

SERIES B PREFERRED STOCK
  5% STOCKHOLDERS
    Capital Ventures International..................    7,000           --        7,000       100%
      1 Capital Place
      P.O. Box 1787
      Georgetown, Grand Cayman, Cayman Islands
      British Virgin Islands

------------------------

*   Less than 1%.

(1) Includes 100 shares of Common Stock held by Mr. Finocchio's minor son.

(2) Ms. Fraiman resigned as Informix's vice president, marketing, effective December 31, 1999.

(3) Includes 400 shares of Common Stock held by Mr. Koch's minor son.

(4) Includes 533 shares of Common Stock held in trust and 59,882 shares held by Mr. Stonebraker's two minor children.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF ARDENT

    The following table lists the beneficial ownership, as of December 31, 1999, of shares of Ardent common stock and options to purchase shares of Ardent common stock by:

    - each of the Ardent directors,

    - the chief executive officer and the next four most highly compensated executive officers,

    - all directors and executive officers of Ardent as a group, and

    - each person known to Ardent to beneficially own more than 5% of the outstanding shares of Ardent common stock.

    The number of options to purchase shares of Ardent common stock reflects the number of options to purchase shares of Ardent common stock exercisable as of December 31, 1999 or exercisable within 60 days of December 31, 1999, as well as the options granted that will accelerate upon consummation of the merger. Unless otherwise indicated, to the knowledge of Ardent, all shares are owned directly and the owner has sole voting and investment power.

                                                         ARDENT COMMON STOCK BENEFICIALLY OWNED
                                                                   PRIOR TO THE MERGER
                                                     -----------------------------------------------
                                                                   SHARES
                                                      SHARES     SUBJECT TO
BENEFICIAL OWNER                                       OWNED      OPTIONS       TOTAL     PERCENTAGE
----------------                                     ---------   ----------   ---------   ----------
DIRECTORS AND OFFICERS
  Peter Gyenes.....................................     43,747     518,471      562,218        2.8%
  David Brunel.....................................    141,906     344,765      486,671        2.4%
  Robert G. Claussen...............................    125,219      27,707      152,926          *
  Martin T. Hart...................................     50,000      25,000       75,000          *
  Robert M. Morrill................................    181,634     166,420      348,054        1.7%
  Peter L. Fiore...................................      5,157     136,901      142,058          *
  James D. Foy.....................................     19,661     165,529      185,190          *
  Charles F. Kane..................................     14,346     130,000      144,346          *
  Cornelius P. McMullan............................         --     150,000      150,000          *
  All current directors and executive officers as a
    group (11 persons).............................    631,698   1,858,640    2,490,338       11.1%

------------------------

*   Less than 1.0%

    For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC. Beneficial ownership means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests in those securities. Except as otherwise indicated, Ardent believes that the beneficial owners of shares of Ardent common stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after December 31, 1999. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after December 31, 1999 are deemed to be outstanding, but such shares are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

    The second column shows separately shares which may be acquired by exercise of stock options within sixty days after December 31, 1999 by the directors and executive officers individually and as a group.

                      THE MERGER AND RELATED TRANSACTIONS

    This section of the joint proxy statement/prospectus summarizes material aspects of the proposed merger. A copy of the merger agreement is attached as Appendix A. All holders of Informix common stock and Ardent common stock are urged to read the merger agreement and the other appendices in their entirety.

BACKGROUND OF THE MERGER

    Over the last several years, the market for business intelligence and analysis software products has grown rapidly. Recently, the importance of such software products to businesses has increased significantly as electronic commerce has been widely embraced within the industry.

    Informix has developed a database software product to sell into the data warehouse segment of the business intelligence market and, in the summer of 1998, it created a data warehouse division. In December 1998, Informix acquired Red Brick Systems, Inc., a leading provider of data warehouse and data mart software products in order to expand its presence in this market. Informix has continued to invest in this market and its strategy is to provide a full spectrum of products and solutions for business and transaction analysis.

    Ardent has established itself as a leader in the data movement segment of the business intelligence market. Ardent's products include data movement, meta data management and data quality. Informix has an existing reseller arrangement with Ardent for the distribution of its DataStage product. Both Informix and Ardent perceived an opportunity to accelerate the business strategies of both companies with their complementary product lines in the business intelligence market.

    On September 15, 1999, Jean-Yves F. Dexmier, president and chief executive officer of Informix, and Peter Gyenes, president and chief executive officer of Ardent, met to discuss a possible business combination between Informix and Ardent. Although Messrs. Dexmier and Gyenes did not discuss specific terms of a transaction, they agreed to pursue discussions and to arrange a meeting between Karen Blasing, vice president, corporate business development, finance of Informix, and Charles Kane, vice president and chief financial officer of Ardent.

    On September 22, 1999, Ms. Blasing and Mr. Kane met in Westboro, Massachusetts to discuss further the possible business combination and to review the business operations of each company.

    On September 29, 1999, Informix and Ardent executed a Mutual Nondisclosure Agreement regarding the ongoing discussions of a potential combination, which provided for, among other things, the parties' exchange of due diligence material regarding their businesses on a confidential basis.

    From October 11 through October 14, 1999 in Westboro, Massachusetts, Messrs. Gyenes and Kane, Peter Fiore, vice president and general manager, marketing operations and business development of Ardent, and Ralph Breslauer, vice president, product marketing of Ardent provided overviews of Ardent's business operations and strategies to Ms. Blasing, Charlie Chang, vice president, i.Intelligence Business Group of Informix, Robert Dinsdale, vice president, corporate strategy of Informix, and Roger Phillips, director, marketing intelligence in the corporate marketing department of Informix.

    On October 11, 1999, Informix formally retained Merrill Lynch, Pierce, Fenner & Smith Incorporated, to assist it in analyzing the potential combination with Ardent.

    On October 19, 1999, at a regularly scheduled meeting of the Ardent board of directors held in New Orleans, Mr. Gyenes advised the Ardent board of directors of the status of the discussions with Informix.

    On October 21, 1999, at a special meeting of the Informix board of directors, Mr. Dexmier reported on the status of management's discussions with Ardent, Ms. Blasing provided an overview of

Ardent's business operations and strategies, Mr. Chang described the proposed combination strategy and Informix's financial advisers provided an analysis of Ardent's stock trading history and the proposed combination. Following discussion, the Informix board of directors authorized Informix's management to continue discussions with Ardent and to conduct detailed due diligence of Ardent's business operations and prospects.

    On October 24, 1999, in Lafayette, California, Messrs. Dexmier, Gyenes, Kane, and Ms. Blasing discussed the potential business strategies of a combined company and possible combination scenarios.

    On October 28, 1999, Informix formally retained KPMG LLP to assist Informix in performing its due diligence investigation of Ardent's business and operations.

    On October 28, 1999, in Phoenix, Arizona, Mr. Dexmier presented Informix's strategy and business objectives to and discussed potential benefits of a business combination with the Ardent board of directors. Also at the meeting, the Ardent board of directors formally retained SG Cowen Securities Corporation to act as financial advisor to Ardent in connection with a potential combination with Informix.

    From November 2 through November 4, 1999, in Westboro, Massachusetts,
Ms. Blasing, Philip L. Rugani, vice president, North American sales, other members of Informix's senior management, representatives from Informix's legal and human resources departments, Informix's financial advisers, and representatives from KPMG LLP, conducted interviews with members of Ardent's management and independent auditors and reviewed requested due diligence material. Messrs. Dexmier and Gyenes and each company's financial advisers negotiated the terms of the potential combination.

    On November 9 and 10, 1999, in Millbrae, California, Mr. Dexmier and other members of Informix's senior management discussed Informix's business operations and strategies with Mr. Gyenes, other members of Ardent's senior management, and Ardent's financial, legal and accounting advisers. Messrs. Dexmier and Gyenes and each company's financial advisers continued to negotiate the terms of the potential combination. The evening of November 9, 1999, Informix delivered to representatives of Ardent drafts of the merger agreement and related agreements.

    In mid-November 1999, Informix and Ardent, together with their legal, financial and accounting advisers, continued to conduct due diligence reviews and negotiate the terms of the definitive agreements providing for the merger.

    On November 15, 1999, the Informix board of directors held a special meeting to discuss the status of management's due diligence reviews and to assess management's recommendations and the proposed terms of the combination. In addition, Mr. Gyenes, whom the Informix board of directors had invited to attend the meeting, presented a review of Ardent's history, business operations and strategies.

    On November 24, 1999, the Ardent board of directors held a special board meeting. Mr. Gyenes updated the board on the status of the negotiations. Representatives of SG Cowen then presented their analysis of the proposed combination and summarized the terms of the proposed merger agreement. After the presentation, SG Cowen indicated that, in its opinion, the transaction was fair, from a financial point of view, to the stockholders of Ardent. At the conclusion of the meeting, the board of directors authorized Ardent management to continue to negotiate the terms of the definitive agreement.

    From November 15 through November 29, 1999, Informix and Ardent, together with their legal, financial and accounting advisers, continued to conduct due diligence reviews and negotiate the terms of the definitive agreements providing for the merger.

    On November 29, 1999, the Informix board of directors held a special telephonic meeting to approve the terms of the merger agreement and the merger. Informix's financial advisers presented their analysis of the proposed combination on the terms discussed. At the conclusion of their presentation, Merrill Lynch delivered its oral opinion, and subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Informix from a financial point of view. Following further discussion, those members of the Informix board of directors who attended the meeting unanimously determined that the proposed merger was in the best interests of Informix and its stockholders, approved the terms of the merger and the merger agreement in substantially the form presented, subject to the approval of the Informix stockholders of the issuance of Informix common stock in the merger. The board of directors authorized Informix's management to conclude negotiations and enter into the merger agreement and related transactions.

    On November 30, 1999, the Ardent board of directors held a special board meeting. Mr. Gyenes updated the board on the progress of the negotiations since November 24, 1999. Representatives of SG Cowen presented their revised analysis of the proposed combination. After the presentation, SG Cowen indicated that, in its opinion, the transaction was fair to Ardent's stockholders from a financial perspective. The board of directors concluded that the proposed merger was in the best interests of Ardent and its stockholders and authorized Ardent's management to conclude negotiations and sign the merger and related agreements.

    During the course of the day on November 30, 1999, management of both Ardent and Informix and their respective legal advisors completed negotiations and finalized the terms of the definitive merger agreement and the related agreements. Thereafter, on the evening of November 30, 1999, the parties entered into the merger agreement and the stock option agreement and Informix and certain stockholders and affiliates of Ardent entered into the voting agreements and the affiliate agreements. The merger agreement was announced in a joint press release on December 1, 1999.

JOINT REASONS FOR THE MERGER

    This section contains numerous forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements" on page 95.

    In order to evaluate the proposed merger, the Informix board of directors and the Ardent board of directors consulted with their respective management teams and professional advisers, independently reviewed each other's business operations and considered the combination of those operations. The boards of directors of Informix and Ardent determined that the combined company would have the potential to realize long-term improved operating and financial results and a stronger competitive position in the market for data and information management software.

    The Informix board of directors and the Ardent board of directors identified the following mutual reasons for engaging in the merger:

    - The companies share similar strategic objectives and goals, particularly with respect to the market for software that facilitates electronic commerce,

    - The companies' product offerings and development plans are complementary,

    - The combined company would have the potential to increase stockholder value by competing effectively in the rapidly growing market for software that facilitates electronic commerce,

    - The merger would provide the combined company with the potential for greater depth of skilled personnel, strengthened research and development activity and expanded distribution and support capacity,

    - Customers of both companies would be able to choose from an enhanced set of products,

    - Customers of both companies potentially would have access to expanded support and professional services,

    - The merger would provide the combined company with access to each company's existing customer base and partners, and

    - The creation of a larger customer base, a higher market profile and greater financial strength would present greater opportunities for marketing the products and services of the combined company.

    Each board of directors recognizes that the potential benefits of the merger may not be realized. See "Risk Factors--Risks Related to the Merger" beginning on page 15.

INFORMIX'S REASONS FOR THE MERGER AND BOARD CONSIDERATIONS

    The decision of the Informix board of directors to approve the merger agreement and the merger and recommend that the Informix stockholders approve the issuance of the shares of Informix common stock necessary to complete the merger was based upon its consultation with Informix's management, as well as its financial and legal advisors.

    In addition to the joint reasons for the merger described above, the Informix board of directors believes that the following are reasons why the merger would be beneficial to Informix and its stockholders:

    - The Ardent product offerings would complete Informix's ability to offer a complete, integrated software infrastructure solution for data processing, data movement and analytics in electronic commerce,

    - Informix customers would have access to Ardent's data movement, integration and meta data products,

    - The merger would potentially provide Informix access to Ardent's partners and installed customer base,

    - Informix would have the potential to increase its revenue growth rates, and

    - The merger would provide Informix with the potential to enhance its sales, research and development and support organizations.

    The Informix board of directors instructed Informix's senior management to conduct a detailed due diligence review of Ardent, its business operations, strategies and goals and its prospects for future performance. In addition, the Informix board of directors sought the advice and analysis of independent financial, legal and accounting advisers regarding due diligence and the structure and fairness of the merger. The Informix board of directors considered, among other things:

    - The extent to which the merger would further Informix's long term strategies and goals,

    - The detailed reports presented by Informix's management and advisers regarding Ardent's business operations, financial condition, culture, long-term strategic goals, prospects, and Informix's integration plans and strategies,

    - Current financial market conditions and historical market prices, volatility and trading information with respect to both companies' common stock,

    - The terms and conditions of the merger agreement,

    - The expectation that the merger will be accounted for as a pooling of interests,

    - The expectation that the merger will be tax-free for federal income tax purposes to Informix,

    - The oral opinion, subsequently confirmed in writing, of Merrill Lynch delivered November 30, 1999, that, as of such date, the exchange ratio is fair, from a financial point of view, to Informix (see "--Opinion of Informix's Financial Advisor"),

    - The compatibility of the corporate cultures of each of Informix and Ardent, and

    - That the issuance of the Informix common stock necessary to complete the merger is conditioned on the approval of Informix's stockholders and the merger is conditioned on the adoption of the merger agreement and the approval of the merger by the Ardent stockholders.

    The Informix board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including:

    - The potential dilutive effect of the issuance of Informix common stock in the merger,

    - The substantial costs expected to be incurred, primarily in the current and next quarter, in connection with the merger, including the transaction expenses arising from the merger and costs associated with combining the operations of the two companies,

    - The risk that, despite the intentions and efforts of Informix and Ardent, the benefits sought to be achieved in the merger will not be achieved,

    - The risk that the market price of Informix's common stock might be adversely affected by the public announcement of the merger,

    - The potential failure to meet revenue expectations due to (i) a steeper than expected decline in revenue derived from the licensing of Ardent's embedded database products, (ii) the failure to increase the level of revenue derived from the licensing of Ardent's datawarehouse products,
      (iii) the effect of Informix's more generous discount policy on the license fees derived from Ardent's products, and (iv) the potential loss of current and future Ardent customers because a significant number of Ardent's customers use database management software acquired from Informix's competitors,

    - The risk that Informix will be unable to integrate the two businesses successfully,

    - The risk that important members of Ardent's management team would not continue their employment with Informix following the merger, and

    - The other risks identified above under "Risk Factors" beginning on page 15.

    The foregoing discussion of the information and factors considered by the Informix board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Informix board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Informix board of directors did not find it possible to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Informix board of directors may have given different weights to different factors. In the course of its deliberations, the Informix board of directors did not establish a range of value for Ardent; however, based on the factors outlined above and on the opinion of its financial advisor, Merrill Lynch, described below, the Informix board of directors determined that the terms of the merger agreement are fair, from a financial point of view to Informix, and that the merger is in the best interests of, Informix and its stockholders.

    After considering the information and matters described above and the reports and recommendations of Informix's management and financial, legal and accounting advisers, the Informix board of directors concluded that the merger was in the best interests of Informix and its stockholders.

ARDENT'S REASONS FOR THE MERGER AND BOARD CONSIDERATIONS

    The Ardent board of directors has unanimously approved the merger agreement and declared it to be advisable and in the best interests of Ardent and its stockholders. The Ardent board of directors unanimously recommends that the stockholders of Ardent adopt the merger agreement. In reaching its determinations, the Ardent board of directors consulted with Ardent's management, as well as its financial, legal and accounting advisors, and considered a number of factors, principally including the following:

    - The complementary fit between Informix's position in the Internet infrastructure and business intelligence markets and Ardent's position in the data warehousing and enterprise information infrastructure markets, including the complementary products, channels, partners, technology and critical skills of the two companies,

    - The critical mass and infrastructure of the combined company, giving it the opportunity to accelerate achievement of each company's strategic objectives,

    - The opportunity of the combined company to achieve significant cost reductions, principally through the elimination of overlapping positions in corporate support functions and closure of duplicate facilities,

    - The merger consideration represented a premium over the market price of Ardent stock which the Ardent board of directors deemed to be appropriate in relation to Ardent's growth potential,

    - The Ardent stockholders will receive stock in a company which is more widely traded and has greater visibility and coverage in the investment community, and

    - The expectation that the merger will be tax-free for federal income tax purposes.

    The Ardent board also considered a variety of negative factors associated with the merger, primarily those described above under "Risk Factors" beginning on page 15. It did not consider those factors in the aggregate to outweigh the merits of the transaction. The Ardent board did not find it practical to, and did not, quantify or otherwise assign relative values to the specific factors associated with the merger.

OPINION OF INFORMIX'S FINANCIAL ADVISOR

    On November 29, 1999, Merrill Lynch delivered its opinion to the Informix board, subsequently confirmed in writing as of November 30, 1999, to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review specified in that opinion, the proposed exchange ratio in the merger was fair from a financial point of view to Informix.

    THE MERRILL LYNCH OPINION ATTACHED AS APPENDIX E TO THIS DOCUMENT SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH. EACH HOLDER OF INFORMIX COMMON SHARES IS URGED TO READ THE MERRILL LYNCH OPINION ATTACHED AS APPENDIX E IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE INFORMIX BOARD, WAS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO INFORMIX, DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY INFORMIX TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON THE PROPOSED MERGER OR ANY RELATED MATTER. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN INFORMIX AND ARDENT AND WAS APPROVED BY THE INFORMIX BOARD. THE SUMMARY OF THE MERRILL LYNCH OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS APPENDIX E.

    In arriving at its opinion, Merrill Lynch:

    - Reviewed certain publicly available business and financial information relating to Informix and Ardent that it deemed to be relevant,

    - Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of Informix and Ardent, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, prepared by and furnished to it by Informix and Ardent, respectively,

    - Conducted discussions with members of senior management of Informix and Ardent,

    - Reviewed the market prices and valuation multiples for Informix common shares and Ardent common shares and compared them with those of certain publicly traded companies that it deemed to be relevant,

    - Reviewed the results of operations of Informix and Ardent and compared them with those of certain publicly traded companies that it deemed to be relevant,

    - Compared the proposed financial terms of the merger with the financial terms of certain other transactions it deemed to be relevant,

    - Participated in certain discussions and negotiations among representatives of Informix and Ardent and their financial and legal advisors,

    - Reviewed the potential pro forma impact of the merger,

    - Reviewed the merger agreement and the stock option agreement, and

    - Reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information. Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Ardent or Informix nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Ardent or Informix. With respect to the information furnished to or discussed with Merrill Lynch by Ardent or Informix, including information discussed with management of Ardent and Informix regarding their views of future operations, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of Ardent's or Informix's management, as the case may be, as to the competitive, operating and regulatory environments, the financial performance of Ardent and Informix and the expected synergies. Merrill Lynch assumed that outstanding litigation involving Ardent will be resolved in a manner that does not materially adversely affect the value of Ardent or the contemplated benefits of the merger to Informix. As to the legal matters, Merrill Lynch relied upon the advice of counsel to Informix. Merrill Lynch further assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch assumed that the merger will be consummated on the terms set forth in the Agreement without waiver or amendment of any of the terms or conditions thereof.

    Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the prices at which Informix shares would trade following announcement or consummation of the merger.

    Merrill Lynch's opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated only on the information made available to Merrill Lynch as of the date of the Merrill Lynch opinion. Under its engagement by Informix, Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to the Informix board. As a result, circumstances could develop prior to the consummation of the merger that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion.

    The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch which were presented to the Informix board in connection with the Merrill Lynch opinion. These summaries of analyses include information presented in tabular format. In order to fully understand the analyses used by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

STOCK TRADING HISTORY

    Using publicly available information, Merrill Lynch calculated average exchange ratios and implied offer premiums of Informix common shares for Ardent common shares over certain trading periods ending on November 26, 1999. The average exchange ratio for a relevant period was calculated by taking the daily exchange ratios for the relevant period and averaging them over such period. An implied offer premium was calculated by comparing the actual exchange ratio of
3.5 shares of Informix common stock for each share of Ardent common stock to the average exchange ratio over the relevant period. The resulting average exchange ratios of Informix common shares per Ardent common shares and implied offer premiums were as follows:

                AVERAGE EXCHANGE RATIO AND IMPLIED OFFER PREMIUMS
----------------------------------------------------------------------------------
                                                                     IMPLIED OFFER
              PERIOD (ENDING 11/26/99)                 AVG. RATIOS     PREMIUMS
-----------------------------------------------------  -----------   -------------
1 Day................................................      2.37x         48.0%
1 Week...............................................      2.29x         52.9%
1 Month..............................................      2.51x         39.6%
3 Months.............................................      3.07x         14.0%
6 Months.............................................      3.05x         14.6%
1 Year...............................................      2.70x         29.6%

VALUATION OF ARDENT

    ARDENT COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available Wall Street research analyst forecasts, Merrill Lynch compared certain financial, operating and stock market information and ratios for each of the Ardent Database Division and the Ardent Data Warehouse Division with the corresponding data of certain publicly traded companies that Merrill Lynch deemed to be relevant.

    The companies included in the comparable company analysis for the Ardent Database Division were:

    - IBM Corporation

    - Progress Software Corporation, and

    - Sybase, Inc.

    The companies included in the comparable company analysis for the Ardent Data Warehouse Division were:

    - Brio Technology, Inc

    - Business Objects S.A.

    - Cognos, Inc.

    - Informatica Corporation, and

    - Sagent Technology, Inc.

    Based on these companies, Merrill Lynch derived a reference range of multiples for each group of comparable companies of enterprise value to calendar year 2000 estimated revenues. These reference ranges are summarized below:

COMPANIES                                                     RANGE OF MULTIPLES
---------                                                     ------------------
Ardent Database Division comparable companies...............    1.0x to 1.3x
Ardent Data Warehouse Division comparable companies.........   3.0x to 10.0x

    As a result of this analysis, Merrill Lynch established a reference range for Ardent common stock of $20 to $54.

    PREMIUMS PAID IN PRECEDENT TRANSACTIONS. Merrill Lynch reviewed certain publicly available information regarding the premiums paid since January 1, 1994 by acquirors of publicly traded U.S. technology companies with market capitalizations in excess of $800 million. Merrill Lynch's review of the premium paid to the pre-announcement stock price of the target one day prior to announcement of the transaction revealed the following:

PREMIUM TO PRE-ANNOUNCEMENT PRICE                       PERCENTAGE OF TRANSACTIONS
---------------------------------                       --------------------------
19% or greater........................................              75%
35% or greater........................................              50%
62% or greater........................................              25%

    As a result of this analysis, Merrill Lynch established a reference range for Ardent common stock of $33 to $44.

    ARDENT DISCOUNTED CASH FLOW ANALYSIS WITHOUT SYNERGIES. Merrill Lynch performed a discounted cash flow analysis for Ardent using publicly available Wall Street research analyst forecasts trended to 2004. Merrill Lynch calculated ranges of value for each of Ardent's Database Division and Ardent's Data Warehouse Division based upon the value discounted to the present of such division's stream of projected unlevered cash flows through December 31, 2003 and a range of projected 2004 terminal value. For Ardent's Database Division Merrill Lynch applied discount rates ranging from 14% to 16% and calculated a range of terminal values based on perpetual growth rates of 2003 free cash flow ranging from minus 7.5% to minus 2.5%. For Ardent's Data Warehouse Division Merrill Lynch applied discount rates ranging from 16% to 20% and calculated a range of 2004 terminal values based upon a range of multiples to its projected 2004 unlevered net income of 27.5x to 32.5x. As a result of this analysis, Merrill Lynch established a reference range for Ardent common stock of $53 to $69.

    DISCOUNTED CASH FLOW ANALYSIS WITH SYNERGIES. Merrill Lynch performed a discounted cash flow analysis for the synergies expected to result from the merger. The resulting range of present value of synergies per share of Ardent common stock was added to the reference range for Ardent common stock established by Merrill Lynch in its discounted cash flow analysis that excluded forecasted synergies. As a result of this analysis, Merrill Lynch established a reference range for Ardent common stock of $63 to $83.

VALUATION OF INFORMIX

    INFORMIX COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available Wall Street research analyst forecasts, Merrill Lynch compared certain financial, operating and stock market information and ratios for Informix with corresponding data of certain publicly traded companies that Merrill Lynch deemed to be relevant. The companies included in the Informix comparable company analysis were:

    - IBM Corporation

    - Oracle Systems Corporation

    - Progress Software Corporation, and

    - Sybase, Inc.

    Based on these companies, Merrill Lynch derived a reference range of multiples for these comparable companies of market value to calendar year 2000 estimated net income. Merrill Lynch also derived reference ranges of enterprise value to calendar year 2000 estimated revenues. These reference ranges are summarized below:

CATEGORY                                                      RANGE OF MULTIPLES
--------                                                      ------------------
Calendar year 2000 estimated revenues.......................    1.3x to 2.3x
Calendar year 2000 estimated net income.....................   20.0x to 25.0x

    Based on its analysis, Merrill Lynch established a summary reference range for Informix common stock of $7 to $13.

    INFORMIX DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis for Informix using publicly available Wall Street research analyst forecasts trended to 2004. Merrill Lynch calculated ranges of value for Informix based upon the value discounted to the present of its stream of projected unlevered cash flow through December 31, 2003 and a range of 2004 terminal values based upon a range of multiples to its projected 2004 unlevered net income. Applying discount rates ranging from 14% to 16% and terminal value multiples of 17.5x to 22.5x to projected 2004 unlevered net income, Merrill Lynch established a reference range for Informix's common stock of $17 to $22.

PRO FORMA EARNINGS ANALYSIS.

    Merrill Lynch analyzed the estimated pro forma effect of the merger on the forecasted earnings per share of Informix in 2000. Using publicly available Wall Street research analyst forecasts, Merrill Lynch estimated that the merger would have the following pro forma effects on earnings per share of Informix in 2000:

                                                           ACCRETION/(DILUTION) TO
                                                                INFORMIX EPS
                                                           -----------------------
With synergies...........................................          $ 0.01
Without synergies........................................          ($0.06)

    This summary does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the Informix board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Informix or Ardent. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion was among several factors taken into consideration by the Informix board in making its determination to approve the merger agreement and the merger. Consequently, the Merrill Lynch analyses should not be viewed as determinative of the decision of the Informix board or Informix management with respect to the fairness of the exchange ratio.

    None of the companies that Merrill Lynch compared to Ardent or Informix is identical to Ardent or Informix, and none of the comparable merger or acquisition transactions utilized as a comparison is identical to the transactions contemplated by the merger agreement. Accordingly, a complete analysis of the results of the comparable companies and comparable mergers and acquisitions cannot be limited to a quantitative review of these results. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading values of such comparable companies to which they are being compared. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate.

    The Informix board of directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to this merger and because Merrill Lynch is familiar with Informix and its business. As part of Merrill Lynch's investment banking businesses, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    The terms of a letter agreement between Informix and Merrill Lynch, dated October 11, 1999, require Informix to pay Merrill Lynch a fee of $4 million, payable in cash upon closing of the merger. Informix also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Merrill Lynch and related parties from and against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    Merrill Lynch has, in the past, provided financial advisory and financing services to Informix and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade Ardent common shares and other securities of Ardent, as well as Informix common shares and other securities of Informix, for their own account and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

OPINION OF ARDENT'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated October 28, 1999, Ardent retained SG Cowen Securities Corporation to render an opinion to Ardent's board of directors as to the fairness, from a financial point of view, to the stockholders of Ardent, other than Informix and its affiliates, of the exchange ratio.

    On November 29, 1999, SG Cowen delivered substantial parts of its written analyses and its oral opinion to the Ardent board, subsequently confirmed in writing as of November 30, 1999, to the effect that and subject to the various limitations and assumptions set forth therein, as of November 30, 1999, the exchange ratio was fair, from a financial point of view, to the stockholders of Ardent, other than Informix and its affiliates.

    THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED NOVEMBER 30, 1999, IS ATTACHED HERETO AS APPENDIX F AND IS INCORPORATED BY REFERENCE. HOLDERS OF ARDENT COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SG COWEN PREPARED ITS ANALYSES AND OPINION FOR AND ADDRESSED THEM TO THE ARDENT BOARD. SUCH ANALYSES AND OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO, AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER. THE EXCHANGE RATIO WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN ARDENT AND INFORMIX AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

    In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

    - A draft of the merger agreement dated November 26, 1999,

    - Certain publicly available information for Ardent and Informix, including the annual reports of Ardent and Informix filed on Form 10-K for the year ended December 31, 1998 and the quarterly reports of Ardent and Informix filed on Form 10-Q for the quarter ended September 30, 1999,

    - Certain internal financial analyses, financial forecasts, reports and other information concerning Ardent prepared by the management of Ardent,

    - Earnings per share estimates and financial projections provided in currently available analyst reports for Ardent and Informix,

    - Discussions SG Cowen has had with certain members of the management of each of Ardent and Informix concerning the historical and current business operations, financial conditions and prospects of Ardent and Informix, and such other matters SG Cowen deemed relevant,

    - The reported price and trading histories of the shares of the common stock of Ardent and Informix,

    - The respective financial conditions of Ardent and Informix as compared to the financial conditions of certain other companies SG Cowen deemed relevant,

    - Certain financial terms of the merger as compared to the financial terms of other selected business combinations SG Cowen deemed relevant,

    - The financial forecasts of Ardent for the cash flows generated by Ardent on a stand-alone basis to determine the present value of the discounted cash flows,

    - Based on the financial forecasts of Ardent, the earnings per share estimates and financial projections contained in currently available analysts reports, the potential pro forma financial effects of the merger, and

    - such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of this opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with Ardent's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Ardent and Informix, respectively, or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Ardent or Informix. SG Cowen further relied upon the assurance of management of Ardent that it was unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Ardent's consent, assumed that the financial forecasts were reasonably prepared by the management of Ardent, and reflected the best currently available estimates and good faith judgments of such management as to the future performance of Ardent. Management of Ardent and Informix, respectively, confirmed to SG Cowen, and SG Cowen assumed, with Ardent's consent, that each of the financial forecasts prepared by management of Ardent, the earnings per share estimates and the financial projections contained in currently available analyst reports with respect to Ardent and Informix provided a reasonable basis for its opinion. SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Ardent or Informix, nor was SG Cowen furnished with such materials. With respect to all legal matters relating to Ardent and Informix, SG Cowen relied on the advice of legal counsel to Ardent.

    SG Cowen's services to Ardent in connection with the merger included rendering an opinion from a financial point of view of the exchange ratio to be received by the stockholders of Ardent. SG Cowen necessarily based its opinion upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of their opinion. You should understand that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Ardent or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to Ardent.

    SG Cowen's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger or to take any other action in connection with the merger or otherwise. SG Cowen did not express an opinion as to what the value of Informix common stock will be when issued to the stockholders of Ardent pursuant to the merger. SG Cowen did not express any opinion as to what the future price, trading range or value of Informix common stock will be following the merger. SG Cowen expressed no opinion with respect to Ardent's underlying business decision to effect the merger.

    For purposes of rendering SG Cowen's opinion, SG Cowen assumed, in all respects material to its analysis, that:

    - The representations and warranties of each party contained in the merger agreement are true and correct,

    - Each party will perform all of the covenants and agreements required to be performed by it under the merger agreement,

    - All conditions to the consummation of the merger will be satisfied without waiver thereof,

    - The final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion,

    - All governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger,

    - Based on information from Ardent, the merger will be recorded for accounting purposes as a pooling of interests under generally accepted accounting principles, and

    - Based on information from Ardent, the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    The following is a summary of the principal financial analyses that SG Cowen performed to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, you must read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Ardent the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Ardent and Informix. No limitations were imposed by the Ardent board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

    ANALYSIS OF PREMIUMS PAID IN SELECTED TRANSACTIONS. SG Cowen reviewed the premium of the offer price over the trading prices one trading day prior, one week prior and four weeks prior to the announcement date of 64 technology company acquisitions announced after January 1, 1998, the consideration for which exceeded $50 million and that were accounted for as pooling transactions (the "Representative Transactions"). SG Cowen also reviewed the offer price as multiple of latest reported twelve month revenues ("LTM Revenue") for the Representative Transactions.

    The following table presents the premium of the offer prices over the trading prices one day prior, one week prior and four weeks prior to the announcement date for the median of the Representative Transactions, and the premiums implied for Ardent, based on the exchange ratio. The following table also presents the offer prices as a multiple of LTM Revenue for the median of the Representative

Transactions and Ardent, based on the exchange ratio. The information in the table is based on the closing stock price of Ardent and Informix stock on November 26, 1999.

                                                                                  PREMIUM IMPLIED BY
                                                 REPRESENTATION TRANSACTIONS   EXCHANGE RATIO FOR ARDENT
                                                 ---------------------------   -------------------------
Premiums Paid to Stock Price
  One Day Prior to Announcement................               28%                          48%
  One Week Prior to Announcement...............               35%                          57%
  Four Weeks Prior to Announcement.............               52%                          93%
Multiple of LTM Revenue........................              4.4x                         5.6x

    ANALYSIS OF CERTAIN TRANSACTIONS. SG Cowen reviewed the financial terms, to the extent publicly available, of 14 transactions (the "Selected Transactions") involving the acquisition of companies in the software industry, which were announced or completed since January 1, 1998. These transactions were (listed as acquiror/target):

    - Nortel Networks Corp./Clarify Inc.

    - PeopleSoft Inc./Vantive Corp.

    - Sun Microsystems, Inc./Forte Software, Inc.

    - Sterling Software Inc./Information Advantage

    - Computer Associates/Platinum Technology, Inc.

    - Brio Technology Inc./SQRIBE Technologies

    - Ardent Software, Inc./Prism Solutions, Inc.

    - Oracle Corporation/Concentra Corporation

    - Informix Corporation/Red Brick Systems, Inc.

    - MicroFocus Group Plc/Insersolv, Inc.

    - Information Advantage/IQ Software

    - PeopleSoft, Inc./Intrepid Systems

    - PLATINUM Technology, Inc./Logic Works, Inc.

    - Siebel Systems Inc./Scopus Technology, Inc.

    SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of LTM Revenue and the market capitalization of common stock ("Equity Value") paid in the Selected Transactions as a multiple of estimated calendar year 2000 earnings per share ("CY00 EPS") (as available from SG Cowen research analyst reports or, if not so available, First Call).

    The following table presents the median of multiples implied by the ratio of Enterprise Value to LTM revenues and the ratio of Equity Value to year forward earnings per share for the selected transactions. The information in the table is based on the closing stock price of Ardent and Informix stock on November 26, 1999.

                                                                                MULTIPLE IMPLIED BY
                                                                                     EXCHANGE
                                                        SELECTED TRANSACTIONS    RATIO FOR ARDENT
                                                        ---------------------   -------------------
Enterprise Value as a Ratio of LTM Revenue............           2.3x                   5.6x
Equity Value as a Ratio of CY00 EPS...................          27.3x                  29.7x

    Although SG Cowen used the Selected Transactions for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Ardent or Informix. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Ardent to which they are being compared.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Ardent to the corresponding financial data and ratios of certain other middle market database and database tools companies and certain other business intelligence companies (collectively, the "Selected Companies") whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Ardent. These companies were:

    Database Companies:

       - Informix Corporation

       - Sybase Inc.

       - Progress Software Corp.

       - Centura Software Corp.

       - Pervasive Software Inc.

       - Inprise Corp.

    Business Intelligence Companies:

       - Business Objects SA

       - Cognos Inc.

       - Informatica Corp.

       - Brio Technology Inc.

       - Sagent Technology Inc.

       - Hummingbird Communications Ltd.

    The data and ratios included the Enterprise Value of the Selected Companies as multiples of last reported quarter annualized revenues ("LQA Revenues") and calendar year 2000 projected revenue ("CY00 Revenues") (as available from SG Cowen and other research analyst reports). SG Cowen also examined the ratios of the current share prices of the Selected Companies to the CY00 EPS for the Selected Companies. SG Cowen also reviewed revenue growth of the Selected Companies between the third quarter of 1998 and the third quarter of 1999 and estimated revenue growth of the Selected Companies between calendar year 1999 and calendar year 2000 and operating margins for the last reported quarter.

    The following table presents the median of the Selected Companies for multiples implied by the ratio of Enterprise Value to LQA Revenues and CY00 Revenues, the ratio of current share prices to CY00 EPS, revenue growth between the third quarter of 1998 and the third quarter of 1999 and estimated revenue growth between calendar year 1999 and calendar year 2000, and operating margins for the last reported quarter. The information in the table is based on the closing stock price of Ardent and Informix common stock on November 26, 1999.

                                                  MARKET DATA                        OPERATING DATA
                                        -------------------------------   ------------------------------------
                                          ENT. VALUE AS A
                                            MULTIPLE OF:                     REVENUE GROWTH
                                        --------------------    PRICE/    ---------------------   LQ OPERATING
                                        LQA REV.   CY00 REV.   CY00 EPS   99Q3/98Q3   CY99/CY00      MARGIN
                                        --------   ---------   --------   ---------   ---------   ------------
Database Companies....................    2.6x       2.0x        24x         10%         19%           10%
Business Intelligence Companies.......    7.7x       5.7x        66x         49%         37%           12%
Combined Database and Business
  Intelligence Companies..............    3.5x       2.9x        26x         26%         29%           10%
Multiple Implied by Exchange Ratio for
  Informix/Ardent.....................    5.1x       4.4x        32x         52%         23%           24%

    Although SG Cowen used the Selected Companies for comparison purposes, none of those companies is directly comparable to Ardent. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Ardent to which they are being compared.

    STOCK TRADING HISTORY. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Ardent common stock from May 15, 1992 (the first trading day of Ardent common stock) to November 19, 1999 and for the twelve month period ended November 19, 1999. SG Cowen noted that over the indicated periods the high and low prices for shares of Ardent were $29.38 and $5.50, and $29.38 and $14.00, respectively. SG Cowen also reviewed the historical market prices of Informix common stock from November 2, 1989 (the first trading day of Informix common stock) to November 19, 1999 and for the twelve month period ended November 19, 1999. SG Cowen noted that over the indicated periods the high and low prices for shares of Informix were $36.75 and $11.63, and $14.00 and $11.63, respectively.

    CONTRIBUTION ANALYSIS. SG Cowen analyzed the respective contributions of calendar year 1999 estimated revenues and operating income and calendar year 2000 estimated revenues and operating income of Ardent and Informix to the combined company, based upon the projected financial results of Ardent and Informix (based upon SG Cowen research analyst estimates for Ardent and Informix).

                                                                      % OF COMBINED COMPANY
                                                           -------------------------------------------
                                                           ARDENT CONTRIBUTION   INFORMIX CONTRIBUTION
                                                           -------------------   ---------------------
OPERATING RESULTS
  Calendar Year 1999
  Revenues...............................................           17%                   83%
  Operating Income.......................................           28%                   72%

  Calendar Year 2000
  Revenues...............................................           17%                   83%
  Operating Income.......................................           28%                   72%
BALANCE SHEET
  Cash and Short Term Investments........................           15%                   85%
  Debt...................................................           --                    --

    SG Cowen also noted that holders of Ardent common stock would own approximately 26% of the combined company, based on Informix's outstanding shares on November 26, 1999.

    DISCOUNTED CASH FLOW ANALYSIS. SG Cowen estimated a range of values for Ardent common stock based upon the discounted present value of the projected after-tax cash flows of Ardent described in the financial forecasts prepared by the management of Ardent for the fiscal years ended December 31, 1999 through December 31, 2002, and of the terminal value of Ardent at December 31, 2002, based upon multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA"). After-tax cash flow was calculated by taking projected earnings before interest and taxes and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. SG Cowen based this analysis upon certain assumptions described by, projections supplied by and discussions held with the management of Ardent. In performing this analysis, SG Cowen utilized discount rates ranging from 17.0% to 21.0%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen used terminal multiples of EBITDA ranging from 5.0 times to
9.0 times. These multiples represent the general range of multiples of EBITDA for comparable publicly traded companies.

    Utilizing this methodology, Ardent's estimated value per share ranged from $22.89 to $39.64 per share as set forth in the following table. Because of the limited number of years for which projected financial information for Ardent was provided by Ardent, and because the discounted terminal value accounted for such a high percentage of the discounted present value of Ardent, SG Cowen did not ascribe significance to this analysis in reaching its opinion.

                                                                   DISCOUNT CASH FLOW ANALYSIS
                                 ------------------------------------------------------------------------------------------------
DISCOUNT RATE (1)                            17.0%                            19.0%                            21.0%
-------------------------------  ------------------------------   ------------------------------   ------------------------------
2002 EBITDA Multiple                 5.0        7.0        9.0        5.0        7.0        9.0        5.0        7.0        9.0
                                  ------     ------     ------     ------     ------     ------     ------     ------     ------
Present Value of Terminal
  Value........................   $401.2     $561.6     $722.1     $381.3     $533.8     $686.3     $362.7     $507.7     $652.8
Present Value of Free Cash
  Flow.........................    108.1      108.1      108.1      104.2      104.2      104.2      100.6      100.6      100.6
                                  ------     ------     ------     ------     ------     ------     ------     ------     ------
  Present Value of Enterprise
    Value......................    509.2      669.7      830.2      485.5      638.0      790.5      463.3      608.4      753.4

  Present Value of Equity
    Value......................    547.1      707.6      868.1      523.4      675.9      828.4      501.2      646.3      791.3
  Value of Equity Per Equity
    Value......................   $24.98     $32.31     $39.64     $23.90     $30.86     $37.83     $22.89     $29.51     $36.13

(1) Columns may not add due to rounding.

    SG Cowen does not purport that the summary set forth above is a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Ardent board, that the Ardent board must consider SG Cowen's analyses as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Ardent and Informix. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Ardent, Informix, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Ardent board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

    SG Cowen was selected by the Ardent board to render an opinion to the Ardent board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Ardent for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of Ardent and Informix for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen, and its affiliates, in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to Ardent.

    Pursuant to the SG Cowen engagement letter dated October 28, 1999, Ardent agreed to pay to SG Cowen a retainer fee of $50,000 and, if the transaction is consummated, a transaction fee of $5,600,000. Ardent has also agreed to pay a fee of $300,000 to SG Cowen for rendering its opinion. The retainer fee and opinion fee will be fully credited against the transaction fee. Additionally, Ardent has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Ardent and SG Cowen. The Ardent board was aware of the arrangement, including the fact that a significant portion of the aggregate fee payable to SG Cowen is contingent upon consummation of the transaction.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    The Informix board of directors has approved the merger agreement and the merger and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, Informix and its stockholders and therefore recommends that the holders of Informix common stock vote for the issuance of the shares of Informix common stock necessary to complete the merger.

    The Ardent board of directors has unanimously approved the merger agreement and the merger and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, Ardent and its stockholders and therefore recommends that the holders of Ardent common stock vote for adoption of the merger agreement and approval of the merger.

THE MERGER STRUCTURE

    The acquisition will be accomplished through the merger of Merger Sub with and into Ardent pursuant to which each outstanding share of Ardent common stock will be converted into the right to receive 3.5 shares of Informix common stock. Ardent will be the surviving corporation of the merger and will become a wholly-owned subsidiary of Informix. The certificate of incorporation of Merger Sub will be the certificate of incorporation of the surviving corporation in the merger, but the name of the surviving corporation will be changed to "Ardent Software, Inc." The bylaws of Merger Sub as in effect immediately prior to the merger will be the bylaws of the surviving corporation. The officers and directors of Merger Sub immediately prior to the merger will be the initial directors of the surviving corporation.

    If the merger is completed, holders of Ardent common stock will no longer hold any interest in Ardent other than through their interest in shares of Informix common stock. The stockholders of Ardent will become stockholders of Informix, and their rights will be governed by the Informix certificate of incorporation and the Informix bylaws.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of a signed certificate of merger with the Secretary of State of Delaware. The merger agreement provides that the certificate of merger is to be filed as soon as practicable after:

    - the Ardent stockholders have adopted the merger agreement and the merger,

    - the Informix stockholders have approved the issuance of Informix common stock necessary for completion of the merger,

    - all required regulatory approvals and actions have been obtained or taken (see "Other Provisions of the Merger Agreement--Regulatory Approvals Required"), and

    - all other conditions to the consummation of the merger have been satisfied or waived (see "Other Provisions of the Merger Agreement--Conditions to the Merger").

    In addition, the merger agreement may be terminated by either Informix or Ardent under various conditions as specified in the merger agreement. See "Other Provisions of the Merger Agreement--Termination; Breakup Fee." Therefore, we cannot be sure whether or when the merger will become effective.

CONVERSION OF ARDENT SECURITIES

    COMMON STOCK. Upon completion of the merger, each outstanding share of Ardent common stock will automatically be converted into the right to receive
3.5 shares of Informix common stock. No fractional shares of Informix common stock will be issued in the merger. Instead of any fractional share, each Ardent stockholder will receive an amount of cash based on the average closing price of a share of Informix common stock as reported on Nasdaq for the five most recent trading days ending on the trading day immediately prior to the merger.

    The exchange ratio of 3.5 is fixed and will not increase or decrease due to fluctuations in the market price of either Informix common stock or Ardent common stock. If the market price of Informix common stock decreases or increases prior to the merger, the value at the time of the merger of Informix common stock to be received by Ardent stockholders in the merger will correspondingly decrease or increase. Further, Ardent stockholders will not be compensated for positive developments, if any, in Ardent's business, unless and to the extent such changes result in an increase in the market price of Informix common stock. The market prices of Informix common stock and Ardent common stock as of a recent date are set forth herein under "Summary--Markets and Market Prices," and Ardent stockholders are advised to obtain recent market quotations for Informix common stock and Ardent common stock.

    OPTIONS. Upon the merger, all options to purchase Ardent common stock then outstanding under the 1991 Director Option Plan, the 1986 Stock Option Plan and the 1995 Non-Statutory Stock Option Plan shall be assumed by Informix. Each outstanding Ardent option will be assumed by Informix and converted into an option to acquire 3.5 as many shares of Informix common stock. The exercise price for each outstanding option will be adjusted by dividing the exercise price by 3.5 and rounding up to the nearest tenth of a cent. To avoid fractional shares, the number of shares of Informix common stock subject to an assumed Ardent option will be rounded down to the nearest whole share.

    The vesting of Ardent options granted to executive officers, directors and key employees entitled to the benefits under Ardent's change of control policy and options to outside directors under the director option plan will be accelerated upon the effective time. The vesting, duration and other terms of the new Informix option will otherwise be the same as the Ardent option.

    As soon as practicable after the merger, Informix will file a registration statement on Form S-8 with the SEC with respect to the shares of Informix common stock subject to the assumed Ardent options. Based upon the number of Ardent options outstanding at the record date approximately 18.4 million additional shares of Informix common stock would be reserved for issuance to holders of Ardent options in connection with Informix's assumption of such Ardent options.

    EMPLOYEE STOCK PURCHASE PLAN. Prior to the merger, outstanding purchase rights under Ardent's Employee Stock Purchase Plan, or ESPP, shall be exercised in accordance with the terms of the ESPP. Such exercise shall happen automatically and each share purchased under the ESPP shall be converted into the right to receive 3.5 shares of Informix common stock. No stock certificates representing the Ardent common stock will be issued. Ardent shall immediately terminate the ESPP after this purchase has occurred. Informix has agreed that from and after the closing of the merger, employees of Ardent may participate in Informix's ESPP, subject to its terms and conditions.

    WARRANTS. Informix will assume warrants to purchase 114,151 shares of Ardent common stock, all of which are currently fully exercisable. Upon consummation of the merger, each outstanding warrant will be assumed by Informix and converted into a warrant to acquire 3.5 of as many shares of Informix common stock rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of the Ardent common stock under such warrant immediately prior to the merger divided by 3.5 and rounding to the nearest tenth of a cent. Informix will assume each warrant in accordance with its terms and each warrant will become exercisable for shares of Informix common stock on substantially the same terms and conditions that apply to the existing warrant.

401(k) PLAN

    Ardent's 401(k) plan shall be terminated immediately prior to the closing, unless Informix agrees to sponsor and maintain such plan and provides written notice to Ardent three days prior to closing. Informix currently does not anticipate maintaining Ardent's 401(k) plan.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF ARDENT IN THE MERGER

    When considering the recommendation of Ardent's board of directors, you should be aware that Ardent's directors and officers have interests in the merger that are different from, or are in addition to, your interests. As a result of these interests, these directors and officers of Ardent could be more likely to vote to approve the merger agreement than if they did not hold these interests. Ardent's stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger:

    EXECUTIVE OFFICER ACCELERATION OF VESTING OF OPTIONS. In 1996, Ardent instituted a change of control policy, which was amended in 1998, establishing benefits for its executive officers and some key employees in the event of a sale of Ardent or other similar transaction. Upon a sale of Ardent, the stock options of the executive officers named in the change of control policy will become exercisable immediately following the closing of the sale.

    Of the options for 1,294,748 shares of Ardent common stock expected to be held by executive officers immediately prior to the merger, options for approximately 675,758 shares will then be vested, and the remainder would otherwise be subject to vesting over periods of up to five years from the date the options were granted. As required by the terms of the change of control policy, it is expected that options held by the executive officers for the purchase of an aggregate of 618,990 shares will immediately vest upon the effectiveness of the merger, as follows:

                            NUMBER OF UNVESTED SHARES TO   WEIGHTED AVERAGE EXERCISE PRICE
         EMPLOYEE                 VEST UPON MERGER                    PER SHARE
--------------------------  ----------------------------   -------------------------------
Peter L. Fiore............              62,199                          $12.81
James D. Foy..............              67,542                           11.90
Peter Gyenes..............             292,917                           11.28
Charles F. Kane...........              51,458                           13.11
Cornelius McMullan........              69,583                           10.81
Jason E. Silvia...........              34,417                           12.80
James K. Walsh............              40,874                           11.88

    EXECUTIVE OFFICER SEVERANCE BENEFITS. In addition, under Ardent's change of control policy, if an executive officer's status is terminated by the resulting company within one year of the change of control for any reason other than for cause, the resulting company is obligated to pay the employee his or her salary for one year after termination of executive status, plus any applicable bonus and benefits. For Peter Gyenes, Ardent's president and chief executive officer, and James K. Walsh, Ardent's vice president, general counsel and a founder, the duration of the payments and benefits after termination is two years. The employee is obligated to be available to provide services to the resulting company if and as requested for up to five hours in any month. The merger with Informix will trigger the benefits of this change of control policy.

    OUTSIDE DIRECTORS ACCELERATION OF VESTING OF OPTIONS. Of the options for the 579,805 shares of Ardent common stock expected to be held by outside directors immediately prior to the merger, options for approximately 425,563 will then be vested, and the remainder would otherwise be subject to vesting over periods of up to three years from the date the options were granted. As required by the terms of the plan under which the options are issued, all the unvested options held by the outside directors will become vested upon the effectiveness of the merger. These options will be exercisable upon the effectiveness of the merger and will continue to remain exercisable for a period of 12 months following the merger. Further, pursuant to a letter agreement with Ardent, the 344,765 options held by director David Brunel will become vested upon the effectiveness of the merger.

    ASSUMPTION OF SPLIT DOLLAR AGREEMENTS. Ardent has entered into split dollar life insurance agreements with each of Messrs. Brunel (a director and the former chief operating officer), Fiore, Foy, Gyenes, Kane, Silvia and Walsh. These agreements provide for a whole-life insurance policy on the life of the officer for which premiums are paid over a ten year period. Ardent pays the annual premiums for so long as the officer is an employee and retains specified rights of control over the policy. In the event of the death of the insured, Ardent is entitled to receive from the proceeds the sum of the premiums it paid on the insurance policy. The designated beneficiary of the insured is entitled to the balance of the proceeds. The insured is also entitled to borrow against the cash value of the insurance policy subject to Ardent's right to the return of its aggregate premiums paid. Upon a change of control, Ardent's obligations to pay the premiums continues for at least five years after the insured ceases to be an employee unless the insured competes with Ardent within 24 months after termination. Informix will assume Ardent's obligations to pay the premiums on these split dollar agreements upon the effectiveness of the merger.

    EMPLOYMENT ARRANGEMENTS. Pursuant to a memorandum of understanding, Mr. Gyenes has agreed to remain with the combined company for one year following the merger. Mr. Gyenes will work for the combined company as a part-time employee assisting Mr. Dexmier, Informix's president and chief executive officer, with the integration of the two businesses. Mr. Gyenes will be paid an annual base salary of $150,000. At the conclusion of the one year period, Mr. Gyenes will be entitled to receive benefits comparable to those under Ardent's change of control policy discussed above in this "Interests of Executive Officers and Directors of Ardent in the Merger" section.

    Mr. Fiore, Ardent's vice president, data warehousing, has been offered a position with the combined company as vice president, business intelligence infrastructure. Mr. Fiore has been offered a written at-will employment agreement for a period of one year following the merger. Mr. Fiore will be paid an annual base salary of $250,000, with a maximum annual target incentive bonus of $112,500. Mr. Fiore will also receive an integration performance bonus in the amount of $112,500 for the completion of certain defined objectives for services involved in successfully integrating the two companies' operations. Mr. Fiore will also be granted an option to purchase 250,000 shares of Informix's common stock. The option will vest ratably over four years upon continued employment. If Informix terminates Mr. Fiore's employment for reasons other than for cause within the one year employment period, Mr. Fiore would be entitled to receive benefits comparable to those under Ardent's change of control policy discussed above in this "Interests of Executive Officers and Directors of Ardent in the Merger" section.

    Mr. Foy, Ardent's vice president, engineering, has been offered a position with the combined company as senior vice president, group executive, TransAct business group. Mr. Foy has been offered a written at-will employment agreement for a period of one year following the merger. Mr. Foy will be paid an annual base salary of $250,000, with an annual target incentive bonus of $112,500 if achieved at 100%. Mr. Foy will also be granted an option to purchase 250,000 shares of Informix's common stock. The option will vest ratably over four years upon continued employment. If Informix terminates Mr. Foy's employment for reasons other than for cause within the one year employment period, Mr. Foy would be entitled to receive benefits comparable to those under Ardent's change of control policy discussed above in this "Interests of Executive Officers and Directors of Ardent in the Merger" section.

    Mr. Silvia, Ardent's vice president, services, has been offered a position with the combined company as vice president, services, business intelligence. Mr. Silvia has been offered a written at-will employment agreement for a period of one year following the merger. Mr. Silvia will be paid an annual base salary of $205,000, with a maximum annual target incentive bonus of $82,000. In addition, Mr. Silvia will receive a retention bonus in the amount of $34,167 all of which must be repaid if Mr. Silvia's employment terminates within six months after the merger and half of which must be repaid if Mr. Silvia's employment terminates during the period between six and twelve months after the merger.
Mr. Silvia will also receive an integration performance bonus in the amount of $82,000 for the completion of certain defined objectives for services involved in successfully integrating the two companies' operations. Mr. Silvia will also be granted an option to purchase 100,000 shares of Informix's common stock. The option will vest ratably over four years upon continued employment. If Informix terminates Mr. Silvia's employment for reasons other than for cause within the one year employment period, Mr. Silvia would be entitled to receive benefits comparable to those under Ardent's change of control policy discussed above in this "Interests of Executive Officers and Directors of Ardent in the Merger" section.

    Informix is still in negotiations with Messrs. Fiore, Foy and Silvia respect to these employment arrangements and consequently the final terms of these agreements may differ from what is described above. In the event that any of these individuals does not enter into an employment agreement with Informix and his employment with Informix is terminated within one year of the merger other than for cause, he will be entitled to the severance benefits of Ardent's existing change of control policy, which is described above under "--Executive Officer Severance Benefits."

    CONTINUING DIRECTORS. Mr. Gyenes and Robert Morrill, currently directors of Ardent, will serve as directors of Informix after the merger.

    INDEMNIFICATION. Under the merger agreement, Informix has agreed to assume Ardent's obligations under the indemnification provisions of Ardent's certificate of incorporation. Informix has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as Ardent's provisions and to maintain these provisions for at least six years from the completion of the merger. In addition, Informix has agreed to maintain Ardent's directors' and officers' liability insurance for six years from the completion of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Informix, and Choate, Hall & Stewart, counsel to Ardent, the following are the material federal income tax consequences of the merger.

    Ardent stockholders should be aware that the following does not deal with all federal income tax considerations that may be relevant to particular stockholders of Ardent in light of their particular circumstances or because they are subject to specific rules, such as stockholders who are:

    - banks,

    - insurance companies,

    - tax-exempt organizations,

    - dealers in securities,

    - non-U.S. persons,

    - holders of Ardent common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, or

    - persons who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

    This discussion assumes that Ardent stockholders hold their Ardent common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

    In addition, the following does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions completed prior or subsequent to or concurrently with the merger, whether or not such transactions are in connection with the merger. ACCORDINGLY, ARDENT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

    The obligations of Informix and Ardent to complete the merger are conditioned on, among other things, the receipt by Informix of a tax opinion from its counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and the receipt by Ardent of a tax opinion from its counsel, Choate, Hall & Stewart, stating, in each case, that the merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code. The opinions of counsel described in this joint proxy statement/prospectus and the opinions to be provided at the completion of the merger are based upon and subject to current law, which is subject to change, possibly with retroactive effect. No ruling has been or will be obtained from the Internal Revenue Service, or IRS, in connection with the merger. Ardent stockholders should be aware that the tax opinions do not bind the IRS and that the IRS is therefore not precluded from successfully asserting a contrary opinion, in which case Informix common stock to be received in the merger could be taxable to Ardent stockholders. The tax opinions are also subject to customary and specific assumptions and limitations, and are subject to the truth and accuracy of representations and covenants made and to be made by Informix and Ardent.

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    MATERIAL FEDERAL INCOME TAX CONSIDERATIONS FOR ARDENT STOCKHOLDERS.

    (1) No gain or loss will be recognized by holders of Ardent common stock upon their receipt of Informix common stock solely in exchange for Ardent common stock in the merger.

    (2) The aggregate tax basis of Informix common stock received by Ardent stockholders in the merger will be the same as the aggregate tax basis of Ardent common stock surrendered in exchange therefor (excluding any basis allocable to fractional shares of Informix common stock for which cash is received).

    (3) The holding period of Informix common stock received in the merger will include the period for which the Ardent common stock surrendered in exchange for the Informix common stock was held.

    (4) Cash payments received by holders of Ardent common stock in lieu of a fractional share will be treated as if a fractional share of Informix common stock had been issued in the merger and then redeemed by Informix. A stockholder of Ardent receiving such cash will generally recognize gain or loss upon such payment, equal to the difference, if any, between such stockholder's allocable basis in the fractional share and the amount of cash received. This gain or loss will be a capital gain or loss.

    A successful IRS challenge to the reorganization status of the merger would result in an Ardent stockholder recognizing gain or loss with respect to each share of Ardent common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time, of the Informix common stock received and other consideration, if any, in exchange therefor. In that case, a stockholder's aggregate basis in the Informix common stock so received would equal its fair market value as of the effective time and his or her holding period for such stock would begin the day after the merger.

    Ardent stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Ardent common stock and a statement regarding the amount of the Informix common stock and other consideration, if any, received.

    MATERIAL FEDERAL INCOME TAX CONSIDERATIONS FOR INFORMIX, INFORMIX STOCKHOLDERS, IROQUOIS ACQUISITION CORPORATION AND ARDENT.

    None of Informix, Informix stockholders, Iroquois Acquisition Corporation or Ardent will recognize gain or loss solely as a result of the merger.

APPRAISAL RIGHTS

    Under Delaware law, neither Ardent nor Informix stockholders are entitled to appraisal rights in connection with the merger.

RESTRICTIONS ON RESALE OF INFORMIX COMMON STOCK

    The shares of Informix common stock issuable to stockholders of Ardent upon consummation of the merger have been registered under the Securities Act. Such shares may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Ardent or Informix, as that term is defined in the rules under the Securities Act.

    Shares of Informix common stock received by those stockholders of Ardent who are deemed to be "affiliates" of Ardent may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Ardent has obtained agreements by each stockholder of Ardent who is an "affiliate" of Ardent to this effect. A form of these affiliate agreements is included as Appendix C to this joint proxy statement/prospectus. The "affiliates" of Ardent also agreed that they would not sell or dispose of Ardent stock during the period beginning the later of 35 days preceding the closing of the merger and the time prior to a merger prescribed by Staff Accounting Bulletin No. 65 during which trading is prohibited and ending

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two days after Informix announces financial results covering at least 30 days of combined operations. See "--Other Provisions of the Merger Agreement--Certain Covenants and Agreements--Ardent Affiliate Agreements."

ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. This treatment permits Informix to restate its financial and accounting information to include Ardent's financial information as if the companies had been combined since their inceptions. It is a condition to the merger that Informix shall have received a letter from KPMG LLP, its independent accountants, to the effect that KPMG concurs with Informix's conclusion that no conditions exist related to Informix that would prevent Informix from accounting for the merger as a pooling of interests under generally accepted accounting principles if the transaction is consummated in accordance with the merger agreement. It is also a condition to the merger that Ardent shall have received a letter from Deloitte & Touche LLP, its independent accountants, to the effect that Deloitte & Touche LLP concurs with Ardent's conclusion that no conditions exist related to Ardent that would preclude Ardent from entering into a business combination to be accounted for as a pooling of interests. See "Other Provisions of the Merger Agreement--Conditions to the Merger." Under this method of accounting, the recorded assets and liabilities of Informix and Ardent will be carried forward to the combined company at their recorded amounts, and income of the combined company will include income of Informix and Ardent for the entire fiscal year in which the merger occurs, and the reported income or loss of Informix and Ardent for prior periods will be combined and restated as income of the combined company. No goodwill in the business combination will be recorded by either company.

STOCK EXCHANGE LISTING OF INFORMIX COMMON STOCK

    It is a condition to the obligations of Ardent and Informix to consummate the merger that the shares of Informix common stock to be issued in the merger be approved for listing on Nasdaq. Informix will file an additional listing application with Nasdaq covering such shares, and it is anticipated that such application will be approved at or before the close of the merger.

                    OTHER PROVISIONS OF THE MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES

    Under the merger agreement, Ardent made a number of representations relating to, among other things:

    - Its organization and similar corporate matters and the organization and similar corporate matters regarding its subsidiaries,

    - Its capital structure,

    - Authorization, execution, delivery, performance and enforceability of the merger agreement and related matters,

    - The absence of conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of any instruments or law,

    - Documents filed with the SEC and the accuracy of the information contained therein,

    - Absence of certain specified material adverse changes, material litigation or material undisclosed liabilities,

    - Tax, labor and employee benefit matters,

    - Title to properties and certain intellectual property matters,

    - Compliance with applicable laws including environmental laws,

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    - The accuracy of information supplied by Ardent in connection with the preparation of this joint proxy statement/prospectus and the related registration statement,

    - The receipt of a fairness opinion from SG Cowen,

    - The approval of the merger agreement by the Ardent board of directors,

    - The absence of undisclosed litigation,

    - Year 2000 compliance, and

    - The ability of Informix to account for the merger as a pooling of interests.

    Under the merger agreement, Informix and Merger Sub made a number of representations relating to, among other things:

    - Their organization and similar corporate matters,

    - Their capital structure,

    - Authorization, execution, delivery, performance and enforceability of the merger agreement and related matters,

    - The absence of conflicts under the certificates of incorporation, required consents or approvals and violations of any instruments of law,

    - Documents filed with the SEC and the accuracy of the information contained therein,

    - The accuracy of information supplied by Informix in connection with the preparation of this joint proxy statement/prospectus and the related registration statement,

    - The receipt of a fairness opinion from Merrill Lynch,

    - The approval of the merger agreement by the Informix board of directors,

    - The absence of undisclosed litigation, and

    - The ability of Informix to account for the merger as a pooling of interests.

    Each party has agreed promptly to notify the other of any event likely to result in the failure of a representation or warranty to be true in any material respect or the material breach of a covenant under the merger agreement. Ardent has promised until the consummation of the merger or the termination of the merger agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, not take certain actions outside the ordinary course without the other's consent (which consent will not be unreasonably withheld), provide the other with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the merger.

OTHER COVENANTS AND AGREEMENTS

    ARDENT AFFILIATE AGREEMENTS. Ardent has delivered to Informix executed affiliate agreements with selected stockholders who might be considered affiliates of Ardent under applicable securities laws. The purpose of these agreements is to comply with the requirements of certain federal securities laws and pooling of interests accounting with respect to such stockholders' ability to dispose of Informix common stock received in the merger. A form of these affiliate agreements is included as Appendix C to this joint proxy statement/prospectus. For more information on these agreements, see "The Merger and Related Transactions--Restrictions on Resale of Informix Common Stock."

    STOCK OPTION AGREEMENT. The stock option agreement grants Informix the option to acquire up to a number of shares of Ardent common stock that represent 19.9% of the issued and outstanding

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Ardent common stock, as of the first date, if any, upon which the option is exercisable. The exercise price of the option is $38.50 per share of Ardent common stock, payable in cash. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of Ardent common stock outstanding on November 30, 1999, the option would be exercisable for approximately 3,921,396 shares of Ardent common stock. Informix required Ardent to enter into the stock option agreement, for no consideration, as a condition to entering into the merger agreement.

    The option is intended to increase the likelihood that the merger will be completed. Some of the aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Ardent or its assets before completion of the merger.

    If the option becomes exercisable, Ardent possibly would not be able to account for future transactions under the pooling of interests accounting method for some period of time.

    The full text of the stock option agreement is attached as Appendix D to this joint proxy statement/prospectus and you are urged to read the stock option agreement in its entirety.

        EXERCISE EVENTS. Informix may exercise the option, in whole or part, at any time or from time to time, upon the occurrence of the following events:

    - The termination of the merger agreement by Informix because of the occurrence of a triggering event,

    - Ardent breaches its non-solicitation obligations, or

    - If either Informix or Ardent terminates the merger agreement because
      (1) the merger is not consummated by June 30, 2000 or (2) the stockholders of Ardent fail to adopt the merger agreement and approve the merger,

and

       - the consummation of an acquisition of Ardent occurs within 12 months after the termination of the merger agreement if a third party announced an acquisition proposal after November 30, 1999 and prior to the termination of the merger agreement, or

       - Ardent enters into an agreement or letter of intent providing for an acquisition of Ardent within 12 months after the termination of the merger agreement if a third party announced an acquisition proposal after November 30, 1999 and prior to the termination of the merger agreement.

        TERMINATION. The option will terminate and cease to be exercisable upon the earliest of any of the following:

    - Completion of the merger,

    - 12 months after termination of the merger agreement based on a failure of the merger to be consummated by June 30, 2000 or the failure to obtain the required approval of Ardent stockholders as long as no event causing the termination fee to become payable has occurred,

    - 12 months after termination of the merger agreement based on the occurrence of a triggering event or a breach of the nonsolicitation provisions of the merger agreement by Ardent,

    - 18 months after payment of the termination fee if the merger agreement is terminated based on a failure of the merger to be completed by June 30, 2000 or the failure to obtain the required approval of Ardent stockholders and an event causing the termination fee to become payable has occurred,

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    - The date on which the merger agreement is terminated if neither a triggering event nor the announcement of an acquisition proposal by a third party has occurred on or prior to the date of such termination, or

    - If the option becomes exercisable but cannot be exercised by Informix because of a government order or because a waiting period under antitrust laws has not expired, ten business days after prohibition to exercise, if the prohibition has been removed or has become final and not subject to any appeal.

        REPURCHASE AT THE OPTION OF INFORMIX. During the period when the option is exercisable, Informix may require Ardent to repurchase from Informix the unexercised portion of the option and all the shares of Ardent common stock purchased by Informix under the option that Informix then owns.

        LIMITED ECONOMIC BENEFIT TO INFORMIX. The stock option agreement limits the cash payment, including the amount, if any, paid to Informix as a termination fee under the merger agreement, which may be received by Informix on exercise of its put right, to $25.5 million plus the amount paid by Informix to exercise the option minus any amount paid by Ardent to Informix as a termination fee or otherwise in connection with the termination of the merger agreement.

        REGISTRATION RIGHTS. The stock option agreement grants registration rights to Informix with respect to the shares of Ardent common stock represented by the option, including the right to demand that Ardent register all or part of such shares with the SEC, provided that Informix will only be able to make two such demands, and the right to register all or part of such shares if Ardent otherwise registers shares.

    VOTING AGREEMENTS. As a condition to Informix's entering into the merger agreement, Informix and each of Messrs. Gyenes, Brunel, Claussen, Hart, Morrill, Fiore, Foy, Kane, McMullan, Silvia and Walsh entered into voting agreements. By entering into the voting agreements these Ardent stockholders have irrevocably appointed Informix as their lawful attorney and proxy. These proxies give Informix the limited right to vote the shares of Ardent common stock beneficially owned by these Ardent stockholders, including shares of Ardent common stock acquired after the date of the voting agreements, in favor of the adoption of the merger agreement, and in favor of each other matter that could reasonably be expected to facilitate the merger. These Ardent stockholders may vote their shares of Ardent common stock on all other matters.

    As of the record date, these individuals and entities collectively
beneficially owned             shares of Ardent common stock which represented
approximately 11% of the outstanding Ardent common stock. None of the Ardent stockholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

    Under these voting agreements, and except as otherwise waived by Informix, the Ardent stockholders agreed not to sell the Ardent common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with any affiliate agreement between the stockholder and Informix and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement.

    These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of voting agreement is attached to this joint proxy statement/prospectus as Appendix C, and you are urged to read it in its entirety.

    NON-COMPETITION AGREEMENTS. Selected Ardent employees have agreed to enter into non-competition agreements with Informix prior to the closing of the merger. These employees include Messrs. Gyenes, Kane, Foy, Fiore, and Silvia, as well as Ralph Breslauer, Gary Hoffman, Rodger Morrill, Lee Scheffler and Mikael Wipperfield. Pursuant to the provisions of these agreements, the

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employees agree not to solicit Informix's employees nor compete with Informix in the design, development, marketing distribution and/or licensing of data infrastructure software for e-business, data warehousing and analytical applications, and enterprise portals until 12 months from the effective time of the merger.

    EMPLOYMENT ARRANGEMENTS. Selected Ardent employees have been offered employment arrangements with Informix which would become effective on the closing of the merger. These employees include Messrs. Breslauer, Fiore, Foy, Hoffman, Morrill, Scheffler, Silvia and Wipperfield. Informix and these individuals are still in negotiations with respect to these employment arrangements and consequently, the final terms of these agreements may differ from what is described above. In the event that any of these individuals does not enter into an employment agreement with Informix and his employment with Informix is terminated within one year of the merger other than for cause, he will be entitled to severance benefits under Ardent's existing change of control policy, which is described above under "Interests of Certain Executive Officers and Directors of Ardent in the Merger--Executive Officer Severance Benefits." See "The Merger and Related Transactions--Interests of Executive Officers and Directors of Ardent in the Merger--Employment Arrangements" for a more detailed description of the employment offers for Messrs. Fiore, Foy and Silvia.

    SEVERANCE. Informix has agreed to provide the following severance benefits to Ardent employees:

    - For each Ardent employee who is terminated by Informix at the effective time of the Merger, the same severance benefits as the Ardent employee would have received immediately prior to the effective time,

    - For each Ardent employee who is identified and hired by Informix to assist with the transition and is subsequently terminated, the same severance benefits as the Ardent employee would have received immediately prior to the effective time, and

    - For each other Ardent employee who becomes a full-time employee of Informix, and is subsequently terminated, severance benefits in accordance with Informix's policies.

    NON-SOLICITATION. The merger agreement provides that Ardent will not, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information) or take other action to facilitate, any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal (as defined below). However, the Ardent board of directors, in the exercise of and as required by its fiduciary duties as determined after consultation with outside legal counsel, may engage in discussions or negotiations with, and furnish information to, a third party who makes a written, unsolicited acquisition proposal that constitutes a superior offer (as defined below), provided that Ardent notifies Informix in writing of the principal financial terms and conditions of such superior offer. The merger agreement also requires Ardent to immediately notify Informix of any unsolicited offer or proposal to enter into negotiations relating to an acquisition proposal and to provide Informix with information as to the identity of the party making such offer or proposal and the principal financial terms and conditions of such offer or proposal. See "--Termination; Breakup Fee."

    Under the merger agreement, an "acquisition proposal" is defined as any inquiry, offer or proposal other than that by Informix relating to

    - Any acquisition or purchase from Ardent by any party of more than a 10% interest in the total outstanding voting securities of Ardent or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any party beneficially owning 10% or more of the total outstanding voting securities of Ardent or any merger, consolidation, business combination or similar transaction involving Ardent where the stockholders immediately preceding the transaction will own less than 90% of the equity interests in the surviving or resulting entity of such transaction,

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    - Any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Ardent, or

    - Any liquidation or dissolution of Ardent.

    A "superior offer" is defined as an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:

    - Merger, consolidation, dissolution or similar transaction pursuant to which the stockholders of Ardent immediately preceding such transaction will hold less than 51% of the equity interest in the surviving or resulting entity of such transaction,

    - A sale or other disposition by Ardent of assets representing in excess of 51% of the fair market value of Ardent's business immediately prior to such sale, or

    - The acquisition by any person or group, including by way of a tender offer or an exchange offer, directly or indirectly, of beneficial ownership in excess of 51% of the voting power of the then outstanding shares, on terms that the Ardent board of directors determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to Ardent stockholders than the terms of the merger.

    DIRECTORS. After the merger, Messrs. Gyenes and Morrill will be designated as directors of Informix to serve in the class of directors whose term expires in 2002.

CONDITIONS TO THE MERGER

    The obligations of Informix and Ardent to consummate the merger are subject to the satisfaction of a number of conditions, including among others:

    - Receipt by Ardent of the requisite stockholder approval,

    - Receipt by Informix of the requisite stockholder approval,

    - The effectiveness and the absence of any stop orders or proceedings seeking a stop order with respect to the registration statement,

    - The absence of any temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition issued or pending by any court or governmental authority, or any action taken or any statute or regulation that would prohibit or render illegal the consummation of the merger,

    - Receipt by Informix and Ardent of substantially identical written tax opinions from their counsel to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code,

    - Receipt by Informix and Ardent of letters from their respective accountants concurring with the conclusion of the respective management that the transaction will qualify as a pooling of interests, and

    - Authorization of the Informix common stock for listing on Nasdaq.

    The obligation of Ardent to consummate the merger is subject to the following further conditions:

    - Continued accuracy of Informix's representations and warranties in all material respects, compliance by Informix in all material respects with its covenants and agreements under the merger agreement, and delivery of an appropriate certificate by Informix to such effect, and

    - Absence of any material adverse change with respect to Informix.

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    The obligation of Informix to consummate the merger is subject to the following further conditions:

    - Continued accuracy of Ardent's representations and warranties in all material respects, compliance by Ardent in all material respects with its covenants and agreements under the merger agreement, and delivery of an appropriate certificate by Ardent to such effect,

    - Absence of any material adverse change with respect to Ardent,

    - Execution and delivery of noncompetition agreements by certain employees of Ardent,

    - Receipt of all necessary third party consents to the merger, and

    - Execution and delivery of affiliate agreements by affiliates of Ardent.

Any of the conditions in the merger agreement may be waived by the party benefited, except those conditions imposed by law.

REGULATORY APPROVALS REQUIRED

    Under the merger agreement, the obligations of both Informix and Ardent to consummate the merger are subject to

    - The expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and no action having been instituted by the Department of Justice or the Federal Trade Commission, or FTC, challenging or seeking to enjoin the consummation of the merger, which action shall not have been withdrawn or terminated.

    - All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity, shall have been filed, expired or have been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained, would not, in the reasonable opinion of Informix, have a material adverse effect on Informix or Ardent.

    Transactions such as the merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Pursuant to the HSR Act, on December 21, 1999, Informix and Ardent each furnished notification of the merger and provided certain information to the Department of Justice and the FTC. The specified waiting period requirements of the HSR Act expired on January 20, 2000. There can be no assurance that a challenge to the merger on antitrust grounds will not be made by the Department of Justice, the FTC, state attorneys' general, the antitrust regulatory agencies of various foreign countries or a private person or entity. If such a challenge is made, Informix or Ardent may not prevail and may be required to accept certain conditions, possibly including certain divestitures in order to consummate the merger.

    Informix and Ardent are not aware of any other governmental approvals or actions that are required in order to consummate the merger except in connection with the Securities Act, the filing of merger-related documents under Delaware Law and the HSR filing described above. Should such other approval or action be required, it is contemplated that Informix and Ardent would seek such approval or action. There can be no assurance as to whether or when any such approval or action, if required, could be obtained.

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TERMINATION; BREAK-UP FEE

    Informix and Ardent may terminate the merger agreement by mutual written consent. Additionally, either Informix or Ardent may terminate the merger agreement under any of the following circumstances;

    - By mutual written consent,

    - If the merger has not become effective on or before June 30, 2000, unless caused by the action or failure to act of the party seeking to terminate the merger agreement in breach of such party's obligations thereunder,

    - If any court or governmental entity of competent jurisdiction shall have taken any action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which action is final and nonappealable,

    - If the required approval of the stockholders of Ardent or Informix is not obtained at the Ardent or Informix meeting, respectively, or any adjournment thereof, unless caused by the action or failure to act of Ardent or Informix, as the case may be, and such failure constitutes a breach of the merger agreement,

    - Upon a breach of any representation, warranty, covenant or agreement of the other party, or if any representation or warranty of the other party has become untrue, in either case such that the conditions to the consummation of the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue; provided, that if such inaccuracy in the representations and warranties or breach is curable by the party through the exercise of its reasonable efforts for the other party may not terminate the merger agreement for 30 days after notice of breach provided the party continues to exercise commercially reasonable efforts to cure such breach.

Additionally, Informix may terminate the merger agreement under the following conditions:

    - If Ardent has accepted or recommended to the stockholders of Ardent an acquisition proposal and, in the case of the termination of the merger agreement by Ardent, Ardent has paid to Informix the break-up fee as described below,

    - If the Ardent board of directors withdraws, modifies or refrains from making its recommendation for approval in respect of the merger,

    - Ardent's board of directors does not reaffirm its recommendation in favor of the merger within five business days after Informix requests reaffirmation following the announcement of any offer or proposal from a party other than Informix relating to an acquisition proposal involving Ardent, such as a merger or a sale of significant assets,

    - Ardent's board of directors approves or recommends any offer or proposal from a party other than Informix relating to an acquisition proposal,

    - Ardent enters into any letter of intent or other agreement accepting any offer or proposal from a party other than Informix relating to an acquisition proposal,

    - A person unaffiliated with Informix starts a tender or exchange offer relating to the securities of Ardent, and Ardent does not recommend that its stockholders reject such offer within ten business days after the offer is first started, or

    - If Ardent breaches its non-solicitation obligations under the merger agreement.

    In the event the merger agreement is terminated pursuant to any of the foregoing provisions, the merger will be deemed abandoned and such termination will be without liability of any party thereto, except for liability for breach of the merger agreement and except as set forth in the next paragraph.

    In the event of such termination, the provisions of the merger agreement regarding fees and expenses and termination shall survive.

    Upon the occurrence of any of the following events, Ardent shall immediately make payment to Informix of a break-up fee of $25.5 million upon request by
Informix:

    - Ardent shall have failed to include in the joint proxy statement/prospectus the unanimous recommendation of its board of directors with respect to the merger,

    - The Ardent board of directors has approved or recommended an acquisition proposal,

    - The Ardent board of directors fails to reaffirm its unanimous recommendation within five business days after Informix makes a written request following the announcement of an acquisition proposal,

    - The Ardent board of directors has withdrawn, modified or refrained from making its unanimous recommendation or approval in respect of the merger, or has disclosed its intention to change such recommendation,

    - Ardent breaches the non-solicitation clauses of the merger agreement,

    - Ardent has entered into any letter of intent or similar documents accepting any acquisition proposal,

    - A tender or exchange offer has been commenced by a party unrelated with Ardent or Informix, and Ardent has not sent a statement to its stockholders that it recommends rejection of such tender or exchange offer, or

    - The merger has not been consummated by June 30, 2000 or Ardent has not obtained the approval of its stockholders and a third-party announces an acquisition proposal and within 12 months following the termination of the merger agreement, a company acquisition (as defined below) is consummated or Ardent enters into a letter of intent providing for a company acquisition.

    A "company acquisition" is defined as:

    - Merger, consolidation, dissolution or similar transaction pursuant to which the stockholders of Ardent immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction,

    - A sale or other disposition by Ardent of assets representing in excess of 50% of the fair market value of Ardent's business immediately prior to such sale, or

    - The acquisition by any person or group, including by way of a tender offer or an exchange offer, directly or indirectly, of beneficial ownership in excess of 51% of the voting power of the then outstanding shares of Ardent.

    Payment of the fee described in this paragraph will not be in lieu of damages incurred in the event of a breach of the merger agreement.

WAIVER AND AMENDMENT

    At any time before the completion of the merger, Informix or Ardent may extend the time for the performance of any of the obligations or other acts of the parties under the merger agreement, waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

    The merger agreement may be amended by Informix and Ardent at any time before or after the approval by the stockholders of Informix or Ardent of the merger agreement, but after any such stockholder approval, no amendment may be made which by law requires the further approval of such stockholders without obtaining such further approval.

EXPENSES

    The merger agreement provides that all costs and expenses incurred in connection with the agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except for expenses (other than attorneys' fees) incurred in connection with printing the Registration Statement and this joint proxy statement/prospectus, and the filing of fees with the SEC with respect to the Registration Statement and this joint proxy statement/prospectus, which will be shared equally by Ardent and Informix. Ardent will also pay Informix a breakup fee in certain circumstances. See "--Termination; Break-up Fee."

SURRENDER OF ARDENT COMMON STOCK CERTIFICATES

    Promptly after the completion of the merger, Informix will cause its exchange agent, Boston EquiServe, to mail to each Ardent stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the merger, represented shares of Ardent common stock in exchange for certificates representing shares of Informix common stock. ARDENT STOCKHOLDERS SHOULD NOT SURRENDER STOCK CERTIFICATES FOR EXCHANGE PRIOR TO RECEIVING THE LETTER OF TRANSMITTAL FROM INFORMIX'S EXCHANGE AGENT.

    Upon the surrender of a Ardent common stock certificate to Informix's exchange agent together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of shares of Informix common stock to which the holder of Ardent common stock is entitled pursuant to the provisions of the merger agreement cash in lieu of fractional shares and any payable dividends or distributions. In the event of a transfer of ownership of Ardent common stock which is not registered in the transfer records of Ardent, a certificate representing the appropriate number of shares of Informix common stock may be issued to a transferee if the certificate representing such Ardent common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

    Until a certificate representing Ardent common stock has been surrendered to the exchange agent, each such certificate will be deemed at any time after the completion of the merger to represent only the right to receive upon such surrender the certificate representing the number of shares of Informix common stock (and associated preferred stock purchase rights) to which the Ardent stockholder is entitled under the merger agreement, cash in lieu of fractional shares and any payable dividends or distributions. Upon consummation of the merger, shares of Ardent common stock will cease to be traded on Nasdaq, and there will be no further market for Ardent common stock.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements give effect to the proposed merger of Informix and Ardent on a pooling of interests basis. The unaudited pro forma combined condensed statements of operations assume the merger was consummated as of the beginning of the earliest period presented and combine Informix's supplemental consolidated statements of operations for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 with Ardent's consolidated statements of operations for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. The unaudited pro forma combined condensed balance sheet at September 30, 1999 combines the supplemental consolidated balance sheet of Informix as of September 30, 1999 and the consolidated balance sheet of Ardent as of September 30, 1999. The supplemental consolidated financial statements of Informix give retroactive effect to the merger with Cloudscape, Inc. on October 8, 1999. The supplemental consolidated financial statements of Informix have been restated for all periods presented as if Cloudscape and Informix had always been combined.

    These unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the supplemental consolidated financial statements of Informix and the historical consolidated financial statements of Ardent, including the notes thereto, incorporated herein by reference. See "Where You Find More Information" on page 96.

    The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results or financial position that actually would have been realized had Informix and Ardent been a combined company during the specified periods. In addition, based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                              SUPPLEMENTAL   HISTORICAL           PRO FORMA
                                              ------------   ----------   --------------------------
                                                INFORMIX       ARDENT      ADJUSTMENTS     COMBINED
                                              ------------   ----------   --------------   ---------
                                               ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................    $ 136,230     $ 25,466                     $ 161,696
  Short-term investments....................       79,701       12,438                        92,139
                                                                              (456)
  Accounts receivable, net..................      184,382       30,895            2(d)       214,821
  Deferred taxes............................           --        1,655                         1,655
  Other current assets......................       30,227       13,204                        43,431
                                                ---------     --------    --------         ---------
Total current assets........................      430,540       83,658        (456)          513,742
                                                ---------     --------    --------         ---------
PROPERTY AND EQUIPMENT, net.................       62,772        8,346                        71,118
SOFTWARE COSTS, net.........................       39,214        5,781                        44,995
LONG-TERM INVESTMENTS.......................       14,092           --                        14,092
INTANGIBLE ASSETS...........................       32,046       51,818                        83,864
DEFERRED TAXES..............................           --        8,799                         8,799
OTHER ASSETS................................        4,656        6,050                        10,706
                                                ---------     --------    --------         ---------
Total Assets................................    $ 583,320     $164,452    $   (456)        $ 747,316
                                                =========     ========    ========         =========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
                                                                              (456)
  Accounts payable..........................    $  18,011     $  6,686            2(d)     $  24,241
  Accrued expenses..........................       50,463       22,654                        73,117
  Accrued employee compensation.............       55,139        5,578                        60,717
  Deferred revenue..........................      135,198       21,409                       156,607
  Advances from customers and financial
    institutions............................       53,148           --                        53,148
  Accrued merger and restructuring costs....        2,289        5,313      35,000 2(a)       42,602
  Other current liabilities.................        4,459           --                         4,459
                                                ---------     --------    --------         ---------
Total current liabilities...................      318,707       61,640      34,544           414,891
                                                ---------     --------    --------         ---------
OTHER NON-CURRENT LIABILITIES...............        2,090           --                         2,090
STOCKHOLDERS' EQUITY
  Preferred stock...........................           63           --                            63
  Common stock..............................        1,950          194         690 2(e)        2,834
  Shares to be issued for litigation
    settlement..............................       91,000           --                        91,000
                                                                              (690)
  Additional paid-in-capital................      458,282      126,530            2(e)       584,122
                                                                           (35,000)
  Accumulated deficit.......................     (283,848)     (20,719)           2(a)      (339,567)
  Treasury stock............................          (59)      (2,956)                       (3,015)
  Accumulated other comprehensive loss......       (4,865)        (237)                       (5,102)
                                                ---------     --------    --------         ---------
Total stockholders' equity..................      262,523      102,812     (35,000)          330,335
                                                ---------     --------    --------         ---------
Total Liabilities & Stockholders' Equity....    $ 583,320     $164,452    $   (456)        $ 747,316
                                                =========     ========    ========         =========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               SUPPLEMENTAL   HISTORICAL           PRO FORMA
                                               ------------   ----------   -------------------------
                                                 INFORMIX       ARDENT      ADJUSTMENTS    COMBINED
                                               ------------   ----------   -------------   ---------
NET REVENUES
  Licenses...................................    $307,562      $ 66,435    $ (1,095)       $ 372,902
  Services...................................     312,862        53,738        (224)         366,376
                                                 --------      --------    --------        ---------
                                                                             (1,319)
                                                  620,424       120,173            2(d)      739,278
COSTS AND EXPENSES
                                                                             (1,319)
  Cost of software distribution..............      31,304         5,903            2(d)       35,888
  Cost of services...........................     131,634        24,570                      156,204
  Sales and marketing........................     230,987        42,563                      273,550
  Research and development...................     120,464        15,197                      135,661
  General and administrative.................      57,987        10,512                       68,499
  Write-off of acquired research and
    development..............................          --         5,052                        5,052
  Merger and restructuring charges...........        (578)        9,895                        9,317
                                                 --------      --------    --------        ---------
                                                  571,798       113,692      (1,319)         684,171
                                                 --------      --------    --------        ---------
Operating income.............................      48,626         6,481          --           55,107
OTHER INCOME (EXPENSE)
  Interest income (expense), net.............       4,705           733                        5,438
  Litigation settlement expense..............     (97,016)           --                      (97,016)
  Other, net.................................         245            73                          318
                                                 --------      --------    --------        ---------
INCOME (LOSS) BEFORE INCOME TAXES............     (43,440)        7,287          --          (36,153)
  Income taxes...............................      10,494         6,123                       16,617
                                                 --------      --------    --------        ---------
NET INCOME (LOSS)............................     (53,934)        1,164          --          (52,770)
Preferred stock dividends....................        (829)           --                         (829)
                                                 --------      --------    --------        ---------
NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCKHOLDERS...............................    $(54,763)     $  1,164    $     --        $ (53,599)
                                                 ========      ========    ========        =========
NET INCOME (LOSS) PER COMMON SHARE
  Basic......................................    $  (0.28)     $   0.07                    $   (0.21)
                                                 ========      ========                    =========
  Diluted....................................    $  (0.28)     $   0.06                    $   (0.21)
                                                 ========      ========                    =========
SHARES USED IN PER SHARE CALCULATIONS
  Basic......................................     195,930        17,574                      257,439
                                                 ========      ========                    =========
  Diluted....................................     195,930        19,760                      257,439
                                                 ========      ========                    =========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               SUPPLEMENTAL   HISTORICAL           PRO FORMA
                                               ------------   ----------   -------------------------
                                                 INFORMIX       ARDENT      ADJUSTMENTS    COMBINED
                                               ------------   ----------   -------------   ---------
NET REVENUES
  Licenses...................................    $265,870      $ 49,379    $               $ 315,249
  Services...................................     254,717        35,302                      290,019
                                                 --------      --------    --------        ---------
                                                  520,587        84,681          --          605,268
COSTS AND EXPENSES
  Cost of software distribution..............      26,662         5,317                       31,979
  Cost of services...........................     113,904        16,676                      130,580
  Sales and marketing........................     196,094        29,729                      225,823
  Research and development...................     110,071        13,094                      123,165
  General and administrative.................      51,162         7,559                       58,721
  Merger and restructuring charges...........      (7,255)       14,895                        7,640
                                                 --------      --------    --------        ---------
                                                  490,638        87,270          --          577,908
                                                 --------      --------    --------        ---------
Operating income.............................      29,949        (2,589)         --           27,360
OTHER INCOME (EXPENSE)
  Interest income (expense), net.............       1,977          (497)                       1,480
  Other, net.................................      (2,396)          617                       (1,779)
                                                 --------      --------    --------        ---------
INCOME (LOSS) BEFORE INCOME TAXES............      29,530        (2,469)         --           27,061
  Income taxes...............................       1,900           599                        2,499
                                                 --------      --------    --------        ---------
NET INCOME (LOSS)............................      27,630        (3,068)         --           24,562
Preferred stock dividends....................      (1,816)           --                       (1,816)
Value assigned to warrants...................      (1,982)           --                       (1,982)
                                                 --------      --------    --------        ---------
NET INCOME (LOSS) APPLICABLE TO
  COMMON STOCKHOLDERS........................    $ 23,832      $ (3,068)   $     --        $  20,764
                                                 ========      ========    ========        =========
NET INCOME (LOSS) PER COMMON SHARE
  Basic......................................    $   0.14      $  (0.21)                   $    0.10
                                                 ========      ========                    =========
  Diluted....................................    $   0.13      $  (0.21)                   $    0.09
                                                 ========      ========                    =========
SHARES USED IN PER SHARE CALCULATIONS
  Basic......................................     166,917        14,604                      218,031
                                                 ========      ========                    =========
  Diluted....................................     180,359        14,604                      237,712
                                                 ========      ========                    =========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                SUPPLEMENTAL   HISTORICAL           PRO FORMA
                                                ------------   ----------   --------------------------
                                                  INFORMIX       ARDENT     ADJUSTMENTS       COMBINED
                                                ------------   ----------   -----------       --------
NET REVENUES
  Licenses....................................    $383,947      $ 70,200      $   (204)       $453,943
  Services....................................     351,559        49,060           (42)        400,577
                                                  --------      --------      --------        --------
                                                   735,506       119,260          (246 )2(d)   854,520
COSTS AND EXPENSES
  Cost of software distribution...............      35,446         7,953          (246 )2(d)    43,153
  Cost of services............................     155,947        22,511                       178,458
  Sales and marketing.........................     271,881        41,761                       313,642
  Research and development....................     149,591        17,576                       167,167
  General and administrative..................      77,010         9,986                        86,996
  Write-off of acquired research and
    development...............................       2,600            --                         2,600
  Merger and restructuring charges............     (10,255)       14,895                         4,640
                                                  --------      --------      --------        --------
                                                   682,220       114,682          (246)        796,656
                                                  --------      --------      --------        --------
Operating income..............................      53,286         4,578            --          57,864
OTHER INCOME (EXPENSE)
  Interest income (expense), net..............       5,879          (389)                        5,490
  Other, net..................................      (4,581)          579                        (4,002)
                                                  --------      --------      --------        --------
INCOME BEFORE INCOME TAXES....................      54,584         4,768            --          59,352
  Income taxes................................       4,400         3,131                         7,531
                                                  --------      --------      --------        --------
NET INCOME....................................      50,184         1,637            --          51,821
Preferred stock dividends.....................      (3,478)           --                        (3,478)
Value assigned to warrants....................      (1,982)           --                        (1,982)
                                                  --------      --------      --------        --------
NET INCOME APPLICABLE TO
  COMMON STOCKHOLDERS.........................    $ 44,724      $  1,637      $     --        $ 46,361
                                                  ========      ========      ========        ========
NET INCOME PER COMMON SHARE
  Basic.......................................    $   0.26      $   0.11                      $   0.21
                                                  ========      ========                      ========
  Diluted.....................................    $   0.25      $   0.10                      $   0.19
                                                  ========      ========                      ========
SHARES USED IN PER SHARE CALCULATIONS
  Basic.......................................     169,581        14,790                       221,344
                                                  ========      ========                      ========
  Diluted.....................................     182,400        16,724                       240,933
                                                  ========      ========                      ========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     SUPPLEMENTAL   HISTORICAL          PRO FORMA
                                                     ------------   ----------   ------------------------
                                                       INFORMIX       ARDENT     ADJUSTMENTS    COMBINED
                                                     ------------   ----------   -----------   ----------
NET REVENUES
  Licenses........................................    $  378,164     $ 58,812                  $  436,976
  Services........................................       285,728       43,916                     329,644
                                                      ----------     --------      --------    ----------
                                                         663,892      102,728            --       766,620
COSTS AND EXPENSES
  Cost of software distribution...................        63,027        9,211                      72,238
  Cost of services................................       166,916       24,825                     191,741
  Sales and marketing.............................       418,139       40,786                     458,925
  Research and development........................       141,455       16,924                     158,379
  General and administrative......................        88,087       13,128                     101,215
  Write-off of goodwill and other long-term
    assets........................................        30,473          602                      31,075
  Write-off of acquired research and
    development...................................         7,000        3,040                      10,040
  Merger and restructuring charges................       108,248           --                     108,248
                                                      ----------     --------      --------    ----------
                                                       1,023,345      108,516            --     1,131,861
                                                      ----------     --------      --------    ----------
Operating loss....................................      (359,453)      (5,788)           --      (365,241)
OTHER INCOME (EXPENSE)
  Interest income (expense), net..................        (3,592)      (2,965)                     (6,557)
  Other, net......................................        10,474          981                      11,455
                                                      ----------     --------      --------    ----------
LOSS BEFORE INCOME TAXES..........................      (352,571)      (7,772)           --      (360,343)
  Income taxes....................................         7,817        1,149                       8,966
                                                      ----------     --------      --------    ----------
NET LOSS..........................................    $ (360,388)    $ (8,921)           --    $ (369,309)
Preferred stock dividends.........................          (301)          --                        (301)
Value assigned to warrants........................        (1,601)          --                      (1,601)
                                                      ----------     --------      --------    ----------
NET LOSS APPLICABLE TO
  COMMON STOCKHOLDERS.............................    $ (362,290)    $ (8,921)     $     --    $ (371,211)
                                                      ==========     ========      ========    ==========
NET LOSS PER COMMON SHARE
  Basic...........................................    $    (2.37)    $  (0.65)                 $    (1.85)
                                                      ==========     ========                  ==========
  Diluted.........................................    $    (2.37)    $  (0.65)                 $    (1.85)
                                                      ==========     ========                  ==========
SHARES USED IN PER SHARE CALCULATIONS
  Basic...........................................       152,543       13,751                     200,672
                                                      ==========     ========                  ==========
  Diluted.........................................       152,543       13,751                     200,672
                                                      ==========     ========                  ==========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   SUPPLEMENTAL   HISTORICAL         PRO FORMA
                                                   ------------   ----------   ----------------------
                                                     INFORMIX       ARDENT     ADJUSTMENTS   COMBINED
                                                   ------------   ----------   -----------   --------
NET REVENUES
  Licenses.......................................    $502,730      $ 61,805                  $564,535
  Services.......................................     231,810        48,694                   280,504
                                                     --------      --------      --------    --------
                                                      734,540       110,499            --     845,039
COSTS AND EXPENSES
  Cost of software distribution..................      46,786         8,864                    55,650
  Cost of services...............................     144,850        26,807                   171,657
  Sales and marketing............................     413,690        40,116                   453,806
  Research and development.......................     120,567        16,649                   137,216
  General and administrative.....................      64,520        12,920                    77,440
  Write-off of acquired research and
    development..................................          --         4,900                     4,900
  Merger and restructuring charges...............       5,914         7,858                    13,772
                                                     --------      --------      --------    --------
                                                      796,327       118,114            --     914,441
                                                     --------      --------      --------    --------
Operating loss...................................     (61,787)       (7,615)           --     (69,402)
OTHER INCOME (EXPENSE)
  Interest income (expense), net.................      (2,600)       (2,100)                   (4,700)
  Other, net.....................................       2,899           285                     3,184
                                                     --------      --------      --------    --------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM...........................................     (61,488)       (9,430)           --     (70,918)
  Income taxes...................................      12,531        (1,819)                   10,712
                                                     --------      --------      --------    --------
NET LOSS BEFORE EXTRAORDINARY ITEM...............     (74,019)       (7,611)           --     (81,630)
Extraordinary loss...............................          --        (2,382)           --      (2,382)
                                                     --------      --------      --------    --------
NET LOSS.........................................    $(74,019)     $ (9,993)     $     --    $(84,012)
                                                     ========      ========      ========    ========
BASIC LOSS PER COMMON SHARE
  Before extraordinary item......................    $  (0.49)     $  (0.58)                 $  (0.42)
                                                     ========      ========                  ========
  Net loss.......................................    $  (0.49)     $  (0.76)                 $  (0.43)
                                                     ========      ========                  ========
DILUTED LOSS PER COMMON SHARE
  Before extraordinary item......................    $  (0.49)     $  (0.58)                 $  (0.42)
                                                     ========      ========                  ========
  Net loss.......................................    $  (0.49)     $  (0.76)                 $  (0.43)
                                                     ========      ========                  ========
SHARES USED IN PER SHARE CALCULATIONS
  Basic..........................................     149,525        13,071                   195,273
                                                     ========      ========                  ========
  Diluted........................................     149,525        13,071                   195,273
                                                     ========      ========                  ========

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.  PRO FORMA BASIS OF PRESENTATION.

    Subject to the conditions set forth in the merger agreement, Ardent will become a wholly-owned subsidiary of Informix. In connection with the merger agreement, based on the number of shares of Ardent common stock outstanding at January 20, 2000, Informix will issue approximately 70,000,000 shares of common stock in exchange for all of the issued and outstanding Ardent common stock and all outstanding options to purchase Ardent common stock will be converted into options to acquire Informix common stock at the common stock exchange ratio of
3.5 shares of Informix common stock for each share of Ardent common stock. The unaudited pro forma combined condensed financial statements reflect the combined operations of the two companies as if the merger was consummated as of the beginning of the earliest period presented on a pooling-of-interests basis.

2.  PRO FORMA ADJUSTMENTS.

    (a) Informix expects acquisition-related costs of approximately $35 million to be included in operations for the quarter ended March 31, 2000. These costs include:

    - Direct transaction costs of approximately $12.5 million consisting primarily of financial advisory, legal, accounting, regulatory filing fees and other related costs; and

    - Severance and related employee termination costs of approximately $10.0 million; and

    - Facilities and equipment costs of approximately $11.0 million consisting primarily of estimated lease termination and duplicate facility closure costs; and

    - Other costs of approximately $1.5 million.

    (b) It is expected that following the merger, the combined company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma condensed balance sheet. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies.

    The acquisition-related costs and additional significant charge are not reflected in the unaudited pro forma combined condensed statements of operations.

    (c) 2,186,000 common stock equivalents arising from options to purchase Ardent common stock are excluded from the calculation of shares used in per share calculations for the nine-month period ended September 30, 1999, as they would be antidilutive on a pro forma combined basis. 1,782,000 common stock equivalents arising from options to purchase Ardent common stock are included in the calculation of shares used in per share calculations for the nine-month period ended September 30, 1998, as they are dilutive on a pro forma combined basis.

    (d) Effective July 21, 1998, Ardent (licensor) and Informix (licensee) entered into a Software License Agreement pursuant to which Informix has a non-exclusive, world-wide, royalty bearing right and license to copy, sell and support some of Ardent's data warehouse products. A pro forma adjustment has been made to eliminate $456,000 of receivable and payable balances between the companies at September 30, 1999. Pro forma adjustments of $1,319,000 and $246,000 have been made to eliminate revenues and costs between the companies for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

    (e) In connection with the merger agreement, based on the number of shares of Ardent common stock outstanding at January 20, 2000, Informix will issue approximately 70,000,000 shares of common stock to Ardent with a par value of approximately $690.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                 ARDENT COMMON STOCK AND INFORMIX COMMON STOCK

    After completion of the merger, the holders of Ardent common stock who receive Informix common stock in the merger will become stockholders of Informix. As stockholders of Ardent, their rights are presently governed by the Delaware corporation law and by Ardent's certificate of incorporation, commonly referred to as its charter, and bylaws. As stockholders of Informix, their rights will be governed by the Delaware corporation law and by Informix's charter and bylaws. The following discussion summarizes the material differences between Ardent's charter and bylaws and Informix's charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Ardent's charter and bylaws and Informix's charter and bylaws, all of which are publicly available as exhibits in the materials each company has filed with the SEC.

SPECIAL MEETING OF STOCKHOLDERS

    Ardent's charter provides that special meetings of stockholders may only be called by the chairman of the board, the chief executive officer, the president or, within 10 days after a written request by a majority of the directors, by the secretary. Informix's charter provides that special meetings of the stockholders may be called only by the chairman of the board of directors, the president of the corporation or the board of directors pursuant to a resolution approved by a majority of the whole board of directors.

REGISTERED HOLDERS

    Informix's charter provides that it shall be entitled to treat the registered holder of any shares of Informix as the owner of such shares and of all rights derived from such shares for all purposes. Informix is not obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person," a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. Neither Ardent's charter nor its bylaws contain this sort of provision.

AMENDMENT OF CHARTER

    Informix's charter provides that none of the provisions of Articles Four, Five, Six, Seven, Eleven, Twelve or Thirteen may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least 2/3 or more of the total voting power of the then outstanding shares of voting stock, considered for this purpose as one class. Additionally, new provisions to the charter may not be adopted or existing provisions be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles Four, Five, Six, Seven, Eleven, Twelve or Thirteen except upon 2/3 or more stockholder vote. These provisions relate to the following subjects:

     ARTICLE                                 SUBJECT
-----------------                            -------
Four.............  Rights, preferences and privileges of preferred stock and common stock

Five.............  Matters relating to the board of directors, including classified board, removal of directors, and nominations for directors

Six..............  Matter relating to bylaws, including board of directors authority to adopt, amend and repeal bylaws, and
                     super-majority vote requirement for stockholder action
                     with respect to bylaws

Seven............  Delaware antitakeover statute

     ARTICLE                                 SUBJECT
-----------------                            -------
Eleven...........  Reservation to corporation of the right to amend certificate of incorporation subject to law

Twelve...........  Super-majority vote requirement for stockholder amendment or repeal of Articles Four, Five, Six, Seven, Eleven, Twelve
                     and Thirteen of the certificate of incorporation

Thirteen.........  Elimination of actions by written consent of the stockholders

    Any inconsistency developing between the provisions of a bylaw and any provisions of the charter shall be controlled by Informix's charter.

    Ardent's charter provides that any amendment, repeal or other alteration of the charter, unless proposed and declared advisable by the board of directors, must be approved by at least 2/3 of the outstanding shares entitled to vote in the election of directors.

EXCULPATION OF DIRECTORS

    Each of Informix and Ardent has included in its charter a provision which eliminates the personal liability of its directors from monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted by the Delaware Law. However, under Delaware law, such a provision may not eliminate or limit liability:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders,

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

    - under Section 174 of Title 8 of the Delaware Code, or

    - for any transaction from which the director derived an improper personal benefit.

    The Ardent charter, unlike the Informix charter, explicitly excludes from the exculpation provision, the four situations listed above.

INDEMNIFICATION

    The Ardent charter provides for the indemnification of directors and officers to the maximum extent and in the manner permitted by the Delaware law. The Informix charter provides for the indemnification of a director, officer, employee or agent, provided that indemnification shall be prohibited in the case of conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Informix bylaws contain more detailed provisions on the indemnification of directors, officers, employees and agents, including provisions with respect to the right of indemnitee to bring suit, indemnification contracts, insurance and non-exclusivity of the indemnification rights contained in the bylaws.

AMENDMENT, REPEAL OF BYLAWS

    The Ardent charter and Ardent bylaws provide that the Ardent bylaws can be amended or repealed either by the affirmative vote of the holders of a majority of the outstanding voting shares or by the board of directors. The Informix charter provides that the Informix bylaws can be amended or repealed only upon the affirmative vote of the holders of 2/3 of the outstanding voting shares considered as one class.

STOCKHOLDER RIGHTS PLANS

    Each of Ardent and Informix has adopted a stockholder rights plan that, among other things, discourages certain types of transactions which may involve an actual or threatened change of control of their respective companies. In connection with the signing of the merger agreement, Ardent amended its stockholder rights plan to render it inapplicable to the merger and the transactions contemplated by the merger agreement, the stock option agreement, the voting agreements and the affiliate agreements and ensure that neither Informix nor Iroquois Acquisition Corporation will be acquiring persons (as defined in the stockholder rights plan) or that a distribution date would occur under the plan. Additionally, the amendment provided that Ardent's stockholder rights plan will terminate immediately prior to the effective time of the merger. The primary difference between the plans is the threshold percentage of stock ownership sought or obtained by a potential acquiror which triggers the exercisability of rights under such plans. The threshold percentage for Ardent is 15% of Ardent's outstanding common stock. The threshold percentage for Informix is 20% of Informix's outstanding common stock.

NOMINATIONS FOR ELECTION OF DIRECTORS

    Informix's charter provides that nominations for the election of directors can be made by the board of directors or a committee thereof or by any stockholder. However, stockholders may make nominations only if written notices of the stockholders intent to make such nomination has been given to the company not later than

    - in the case of an annual meeting of stockholders, 120 days in advance of the date of the annual stockholders meeting; and

    - the close of a special meeting, the close of business on the seventh day following the date on which notice of the meeting was first given to stockholders.

    Additionally, the notice must provide specific information about the stockholder proposing the nomination, a representation that the stockholder is a holder of record of Informix's stock and intends to appear at the meeting in person or by proxy to make the nominations and information regarding the proposed nominee, the consent of the proposed nominee and a description of all arrangements and understanding, between the nominating stockholder and the nominee.

    Ardent's bylaws contain a similar advance notice provision but the notice must be delivered to the company not later than 80 days prior to the date of the annual or special meeting. The notice required by Ardent's bylaws is required to contain substantially the same information as the notice required by Informix's charter.

STOCKHOLDER PROPOSALS

    Informix's bylaws provide that business conducted at an annual meeting must be properly brought before the meeting, which means that the matter must be:

    - specified in the notice of meeting given by or at the direction of the board of directors,

    - otherwise properly brought before the meeting by or at the direction of the board of directors, or

    - otherwise properly brought before the meeting by a stockholder.

    To properly bring a matter before the annual meeting, a stockholder must give notice to the secretary of Informix not less than 120 days prior to the date of the annual meeting. The notice must provide:

    - a description of the matter to be brought before the meeting,

    - the stockholder's name and address of record,

    - the class and number of shares beneficially owned by the stockholders,

    - any material interest of the stockholders in the matter to be brought before the meeting, and

    - other information of the sort required by the SEC's rules and regulations with respect to the solicitation of proxies.

    Except with respect to nominations for directors, as discussed above, Ardent's charter and bylaws do not contain provisions relating to a stockholder's bringing business before an annual meeting.

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

    Informix is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving Informix and the interested stockholder and the sale of more than 10% of Informix's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of Informix and any entity or person affiliated with or controlling or controlled by such entity or person.

    A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of its outstanding voting shares. Informix has not "opted out" of the provisions of the Antitakeover Law. See "Risk Factors--Risks Relating to the Business and Operations of Informix and Ardent." Ardent, in contrast, has "opted out" of the Antitakeover Law.

                             STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, Informix stockholders may properly present proposals for inclusion in Informix's proxy statement and for consideration at the next annual meeting of its stockholders by submitting proposals to Informix in a timely manner. As noted in Informix's proxy statement relating to its 1999 annual meeting of stockholders, in order to be included for the 2000 annual meeting, stockholder proposals must have been received by Informix no later than December 7, 1999, and must otherwise have complied with the requirements of Rule 14a-8 of the Exchange Act.

    Pursuant to Rule 14a-8 under the Exchange Act, Ardent stockholders may properly present proposals for inclusion in Ardent's proxy statement and for consideration at the next annual meeting of its stockholders by submitting proposals to Ardent in a timely manner. As noted in Ardent's proxy statement relating to its 1999 annual meeting of stockholders, in order to be included for the 2000 annual meeting, in the event that the merger has not been consummated before that, stockholder proposals must have been received by Ardent no later than December 3, 1999, and must otherwise have complied with the requirements of Rule 14a-8. In addition, if Ardent receives notice of a stockholder proposal after February 25, 2000, the persons named as proxies for the 2000 annual meeting will have discretionary authority to vote on such proposal.

                        ADJOURNMENT OF SPECIAL MEETINGS

    ADJOURNMENT OF INFORMIX MEETING. If at the time of the Informix meeting, there are not a sufficient number of votes to approve the issuance of shares of Informix common stock necessary to complete the merger, that proposal cannot be approved unless the Informix meeting is adjourned in order to permit further solicitation of proxies from Informix stockholders. Proxies that are being solicited by the Informix board of directors grant the discretionary authority to vote for an adjournment, if necessary. If it is necessary to adjourn the Informix meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of a time and place at the Informix meeting. A majority of the shares represented and voting at the Informix meeting is required to approve any adjournment, whether or not a quorum is present.

    ADJOURNMENT OF ARDENT MEETING. If at the time of the Ardent meeting, there are not a sufficient number votes to adopt the merger agreement and approve the merger, that proposal cannot be approved unless the Ardent meeting is adjourned in order to permit further solicitation of proxies from Ardent stockholders. Proxies that are being solicited by the Ardent board of directors grant the discretionary authority to vote for an adjournment, if necessary. If it is necessary to adjourn the Ardent meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of a time and place at the Ardent meeting. A majority of the shares represented and voting at the Ardent meeting is required to approve any adjournment, whether or not a quorum is present.

                                    EXPERTS

    The supplemental consolidated financial statements and financial statement schedule of Informix, as of December 31, 1998 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The supplemental consolidated financial statements and financial statement schedule of Informix, at December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, incorporated by reference herein and in the registration statement, have been audited by Ernst &

Young LLP, independent auditors, as set forth in their report incorporated by reference herein, in reliance upon said report given on the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Ardent and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 (except for the statements of operations, stockholders' equity and cash flows of Unidata, Inc. for the year ended June 30, 1996) and the related financial statement schedule incorporated by reference in this joint proxy statement/ prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated January 22, 1999
(March 30, 1999 as to Note 13 to the consolidated financial statements) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 1996 statement of operations) incorporated by reference in this joint proxy statement/prospectus. The statements of operations, stockholders' equity and cash flows of Unidata, Inc. for the year ended June 30, 1996 (consolidated with those of Ardent and its subsidiaries for the year ended December 31, 1996) have been audited by PricewaterhouseCoopers LLP as stated in their report incorporated by reference herein. Such consolidated financial statements of Ardent and subsidiaries have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of Informix common stock offered hereby and the qualification of the merger as a tax-free reorganization will be passed upon for Informix by Wilson Sonsini Goodrich & Rosati, Professional Corporation. The qualification of the merger as a tax-free reorganization will be passed upon for Ardent by Choate, Hall & Stewart.

                                   TRADEMARKS

    INFORMIX is a registered trademark of Informix or its affiliates, and Informix believes that all of its product names are trademarks of Informix or its affiliates. ARDENT is a registered trademark of Ardent and Ardent believes that all of its product names, other than wIntegrate, are trademarks of Ardent. This joint proxy statement/prospectus also includes trademarks, service marks or tradenames of companies other than Informix and Ardent, which are the property of their respective owners.

                           FORWARD-LOOKING STATEMENTS

    Certain statements made in this document are forward-looking statements which are subject to numerous risks and uncertainties. These forward-looking statements include those as to:

    - The anticipated closing date of the merger,

    - The anticipated tax treatment of the merger,

    - The benefits expected to result from the merger,

    - The future performance of the combined company following the merger and

    - The analyses performed by the financial advisors to Informix and Ardent.

    Any statements contained herein--including without limitation statements to the effect that Informix, Ardent or their respective management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," or "estimates," or statements concerning "potential," or "opportunity" or other variations thereof or comparable terminology or the negative thereof that are not statements of historical fact should be considered forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" beginning on page 15, which stockholders should review carefully.

                      WHERE YOU CAN FIND MORE INFORMATION

    Informix and Ardent file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:

  Judiciary Plaza         Citicorp Center          Seven World Trade Center
  Room 1024               500 West Madison Street  13th Floor
  450 Fifth Street, N.W.  Suite 1400               New York, New York 10048
  Washington, D.C. 20549  Chicago, Illinois 60661

    You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You can also find the SEC filings of Informix and Ardent at the SEC's website at www.sec.gov.

    Reports, proxy statements and other information concerning Informix and Ardent may also be inspected at: The National Association Securities Dealers, 1735 K Street, N.W. Washington, D.C. 20006.

    The SEC's rules and regulations allow Informix and Ardent to "incorporate by reference" the information contained in documents that they filed with the SEC, which means that Informix and Ardent can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus. Information in this joint proxy statement/prospectus supersedes information incorporated by reference that Informix and Ardent have filed with the SEC prior to the date of this joint proxy statement/ prospectus, while information that Informix and Ardent file later with the SEC will automatically update and, in some cases, supersede the information in this joint proxy statement/prospectus.

    All documents filed by Informix or Ardent pursuant to Section 13(a), 13(c),14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement/prospectus and before the date of the special meetings are incorporated by reference into and to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

    The following documents, which were filed by Informix with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

        1. Informix's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

        2. Informix's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

        3. Informix's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

        4. Informix's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

        5. Informix's Current Report on Form 8-K filed on June 18, 1999, (relating to the settlement of pending private securities and related litigation).

        6. Informix's Current Report on Form 8-K filed on October 15, 1999 (relating to the acquisition of Cloudscape, Inc. in 1999).

        7. Informix's Current Report on Form 8-K filed on November 10, 1999 (relating to the supplemental financial statements giving retroactive effect to the pooling of interests with Cloudscape, Inc.).

        8. Informix's Current Report on Form 8-K filed on December 6, 1999 (relating to the signing of the merger agreement with Ardent).

        9. Informix's Current Report on Form 8-K filed on January 19, 2000 (relating to settlement of the SEC's enforcement action against Informix).

        10. Informix's Current Report on Form 8-K filed on January 24, 2000 (relating to executive compensation and related matters for fiscal 1999).

        11. The description of Informix common stock contained in Informix's registration statement on Form 8-A, filed on January 21, 1987 and any amendment or reports filed for the purpose of updating such description.

        12. The description of Informix's common stock purchase rights attached to each share of Informix's common stock contained in Informix's registration statement Form 8-A, filed on September 19, 1991, as subsequently amended on May 27, 1992, August 11, 1995 and September 3, 1997 and any amendment or report filed for the purpose of updating such description.

    The following documents, which were filed by Ardent with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

        1. Ardent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

        2. Ardent's Quarterly Report on Form 10-Q for the period ended March 31, 1999, as amended.

        3. Ardent's Quarterly Report on Form 10-Q for the period ended June 30, 1999.

        4. Ardent's Quarterly Report on Form 10-Q for the period ended September 30, 1999.

        5. Ardent's Current Report on Form 8-K filed on April 27, 1999 (relating to the acquisition of Prism Solutions, Inc.).

        6. Ardent's Current Report on Form 8-K filed on January 20, 2000 (relating to executive compensation and related matters for fiscal 1999).

        7. The description of Ardent's common stock contained in its registration statement on Form 8-A filed on April 8, 1992, including any amendments or reports filed for the purpose of updating such description.

        8. The description of Ardent's Junior Preferred Stock Purchase Rights attached to each share of Ardent's common stock contained in its registration statement on Form 8-A filed on July 29, 1996, and its registration statement on Form 8-A filed on November 11, 1997 including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost to you, by writing or telephoning Informix or Ardent at:

            INFORMIX CORPORATION                           ARDENT SOFTWARE, INC.
             4100 Bohannon Drive                           50 Washington Street
        Menlo Park, California 94075                   Westboro, Massachusetts 01581
          Attn: Investor Relations                       Attn: Investor Relations
          Telephone: (650) 926-6300                      Telephone: (508) 366-3888

    If you wish to receive copies of any of the Informix or Ardent documents listed above, you should make your request by five days before your special meeting, or February 24, 2000, to ensure delivery prior to your special meeting.

    You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. Informix provided the information concerning Informix. Ardent provided the information concerning Ardent.

    Informix has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Informix's common stock to be issued to Ardent stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Informix filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

    Informix's website is located at http:\\www.informix.com. Ardent's website is located at http:\\www.ardent.com. Information contained in either Informix's or Ardent's website does not constitute, and shall not be deemed to constitute, part of this joint proxy statement/prospectus.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                              INFORMIX CORPORATION
                        IROQUOIS ACQUISITION CORPORATION
                                      AND
                             ARDENT SOFTWARE, INC.
                         DATED AS OF NOVEMBER 30, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                         --------
ARTICLE I THE MERGER...................................................      1
    1.1    The Merger..................................................      1
    1.2    Effective Time; Closing.....................................      2
    1.3    Effect of the Merger........................................      2
    1.4    Certificate of Incorporation; Bylaws........................      2
    1.5    Directors and Officers......................................      2
    1.6    Effect on Capital Stock.....................................      2
    1.7    Surrender of Certificates...................................      4
    1.8    No Further Ownership Rights in Company Common Stock.........      5
    1.9    Lost, Stolen or Destroyed Certificates......................      5
    1.10   Tax and Accounting Consequences.............................      5
    1.11   Taking of Necessary Action; Further Action..................      6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...................      6
    2.1    Organization and Qualification; Subsidiaries................      6
    2.2    Certificate of Incorporation and Bylaws.....................      6
    2.3    Capitalization..............................................      7
    2.4    Authority Relative to this Agreement........................      8
    2.5    No Conflict; Required Filings and Consents..................      8
    2.6    Compliance; Permits.........................................      9
    2.7    SEC Filings; Financial Statements...........................     10
    2.8    No Undisclosed Liabilities..................................     10
    2.9    Absence of Certain Changes or Events........................     10
    2.10   Absence of Litigation.......................................     11
    2.11   Employee Matters and Benefit Plans..........................     11
    2.12   Registration Statement; Proxy Statement.....................     14
    2.13   Restrictions on Business Activities.........................     15
    2.14   Title to Property...........................................     15
    2.15   Taxes.......................................................     15
    2.16   Environmental Matters.......................................     17
    2.17   Brokers.....................................................     17
    2.18   Intellectual Property.......................................     18
    2.19   Agreements, Contracts and Commitments.......................     21
    2.20   Company Rights Plan.........................................     22
    2.21   Insurance...................................................     22
    2.22   Opinion of Financial Advisor................................     22
    2.23   Board Approval..............................................     22
    2.24   Vote Required...............................................     22
    2.25   Pooling of Interests........................................     23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....     23
    3.1    Organization and Qualification; Subsidiaries................     23
    3.2    Certificate of Incorporation and Bylaws.....................     23
    3.3    Capitalization..............................................     23
    3.4    Authority Relative to this Agreement........................     24
    3.5    No Conflict; Required Filings and Consents..................     24
    3.6    SEC Filings; Financial Statements...........................     25
    3.7    Registration Statement; Proxy Statement.....................     25

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                               TABLE OF CONTENTS

                                  (CONTINUED)

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    3.8    Compliance; Permits.........................................     26
    3.9    No Undisclosed Liabilities..................................     26
    3.10   Absence of Litigation.......................................     26
    3.11   Brokers.....................................................     26
    3.12   Opinion of Financial Advisor................................     26
    3.13   Board Approval..............................................     27
    3.14   Vote Required...............................................     27
    3.15   Pooling of Interests........................................     27
    3.16   Interim Operations of Sub...................................     27

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.........................     27
    4.1    Conduct of Business by Company..............................     27
    4.2    Conduct of Business by Parent...............................     30

ARTICLE V ADDITIONAL AGREEMENTS........................................     30
    5.1    Proxy Statement/Prospectus; Registration Statement; Other
             Filings; Board Recommendations............................     30
    5.2    Meeting of Company Stockholders.............................     31
    5.3    Confidentiality; Access to Information......................     32
    5.4    No Solicitation.............................................     32
    5.5    Public Disclosure...........................................     34
    5.6    Reasonable Efforts; Notification............................     34
    5.7    Third Party Consents........................................     35
    5.8    Stock Options, Warrants and Employee Benefits...............     35
    5.9    Form S-8....................................................     36
    5.10   Indemnification.............................................     36
    5.11   Nasdaq Listing..............................................     36
    5.12   Company Affiliate Agreement.................................     36
    5.13   Regulatory Filings; Reasonable Efforts......................     36
    5.14   No Rights Plan Amendment....................................     37
    5.15   Termination of 401(k) Plan..................................     37
    5.16   Severance...................................................     37
    5.17   Parent Stockholders' Meeting................................     38
    5.18   Directors...................................................     38
    5.19   Benefit Arrangements........................................     38
    5.20   Restructuring...............................................     38

ARTICLE VI CONDITIONS TO THE MERGER....................................     39
    6.1    Conditions to Obligations of Each Party to Effect the
             Merger....................................................     39
    6.2    Additional Conditions to Obligations of Company.............     39
    6.3    Additional Conditions to the Obligations of Parent and
             Merger Sub................................................     40

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..........................     41
    7.1    Termination.................................................     41
    7.2    Notice of Termination; Effect of Termination................     43
    7.3    Fees and Expenses...........................................     43
    7.4    Amendment...................................................     44
    7.5    Extension; Waiver...........................................     44

                               TABLE OF CONTENTS

                                  (CONTINUED)

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ARTICLE VIII GENERAL PROVISIONS........................................     44
    8.1    Non-Survival of Representations and Warranties..............     44
    8.2    Notices.....................................................     44
    8.3    Interpretation; Knowledge...................................     45
    8.4    Counterparts................................................     46
    8.5    Entire Agreement; Third Party Beneficiaries.................     46
    8.6    Severability................................................     46
    8.7    Other Remedies; Specific Performance........................     46
    8.8    Governing Law...............................................     46
    8.9    Rules of Construction.......................................     47
    8.10   Assignment..................................................     47
    8.11   WAIVER OF JURY TRIAL........................................     47

                                INDEX OF EXHIBITS

Exhibit A  Form of Company Voting Agreement

Exhibit B  Form of Stock Option Agreement

Exhibit C  Form of Company Affiliate Agreement

Exhibit D  Schedule of Employees to Sign Noncompetition Agreements

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of November 30, 1999, among Informix Corporation, a Delaware corporation ("PARENT"), Iroquois Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Ardent Software, Inc., a Delaware corporation ("COMPANY").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent and Company intend to enter into a business combination transaction.

    B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement and
(iii) has determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "COMPANY VOTING AGREEMENTS").

    D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as EXHIBIT B (the "STOCK OPTION AGREEMENT"). The Board of Directors of Company has approved the Stock Option Agreement.

    E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company (the "COMPANY AFFILIATES") are entering into Company Affiliate Agreements in substantially the form attached hereto as EXHIBIT C (the "COMPANY AFFILIATE AGREEMENTS").

    F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1  THE MERGER.

    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2  EFFECTIVE TIME; CLOSING

    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the 'CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

    1.3  EFFECT OF THE MERGER

    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Ardent Software, Inc."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5  DIRECTORS AND OFFICERS

    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

    1.6  EFFECT ON CAPITAL STOCK

    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

        (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, $0.01 par value per share, of Company, including, with respect to each such share of Company Common Stock, the associated Rights (as defined in that certain Amended and Restated Rights Agreement (the "Company Rights Plan") dated as of July 20, 1999 and amended as of November 30, 1999, between Company and State Street Bank and Trust Company as Rights Agent) (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 3.5 shares of Common Stock of Parent (the "PARENT COMMON STOCK") (the "EXCHANGE

    RATIO") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) STOCK OPTIONS; WARRANTS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1986 Stock Option Plan (the "1986 Plan"), the 1999 Director Stock Option Plan (the "Director Plan") and the 1995 Non-Statutory Stock Option Plan (the "1995 Plan" and together with the 1986 Plan and the Director Plan, the "COMPANY OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Warrants to purchase Company Common Stock shall be treated as set forth in Section 5.8. Purchase rights outstanding under Company's Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

        (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

    1.7  SURRENDER OF CERTIFICATES

        (a) EXCHANGE AGENT. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to
    Section 1.7(d).

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required (as advised by tax counsel for Parent) to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8  NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK

    All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9  LOST, STOLEN OR DESTROYED CERTIFICATES

    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  TAX AND ACCOUNTING CONSEQUENCES

        (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) It is intended by the parties hereto that the Merger shall be treated as a pooling of interests for accounting purposes.

    1.11  TAKING OF NECESSARY ACTION; FURTHER ACTION

    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    As of the date hereof and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company and whether or not referenced in any specific section herein, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure (the "COMPANY SCHEDULE"), as follows:

    2.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

        (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.

        (b) Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

        (c) Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on Company.

    2.2  CERTIFICATE OF INCORPORATION AND BYLAWS

    Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

    2.3  CAPITALIZATION

        (a) The authorized capital stock of Company consists of 65,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock ("COMPANY PREFERRED STOCK"), each having a par value of $0.01 per share. At the close of business on the date of this Agreement (i) 19,705,506 shares of Company Common Stock (including treasury shares) were issued and outstanding, all of which are validly issued, fully paid and nonassessable (not including any shares issued on or after such date upon exercise of options outstanding on the date hereof); (ii) no shares of Company Common Stock were held by subsidiaries of Company; (iii) 407,071 shares of Company Common Stock were available for future issuance pursuant to Company's ESPP;
    (iv) 595,346 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1986 Plan; (v) 98,438 shares of Company Common Stock were available for future grant under the Directors Plan; (vi) 572,624 shares of Company Common Stock were available for future grant under the 1995 Plan; (vii) 114,151 shares of Company Common Stock were reserved for issuance upon conversion of warrants of Company (the "WARRANTS") and (viii) 3,921,396 shares of Company Common Stock were reserved for future issuance pursuant to the Stock Option Agreement. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

        (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of the Company Schedule or as set forth in Section 2.3(a) hereof and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except for the Company Rights Plan, there are no registration rights and there is, except for the Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

    2.4  AUTHORITY RELATIVE TO THIS AGREEMENT

    Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of Company of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company Charter Documents). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms.

    2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

        (a) The execution and delivery of this Agreement and the Stock Option Agreement by Company do not, and the performance of this Agreement and the Stock Option Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's stockholders of this Agreement and the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

        (b) The execution and delivery of this Agreement and the Stock Option Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Merger Documents as required by Delaware Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

    2.6  COMPLIANCE; PERMITS

        (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

        (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

    2.7  SEC FILINGS; FINANCIAL STATEMENTS

        (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since September 30, 1997 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC since September 30, 1997. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

        (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.8  NO UNDISCLOSED LIABILITIES

    Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of September 30, 1999 or (ii) liabilities incurred since September 30, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole.

    2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS

    Since September 30, 1999, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business.

    2.10  ABSENCE OF LITIGATION

    There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

    2.11  EMPLOYEE MATTERS AND BENEFIT PLANS

        (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11, for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
       (o) of the Code and the regulations issued thereunder;

           (ii) "CODE" shall mean the Internal Revenue Code of 1986, as amended;

          (iii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

           (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

           (v) "DOL" shall mean the Department of Labor;

           (vi) "EMPLOYEE" shall mean any current or former employee, consultant or director of Company or any Affiliate;

          (vii) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or other agreement, contract or understanding in effect between Company or any Affiliate and any Employee;

         (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (x) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by Company or any Affiliate, whether informally or formally, or with respect to which Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

           (xi) "IRS" shall mean the Internal Revenue Service;

          (xii) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

         (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiv) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) SCHEDULE. Section 2.11(b) of the Company Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

        (c) DOCUMENTS. Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents;
    (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company;
    (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

        (d) EMPLOYEE PLAN COMPLIANCE. Except as set forth in Section 2.11(d) of the Company Schedule, (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of
    Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) PENSION PLAN. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) MULTIEMPLOYER AND MULTIPLE EMPLOYER PLANS. At no time has Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

        (g)  NO POST-EMPLOYMENT OBLIGATIONS.  Except as set forth in
    Section 2.11(g) of the Company Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

        (h) HEALTH CARE COMPLIANCE. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such Act, or any similar provisions of state law applicable to its Employees.

        (i)  EFFECT OF TRANSACTION.

           (i) Except as set forth in Section 2.11(i) of the Company Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

           (ii) Except as set forth in Section 2.11(i) of the Company Schedule, no payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

        (j) EMPLOYMENT MATTERS. Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment eligibility, employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy.

        (k) LABOR. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.11(k) of the Company Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in
    Section 2.11(k) of the Company Schedule, Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

        (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

    2.12  REGISTRATION STATEMENT; PROXY STATEMENT

    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

and (ii) the joint proxy statement/prospectus to be filed with the SEC by Company and Parent pursuant to Section 5.1(a) hereof (the "PROXY STATEMENT/PROSPECTUS") will, at the dates mailed to the stockholders of Company and Parent, at the times of the stockholders meetings of Company (the "COMPANY STOCKHOLDERS' MEETING") and of Parent (the "PARENT STOCKHOLDERS' MEETING" and together with the Company Stockholders' Meeting, the "STOCKHOLDERS MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

    2.13  RESTRICTIONS ON BUSINESS ACTIVITIES

    There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

    2.14  TITLE TO PROPERTY

    Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

    2.15  TAXES

        (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

        (b)  TAX RETURNS AND AUDITS.

           (i) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to Company. Company and each of its subsidiaries have paid all Taxes required to be paid, except such Taxes which are not, individually or in the aggregate, material to Company.

           (ii) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to all employees, independent contractors or other persons all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to Company.

          (iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed, formally or informally, by any Tax authority to Company or any of its subsidiaries or any representative thereof.

           (vi) Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company balance sheet dated September 30, 1999 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since October 1, 1999 in connection with the operation of the business of Company and its subsidiaries in the ordinary course. There are no liens with respect to Taxes on any of the assets of Company, other than liens which are not, individually or in the aggregate, material or customary liens for current Taxes not yet due and payable.

          (vii) There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

         (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its subsidiaries.

           (ix) Neither Company nor any of its subsidiaries (A) has ever been a member of a consolidated group other than a consolidated group of which Company is the parent corporation or (B) is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xi) Neither Company nor any of its subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of
       Section 355 of the Code since

       April 16, 1997. The stock of neither Company nor any of its subsidiaries has been distributed in a transaction satisfying the requirements of
       Section 355 of the Code since April 16, 1997.

          (xii) Neither Company nor any of its subsidiaries owns any property, the indirect transfer of which pursuant to this Agreement would give rise to any documentary, stamp or other transfer Tax.

    2.16  ENVIRONMENTAL MATTERS

        (a) HAZARDOUS MATERIAL. Except as would not result in material liability to Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a material liability to Company (in any individual case or in the aggregate)
    (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted, except where the absence of such Company Environmental Permits would not cause a Material Adverse Effect.

        (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

    2.17  BROKERS

    Other than fees owed to Company's financial advisors, S.G. Cowen and Volpe Brown Whelan & Co., as set forth in Section 2.17 to the Company Schedule, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.18  INTELLECTUAL PROPERTY

    For the purposes of this Agreement, the following terms have the following definitions:

    "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
    (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

    "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and it subsidiaries.

    "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

    "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its subsidiaries.

        (a) Section 2.18(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

        (b) Section 2.18(b) of the Company Schedule is a complete and accurate list (by name and version number) of all products or service offerings of Company or any of its subsidiaries ("COMPANY PRODUCTS") that have been distributed or provided in the two (2) year period preceding the date hereof or which Company or any of its subsidiaries currently intends to distribute or provide in the future, including any products or service offerings under development.

        (c) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

        (d) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

        (e) Section 2.18(e) of the Company Schedule is a complete and accurate list of all material actions that are required to be taken by Company within ninety (90) days of the date hereof with respect to any of the foregoing Registered Intellectual Property.

        (f) Company owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing:
    (i) Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

        (g) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (h) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Company Intellectual Property, to any third party, or knowingly permitted Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

        (i) Section 2.18(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

        (j) All material contracts, licenses and agreements relating to either
    (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Company prior to the Closing.

        (k) The operation of the business of Company and its subsidiaries as such business currently is conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) Company's use of any product, device or process, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (l) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (m) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

        (n) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and uses its best efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

        (o) All of the Company Products (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will, to the knowledge of Company, be interoperable with other products used and distributed by Parent that may reasonably deliver records to Company's or any of its subsidiaries' products or receive records from Company's or any of its subsidiaries' products, or interact with Company's or any of its subsidiaries' products. Except as would not result in a Material Adverse Effect, all of Company's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Company's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by Company or any of its subsidiaries in the conduct of their business, or purchased by Company or any of its subsidiaries from third-party suppliers.

    2.19  AGREEMENTS, CONTRACTS AND COMMITMENTS

    Neither Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer, director, Company employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Company;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

        (d) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

        (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries;

        (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

        (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

        (j) any material settlement agreement entered into within five
    (5) years prior to the date of this Agreement; or

        (k) any other agreement, contract or commitment that has a value of $500,000 or more individually.

    Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

    2.20  COMPANY RIGHTS PLAN

    The Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, (ii) ensure that (x) neither Parent nor Merger Sub, nor any of their affiliates shall be deemed to have become an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan solely by virtue of the execution of this Agreement, the Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements of the consummation of the transactions contemplated hereby or thereby and (y) a Distribution Date, a Shares Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event does not occur by reason of the execution of this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, the consummation of the Merger, or the consummation of the other transactions, contemplated hereby and thereby,
(iii) provide that the exercise of rights under the Company Rights Plan shall expire immediately prior to the Effective Time and (iv) that such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

    2.21  INSURANCE

    Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

    2.22  OPINION OF FINANCIAL ADVISOR

    Company has been advised in writing by its financial advisor, S.G. Cowen that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of Company from a financial point of view.

    2.23  BOARD APPROVAL

    The Board of Directors of Company has, as of the date of this Agreement unanimously (i) approved, subject to stockholder approval, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby,
(ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and
(iii) recommended that the stockholders of Company approve this Agreement and the Merger.

    2.24  VOTE REQUIRED

    The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    2.25  POOLING OF INTERESTS

    To its knowledge, and based on consultation with its independent accountants, neither Company nor any of its directors, officers or affiliates has taken any action which would interfere with (i) Parent's ability to account for the Merger as a pooling of interests or (ii) Parent's, Surviving Corporation's or Company's ability to continue to account for as a pooling of interests any past acquisition by Company currently accounted for as a pooling of interests.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), as follows:

    3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

    3.2  CERTIFICATE OF INCORPORATION AND BYLAWS

    Parent has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "PARENT CHARTER DOCUMENTS"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Parent is in violation of any of its equivalent organizational documents.

    3.3  CAPITALIZATION

    The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock, par value $0.01 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("PARENT PREFERRED STOCK"), 440,000 of which have been designated as Series A-1 Preferred Stock and 80,000 of which have been designated as Series B Preferred Stock. At the close of business on October 31, 1999, (i) 201,346,149 shares of Parent Common Stock were issued and outstanding, (ii) 253,365 shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 1,463,379 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 7,237,949 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("PARENT OPTIONS") to purchase Parent Common Stock. As of the date hereof, no shares of Series A-1 Preferred Stock and 7,000 shares of Series B Preferred Stock were issued or outstanding. A warrant to purchase an aggregate of 1,938,947 shares of

Parent Common Stock, associated with the exercise of Series B Preferred Stock, were outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

    3.4  AUTHORITY RELATIVE TO THIS AGREEMENT

    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Stock Option Agreement, or to consummate the transactions so contemplated. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

        (a) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    3.6  SEC FILINGS; FINANCIAL STATEMENTS

        (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after September 30, 1997 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since September 30, 1997. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Since the date of the balance sheet included in Parent's report on Form 10-Q filed on November 15, 1999, and until the date hereof, there has not occurred any Material Adverse Effect on Parent.

    3.7  REGISTRATION STATEMENT; PROXY STATEMENT

    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company and Parent, at the times of the Stockholders' Meetings and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

    3.8  COMPLIANCE; PERMITS

        (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. Except as disclosed in the Parent SEC Reports, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Parent, threatened against Parent or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Parent an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries.

        (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Parent and its subsidiaries taken as a whole (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

    3.9  NO UNDISCLOSED LIABILITIES

    Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of September 30, 1999 or (ii) liabilities incurred since September 30, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

    3.10  ABSENCE OF LITIGATION

    Except as disclosed in Parent SEC Reports, there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

    3.11  BROKERS

    Other than fees owed to Parent's financial advisor, Merrill Lynch & Co., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.12  OPINION OF FINANCIAL ADVISOR

    Parent has been advised in writing by its financial advisor, Merrill
Lynch & Co., that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent.

    3.13  BOARD APPROVAL

    The Board of Directors of Parent has, as of the date of this Agreement unanimously (i) approved, subject to stockholder approval, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby,
(ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Parent approve the issuance of Parent Common Stock in connection with the Merger.

    3.14  VOTE REQUIRED

    The affirmative vote of a majority of the votes that holders of the outstanding shares of Parent Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock in connection with the Merger.

    3.15  POOLING OF INTERESTS

    To its knowledge, and based on consultation with its independent accountants, neither Parent nor any of its directors, officers or affiliates has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

    3.16  INTERIM OPERATIONS OF SUB

    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1  CONDUCT OF BUSINESS BY COMPANY

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

    In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Schedule, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Other than pursuant to terms of agreements or policies in existence as of the date of this Agreement as they apply to the transactions contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Except as set forth in Section 4.1(h) of the Company Schedule with respect to mergers among Company and any of its direct or indirect subsidiaries, acquire or purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of the Warrants or stock options outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (y) the granting of stock options to employees (excluding directors and executive officers), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Common Stock upon exercise thereof) 600,000 shares in the aggregate;

        (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

        (h) Except as set forth in Section 4.1(h) of the Company Schedule with respect to mergers among Company and any of its direct or indirect subsidiaries, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

        (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

        (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

        (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

        (n) Except as set forth in Section 4.1(h) of the Company Schedule or except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement, to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

        (o) Enter into, renew or materially modify any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than new (or material modifications of existing) non-exclusive contracts, agreements or obligations entered into in the usual, regular and ordinary course, in substantially the same manner as heretofor conducted, and renewals of existing nonexclusive contracts, agreements or obligations;

        (p) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

        (q) Incur or enter into any agreement, contract or commitment requiring Company or any of its subsidiaries to pay in excess of $250,000;

        (r) Engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

        (s) Settle any litigation;

        (t) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability;

        (u) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (t) above.

    4.2  CONDUCT OF BUSINESS BY PARENT

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and the Stock Option Agreement and except as provided in Section 4.2 of the Parent Schedule, without the prior written consent of Company, Parent shall not

        (a) Engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests;

        (b) Declare, set aside or pay any cash dividends on or make any other cash distributions in respect of any capital stock; or

        (c) Take any action that would reasonably be likely to materially delay the Merger.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS

        (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the S-4 in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of Company and Parent will respond to any comments of the SEC, and will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Company will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
    Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

        (b) The Proxy Statement/Prospectus will include the unanimous recommendations of (i) the Board of Directors of Parent in favor of the issuance of the shares of Parent Common Stock in connection with the Merger and (ii) subject to Section 5.2, the Board of Directors of Company in favor of adoption and approval of this Agreement and approval of the Merger.

    5.2  MEETING OF COMPANY STOCKHOLDERS

        (a) Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Subject to
    Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened and conducted, and that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and conduct the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal.

        (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

        (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit Company's obligation to

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
    convene and conduct the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 51% of the fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (based on written advice of a financial advisor of nationally recognized reputation) to be more favorable to Company stockholders from a financial point of view than the terms of the Merger.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION

        (a) The parties acknowledge that Company and Parent have previously executed a Mutual Nondisclosure Agreement, dated as of September 29, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) ACCESS TO INFORMATION. Each Party will afford the other Party its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of such Party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such Party, as such requesting Party may reasonably request. No information or knowledge obtained by any Party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); PROVIDED, HOWEVER, that this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) (x) at least five days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company, and
    (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least five (5) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than 24 hours) of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders.

        For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Company; or (C) any liquidation or dissolution of Company.

        (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request received by Company for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Company with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    5.5  PUBLIC DISCLOSURE

        (a) Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6  REASONABLE EFFORTS; NOTIFICATION

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied,
    (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

        (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to Company (i) upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
    Section 6.2(a) or 6.2(b) would not be satisfied or (ii) in the event Parent intends to undertake a transaction that would require the vote of Parent stockholders; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7  THIRD PARTY CONSENTS

    As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8  STOCK OPTIONS, WARRANTS AND EMPLOYEE BENEFITS

        (a) STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest tenth of a cent.

        (b) WARRANTS. At the Effective Time, the Warrants will be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock and
    (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. Company agrees to provide the holders of Company Warrants with any and all notices required as a result of the Merger and the transactions contemplated thereby.

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
        (c) ESPP. Prior to the Effective Time, outstanding purchase rights under Company's ESPP shall be exercised in accordance with the terms of the ESPP. With respect to each share of Company Common Stock purchased pursuant to the ESPP, such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to ESPP participants. Company agrees that it shall terminate the ESPP immediately following the aforesaid purchase of shares of Company Common Stock thereunder.

    5.9  FORM S-8

    Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

    5.10  INDEMNIFICATION

    From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms substantially similar to those applicable to the current directors and officers of Company.

    5.11  NASDAQ LISTING

    Parent agrees to cause the listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

    5.12  COMPANY AFFILIATE AGREEMENT

    Set forth in Section 5.12 the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

    5.13  REGULATORY FILINGS; REASONABLE EFFORTS

    As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; PROVIDED, HOWEVER, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    5.14  NO RIGHTS PLAN AMENDMENT

    Except as expressly required by Section 6.3(g), prior to the Closing, Company and its Board of Directors shall not amend or modify or take any other action with regard to the Company Rights Plan in any manner or take another action so as to (i) render the Company Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement, the Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, or (ii) permit any person or group who would otherwise be an Acquiring Person (as defined in the Company Rights Plan) not to be an Acquiring Person, or (iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Merger and the agreements and transactions contemplated hereby and thereby, or
(iv) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights.

    5.15  TERMINATION OF 401(K) PLAN

    Company and its Affiliates, as applicable, each agrees to terminate its 401(k) plan immediately prior to Closing, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing Company with written notice of such election at least three (3) days before the Effective Time. Unless Parent provides such notice to Company, Parent shall receive from Company evidence that Company's and each Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

    5.16  SEVERANCE

    (i) Parent shall provide each Company employee terminated by Parent or its Affiliates at the Effective Time the same severance, transition and separation benefits as such employee would have received from Company pursuant to policies and practices in effect immediately prior to the Effective Time; (ii) Parent shall provide each Company employee identified at Closing who is hired by Parent to assist with the transition of Company after the Effective Time and who is subsequently terminated by Parent or its Affiliates the same severance, transition and separation benefits as such employee would have received from Company pursuant to policies and practices in effect immediately prior to the Effective Time; and (iii) Parent shall provide each Company employee who becomes a full-time employee of Parent and who is subsequently terminated by Parent or its Affiliates severance, transition and separation benefits under Parent's policies and practices in effect at such time. Company's Policy Regarding Termination of Executive Status and Related Matters shall apply to the transactions contemplated by this Agreement but shall not apply to subsequent changes of control (as defined therein) occuring between Merger Sub or any affiliated entities subsequent to the Effective Time.

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
    5.17  PARENT STOCKHOLDERS' MEETING

    Promptly after the date hereof, Parent will take all action necessary in accordance with Delaware Law and the Parent Charter Documents to convene the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon the issuance of Parent Common Stock pursuant to the Merger and this Agreement. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Parent Common Stock in connection with the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the issuance of such stock or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with Delaware Law, the Parent Charter Documents, the rules of Nasdaq and all other applicable legal requirements.

    5.18  DIRECTORS

    Promptly following the Effective Time, Parent will cause Mr. Peter Gyenes and Mr. Robert Morrill to be designated as directors of Parent to serve in the class of directors whose term expires in 2002. In the event either of Messrs. Gyenes or Morrill is unable or unwilling to serve or complete his term, Mr. Morrill will designate Mr. Gyenes' successor and Mr. Gyenes will designate Mr. Morrill's successor. If the individual that will make such designation is unable to do so, Mr. Robert Claussen will make such designation.

    5.19  BENEFIT ARRANGEMENTS

    Parent covenants and agrees that to the extent permitted by applicable law and to the extent the existing benefit plans and arrangements provided by Company to its employees are terminated on or after the Effective Time, such employees shall be entitled to benefits which are available or subsequently become available to Parent's employees, and on a basis which is on parity with Parent's employees. For purposes of satisfying the terms and conditions of such plans, Parent shall give full credit for eligibility, vesting or benefit accrual to the extent possible for each participant's period of service at the Company prior to the Effective Time.

    5.20  RESTRUCTURING

    In the event that all conditions to the closing are satisfied on or before the date specified in Section 7.1(b) other than the condition specified in
Section 6.3(f), then the parties agree to use best efforts in good faith to negotiate the restructure of this Agreement to allow the transaction contemplated hereby to proceed; provided however that in such case neither party shall be bound to any agreement or any such restructuring unless mutually agreed.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.

    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company.

        (b) PARENT STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Parent.

        (c) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (d) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (e) TAX OPINIONS. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Choate Hall & Stewart, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (f) NASDAQ LISTING. The shares of Parent Common Stock issuable to the stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

    6.2  ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY

    The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Company:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub,
    (B) for changes contemplated by
    this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent and its subsidiaries shall have occurred since the date of this Agreement.

    6.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

        (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Company and its subsidiaries shall have occurred since the date of this Agreement.

        (d) AFFILIATE AGREEMENTS. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (e) CONSENTS. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 6.3(e) of the Company Schedule.

        (f) OPINIONS OF ACCOUNTANTS. Parent shall have received (i) from Deloitte & Touche LLP, independent auditors for Company, a copy of a letter addressed to Company dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that Deloitte & Touche LLP concurs with Company management's conclusion that no conditions exist related to Company that would preclude Parent from accounting for the Merger as a "pooling-of-interests" and (ii) from KPMG LLP, independent accountants for Parent, a letter dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that KPMG LLP concurs with Parent management's conclusion that no conditions exist related to Parent that would preclude Parent from accounting for the Merger as a "pooling-of-interests."

        (g) COMPANY RIGHTS PLANS. All actions necessary to extinguish and cancel all outstanding Rights under the Company Rights Plan at the Effective Time and to render such rights inapplicable to the Merger shall have been taken.

        (h) NONCOMPETITION AGREEMENTS. Parent shall have received from each of the persons identified on EXHIBIT D a noncompetition agreement in a form provided by the Parent and approved by the Company.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1  TERMINATION.

    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b) by either Company or Parent if the Merger shall not have been consummated by June 30, 2000 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either Company or Parent if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement;

        (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in
    Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

        (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
    Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty (30)-day period);

        (g) by Parent, upon a breach of the provisions of Section 5.4 of this Agreement;

        (h) by Parent if a Triggering Event (as defined below) shall have occurred; or

        (i) by either Company or Parent if the required approval by the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
    Section 7.1(i) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of parent and such action or failure to act constitutes a breach by Parent of this Agreement.

    For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal;
(iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten
(10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

    7.2  NOTICE OF TERMINATION; EFFECT OF TERMINATION

    Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e) or Section 7.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except
(i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES

        (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto.

        (b)  COMPANY PAYMENTS.

           (i) Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $25,500,000.00 (the "TERMINATION FEE") if this Agreement is terminated by Parent pursuant to Section 7.1(g) or (h).

           (ii) Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee, if this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b) or (d) and any of the following shall occur:

               a) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated; or

               b) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement Company enters into an agreement or letter of intent providing for a Company Acquisition.

           Notwithstanding the foregoing, Parent shall not be entitled to Termination Fee with respect to Section 7.1(b) if Parent's or Merger Sub's action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before June 30, 2000 and such action or failure to act constitutes a breach of this Agreement.

          (iii) Company acknowledges that the agreements contained in this
       Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this
       Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this
       Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale or
       (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

    7.4  AMENDMENT

    Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    7.5  EXTENSION; WAIVER

    At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2  NOTICES

    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

       (a) if to Parent or Merger Sub, to:

           Informix Corporation
           4100 Bohannon Drive
           Menlo Park, California 94025
           Attention: Scott Harlan, Esq.

           Telephone No.: (650) 926-6300
           Fax No.: (650) 926-6091

           with a copy to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention:  Douglas H. Collom
                     Michael J. Kennedy
           Telephone No.: (650) 493-9300
           Fax No.: (650) 493-6811

       (b) if to Company, to:

           Ardent Software, Inc.
           50 Washington Street
           Westboro, Massachusetts
           Attention: James K. Walsh
           Telephone No.:(508) 366-3888
           Fax No.: (508) 389-8767

           with a copy to:

           Choate, Hall & Stewart
           Exchange Place
           53 State Street
           Boston, Massachusetts 02109
           Attention: Richard Hoehn, Esq.
           Telephone No.:(617) 248-5000
           Fax No.: (617) 248-4000

    8.3  INTERPRETATION; KNOWLEDGE

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; PROVIDED that the failure of Parent or Company to achieve the current street expectations for any fiscal quarter shall not by itself constitute a Material Adverse Effect.

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    8.4  COUNTERPARTS

    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5  ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES

    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

    8.6  SEVERABILITY

    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7  OTHER REMEDIES; SPECIFIC PERFORMANCE

    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8  GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    8.9  RULES OF CONSTRUCTION

    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10  ASSIGNMENT

    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11  WAIVER OF JURY TRIAL

    EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                                       INFORMIX CORPORATION

                                                       By:    /s/ JEAN-YVES DEXMIER
                                                              --------------------------------------
                                                       Name:  Jean-Yves Dexmier
                                                              --------------------------------------
                                                       Title: President and Chief Executive Officer
                                                              --------------------------------------

                                                       IROQUOIS ACQUISITION CORPORATION

                                                       By:    /s/ JEAN-YVES DEXMIER
                                                              --------------------------------------
                                                       Name:  Jean-Yves Dexmier
                                                              --------------------------------------
                                                       Title: President
                                                              --------------------------------------

                                                       ARDENT SOFTWARE, INC.

                                                       By:    /s/ PETER GYENES
                                                              --------------------------------------
                                                       Name:  Peter Gyenes
                                                              --------------------------------------
                                                       Title: Chairman, President and CEO
                                                              --------------------------------------

                       **** REORGANIZATION AGREEMENT ****

                                                                      APPENDIX B

                                VOTING AGREEMENT

    THIS VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of November 30, 1999, among Informix Corporation, a Delaware corporation ("PARENT"), and the undersigned stockholder and/or option holder (the "STOCKHOLDER") of Ardent Software, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), which provides for the merger (the "MERGER") of a wholly-owned subsidiary of Parent ("MERGER SUB") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

    B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

    C. In consideration of the execution of the Reorganization Agreement by Parent, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:

        (a) "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

        (b) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (c) "SHARES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

        (d) TRANSFER. A Person shall be deemed to have effected a "TRANSFER" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

    2.  TRANSFER OF SHARES.

        (a) TRANSFEREE OF SHARES TO BE BOUND BY THIS AGREEMENT. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Stockholder and Parent contemplated by the Reorganization Agreement.

        (b) TRANSFER OF VOTING RIGHTS. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

    3. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in his or her capacity as such) shall cause the Shares to be voted in favor of approval of the Reorganization Agreement and the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger.

    4. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as EXHIBIT A (the "PROXY"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

    5. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Stockholder (i) is the beneficial owner of the shares of Company Common Stock and the options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances;
(ii) does not beneficially own any securities of the Company other than the shares of Company Common Stock and options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement; and
(iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

    6. ADDITIONAL DOCUMENTS. Stockholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

    7. CONSENT AND WAIVER. Stockholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

    8. LEGENDING OF SHARES. If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

    9. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

    10.  MISCELLANEOUS.

        (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        (e) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                                If to Parent:  Informix Corporation
                                               4100 Bohannon Drive
                                               Menlo Park, California 94025
                                               Attention: Scott Harlan, Esq.
                                               Telecopy No.: (650) 926-6091

                              With a copy to:  Wilson Sonsini Goodrich & Rosati
                                               Professional Corporation
                                               650 Page Mill Road
                                               Palo Alto, California 94304
                                               Attention:  Douglas H. Collom, Esq.
                                                         Michael J. Kennedy, Esq.
                                               Telecopy No.: (650) 493-6811

                           If to Stockholder:  To the address for notice set forth on the signature page hereof.

        (f) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

        (g) ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        (h) EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (i) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

Informix Corporation                             Stockholder

                                                 By:
                                                 Signature
By:

Name:                                            Name:

Title:                                           Title:

                                                 Print Address

                                                 Telephone

                                                 Facsimile No.

                                                 Shares beneficially owned:

                                                 shares of Company Common Stock

                                                 shares of Company Common Stock issuable upon
                                                 exercise of outstanding options or warrants

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                               IRREVOCABLE PROXY

    The undersigned stockholder of Ardent Software, Inc., a Delaware corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Informix Corporation, a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

    This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), among Parent, Iroquois Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article VII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

    The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance hereof and thereof.

    The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: ____________, 1999

                                          Signature of Stockholder:  ___________
                                          Print Name of Stockholder:  __________
                                          Shares beneficially owned:
                                          _________shares of the Company Common
                                          Stock
                                          _________shares of the Company Common
                                          Stock issuable upon exercise of
                                          outstanding options or warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                                                      APPENDIX C

                          COMPANY AFFILIATE AGREEMENT

    THIS COMPANY AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of November 30, 1999, among Informix Corporation, a Delaware corporation ("Parent"), and the undersigned stockholder who may be deemed an affiliate ("Affiliate") of Ardent Software, Inc., a Delaware corporation ("Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

    A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") which provides for the merger (the "MERGER") of a wholly-owned subsidiary of Parent ("MERGER SUB") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company (the "COMPANY CAPITAL STOCK") shall be converted into the right to receive Common Stock of Parent;

    B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 144 of the Rules and Regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION");

    C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Reorganization Agreement; and

    D. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Parent after the Merger as the term "affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of Parent.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. ACKNOWLEDGMENTS BY AFFILIATE. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Reorganization Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

    2. BENEFICIAL OWNERSHIP OF COMPANY CAPITAL STOCK. The Affiliate is the sole beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of Company Capital Stock set forth next to its name on the signature page hereto (the "Shares"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company Capital Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Company Capital Stock and common stock of Parent

("Parent Common Stock") acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

    3. COVENANTS RELATED TO POOLING OF INTERESTS. During the period beginning the later of 35 days preceding the Effective Time of the Merger and the time prior to a merger prescribed by Staff Accounting Bulletin No. 65 during which trading is prohibited and ending two trading days after Parent publicly announces financial results covering at least 30 days of combined operations of Parent and the Company, Affiliate shall not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) (collectively, a "Disposition") intended or having the effect, directly or indirectly, to reduce Affiliate's risk relative to any shares of Parent Common Stock or Company Capital Stock (including the Shares). Parent may, at its discretion, place a stock transfer notice consistent with the foregoing, with respect to Affiliate's shares. In light of the complexity of the rules relating to pooling-of-interest accounting treatment and the inability to predict now when the Effective Time will be, from the date hereof until the expiration of, the 30 day period referred to above, Affiliate will not enter into a Disposition transaction without first having given counsel for Parent at least three business days notice thereof.

    4.  COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

        (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless
    (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act or (iv) an authorized representative of the Commission shall have rendered written advice to Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

        (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

    The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or
(ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

    5. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Article VII of the Reorganization Agreement.

    6.  MISCELLANEOUS.

        (a) WAIVER; SEVERABILITY. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) INJUNCTIVE RELIEF. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

        (e) GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (f) ENTIRE AGREEMENT. This Agreement, the Reorganization Agreement and the other agreements referred to in the Reorganization Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

        (g) ATTORNEYS' FEES. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

        (h) FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

        (i) THIRD PARTY RELIANCE. Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

        (j) SURVIVAL. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

        (k) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:      Informix Corporation
                   4100 Bohnannon Drive
                   Menlo Park, California 94025

Attention:         Scott Harlan, Esq.
                   Telecopy No.: (650) 926-6300

With a copy to:    Wilson Sonsini Goodrich & Rosati, P.C.
                   650 Page Mill Road
                   Palo Alto, California 94304

Attention:         Douglas H. Collom, Esq.
                   Michael J. Kennedy, Esq.
                   Telecopy No.: (650) 493-6811

If to
Affiliate:         To the address for notice set forth on the signature page
                   hereof.

        (l) COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         [The remainder of this page has been intentionally left blank]

    IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

INFORMIX CORPORATION                                   AFFILIATE

By:                                                    By:

Name:                                                  Affiliate's Address for Notice:

Title:

                                                       Shares beneficially owned:

                                                       shares of Company Common Stock

                                                       shares of Company Common Stock issuable upon exercise
                                                       of outstanding options and warrants

                                                       shares of Parent Common Stock

                    [SIGNATURE PAGE TO AFFILIATE AGREEMENT]

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (this "AGREEMENT") is made and entered into as of November 30, 1999, among Informix Corporation, a Delaware corporation ("PARENT"), and Ardent Software, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

    A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") which provides for the merger (the "MERGER") of a wholly-owned subsidiary of Parent ("MERGER SUB") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent.

    B. As a condition to Parent's willingness to enter into the Reorganization Agreement, Parent has requested that Company agree, and Company has so agreed, to grant to Parent an option to acquire shares of Company's Common Stock, $0.01 par value per share (the "COMPANY SHARES"), upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

    1. GRANT OF OPTION. The Company hereby grants to Parent an irrevocable option (the "OPTION") to acquire up to a number of Company Shares equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) occurs (the "OPTION SHARES"), in the manner set forth below by paying cash at a price of $38.50 per share (the "EXERCISE PRICE").

    2.  EXERCISE OF OPTION.

        (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time if the Reorganization Agreement is terminated pursuant to Section 7.1(b), 7.1(d), 7.1(g), or 7.1(h) thereof and an event causing the Termination Fee to become payable pursuant to Section 7.3(b) of the Reorganization Agreement occurs (any of the events being referred to herein as an "EXERCISE EVENT"). In the event Parent wishes to exercise the Option, Parent will deliver to the Company a written notice (each an "EXERCISE NOTICE") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "CLOSING") will occur on a date and at a time prior to the termination of the Option designated by Parent in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing will be held at the principal offices of the Company.

        (b) The Option will terminate upon the earliest of (i) the Effective Time, (ii) twelve (12) months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(b) or 7.1(d) thereof, if no event causing the Termination Fee to become payable pursuant to
    Section 7.3(b)(ii) of the Reorganization Agreement has occurred,
    (iii) twelve (12) months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(g) or 7.1(h) thereof,
    (iv) in the event the Reorganization Agreement has been terminated pursuant to Section 7.1(b) or 7.1(d) thereof and the Termination Fee became payable pursuant to Section 7.3(b)(ii) thereof, 18 months after payment of the Termination Fee; and (v) the date on which the Reorganization Agreement is otherwise terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party occurred on or prior to the date of such termination; PROVIDED, HOWEVER, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise will have been removed or will have become final and not subject to appeal.

    3. CONDITIONS TO CLOSING. The obligation of Company to issue Option Shares to Parent hereunder is subject to the conditions that (A) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

    4. CLOSING. At any Closing, (A) the Company will deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 9 hereof, against delivery of (B) payment by Parent to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by delivery of a certified check or bank check.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Company represents and warrants to Parent that (A) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms;
(D) except for any filings required under the HSR Act, the Company has taken all necessary corporate and other actions to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (E) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (F) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected; and (G) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act.

    6.  CERTAIN RIGHTS.

        (a) PARENT PUT. At the request of and upon notice by Parent (the "PUT NOTICE"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "PURCHASE PERIOD"), the Company (or any successor entity thereof) will purchase from Parent the Option, to the extent not previously exercised, at the price set forth in subparagraph
    (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Parent pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

           (i) The difference between the "MARKET/TENDER OFFER PRICE" for the Company Shares as of the date Parent gives notice of its intent to exercise its rights under this Section 6(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and (B) the highest closing sale price of Company Shares then on the Nasdaq National Market during the 20 trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Option that remain, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

           (ii) The Exercise Price paid by Parent for Company Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Company Shares so purchased.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 6 Company will not be required to pay Parent in excess of an aggregate of (x) $25,500,000.00 PLUS (y) the Exercise Price paid by Parent for Company Shares acquired pursuant to the Option MINUS (z) any amounts paid to Parent by the Company pursuant to Section 7.3(b) of the Reorganization Agreement.

        (b) PAYMENT AND REDELIVERY OF OPTION OR SHARES. In the event Parent exercises its rights under Section 6(a), the Company will, within five business days after Parent delivers notice pursuant to Section 6(a), pay the required amount to Parent in immediately available funds and Parent will surrender to the Company the Option and the certificates evidencing the Company Shares purchased by Parent pursuant thereto.

    7.  REGISTRATION RIGHTS.

        (a) Following the termination of the Reorganization Agreement, Parent (sometimes referred to herein as the "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the Company (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of any or all shares of the Registrable Securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision. Holder agrees to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5.0% of the then-outstanding voting power of Registrant. Upon a request for registration, the Registrant will have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder will take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within ten business days after delivery of such notice. The payment for the shares to be purchased will be made by delivery at the time of such closing of the Option Price in immediately available funds.

        (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant will use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition; PROVIDED, HOWEVER, that the Holder will not be entitled to more than an aggregate of two effective registration statements hereunder. The obligations of Registrant hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 120 calendar days in the aggregate if the Board of Directors of Registrant shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Registrant or otherwise interfere with or adversely affect any pending or proposed offering of securities of Registrant or any other material transaction involving Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 will again be applicable to any proposed registration. The Registrant will use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; PROVIDED, HOWEVER, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. If Registrant effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of Registrant (other than on Form S-4 or Form S-8, or any successor form), it will allow Holder the right to participate in such registration by selling its Registrable Securities, and such participation will not affect the obligation of Registrant to effect demand registration statements for Holder under this Section 7; PROVIDED that, if the managing underwriters of such offering advise Registrant in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Registrant will include the shares requested to be included therein by Holder pro rata with the shares intended to be included therein by Registrant and such other stockholders.

        (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all facts required to be disclosed with respect to a registration thereunder.

        (d) A registration effected under this Section 7 will be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant will provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

        (e) INDEMNIFICATION.

           (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; PROVIDED, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

           (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein; PROVIDED, that in no event will any indemnity under this Section 7(e) exceed the net proceeds of the offering received by the Holder.

          (iii) Each party entitled to indemnification under this Section 7(e) (the "INDEMNIFIED PARTY") will give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, PROVIDED, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; PROVIDED, HOWEVER, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and PROVIDED FURTHER, HOWEVER, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld).

    8.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS.

        (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

        (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), the Company will not amend (nor permit the amendment of) the Company Rights Plan nor adopt (nor permit the adoption of) a new stockholders rights plan, that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).

    9. RESTRICTIVE LEGENDS. Each certificate representing Option Shares issued to Parent hereunder will include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 30, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

    It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Holder has delivered to Registrant a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Registrant and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

    10. LISTING AND HSR FILING. The Company, upon the request of Parent, will promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

    11. BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 7 will, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares will not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 7 will not be required to bear the legend set forth in Section 9.

    12. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

    13. ENTIRE AGREEMENT. This Agreement and the Reorganization Agreement (including the appendices thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

    14. FURTHER ASSURANCES. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

    16. NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

    (a) if to Parent, to:

        Informix Corporation
       4100 Bohannon Drive
       Menlo Park, California 94025
       Attention: Karen Blasing
       Telecopy No.: (650) 926-6091

        with a copy to:

        Wilson, Sonsini, Goodrich & Rosati, P.C.
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Attention: Douglas H. Collom, Esq.
                 Michael J. Kennedy, Esq.
       Telecopy No.: (650) 493-6811

    (b) if to the Company, to:

        Ardent Software, Inc.
       50 Washington Street
       Westboro, Massachusetts
       Attention: General Counsel
       Telecopy No.: (508) 366-3888
        with a copy to:

        Choate, Hall & Stewart
       Exchange Place
       53 State Street
       Boston, Massachusetts 02109
       Attention: Richard Hoehn, Esq.
       Telecopy No.: (617) 248-4000

    17. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

    18. EXPENSES. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

    19. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    20. ASSIGNMENT. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

    21. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

    22. EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                                       INFORMIX CORPORATION

                                                       By:             /s/ JEAN-YVES DEXMIER
                                                              --------------------------------------
                                                       Name:             Jean-Yves Dexmier
                                                              --------------------------------------
                                                       Title:  President and Chief Executive Officer
                                                              --------------------------------------

                                                       ARDENT SOFTWARE, INC.

                                                       By:               /s/ PETER GYENES
                                                              --------------------------------------
                                                       Name:               Peter Gyenes
                                                              --------------------------------------
                                                       Title:       Chairman, President and CEO
                                                              --------------------------------------

                   [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

                                                                      APPENDIX E

November 30, 1999

Board of Directors
Informix Corporation
4100 Bohannon Drive
Menlo Park, CA 94025

Members of the Board of Directors:

    Ardent Software, Inc. (the "Company"), Informix Corporation (the "Parent") and Informix Acquisition Corporation, a newly formed, wholly owned subsidiary of the Parent (the "Merger Sub"), propose to enter into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which the Merger Sub will be merged with and into the Company (the "Merger") in a transaction in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Shares"), will be converted into the right to receive 3.50 shares (the "Exchange Ratio") of the common stock of the Parent, par value $0.01 per share (the "Parent Shares"). In connection with the Merger, the Parent and the Company also propose to enter into a Stock Option Agreement (the "Option Agreement") pursuant to which the Company has granted the Parent an option to purchase up to 19.9% of the outstanding shares of the Company common stock under certain circumstances, all as set forth more fully in the Option Agreement.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Parent.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and the Parent that we deemed to be relevant;

    (2) Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Parent, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), prepared by and furnished to us by the Company and the Parent, respectively;

    (3) Conducted discussions with members of senior management;

    (4) Reviewed the market prices and valuation multiples for the Company Shares and the Parent Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and the Parent and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Merger;

Board of Directors
Informix Corporation
November 30, 1999
Page 2

    (9) Reviewed the Agreement and the Option Agreement; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Parent. With respect to the information furnished to or discussed with us by the Company or the Parent, including information discussed with management of the Parent and the Company regarding their views of future operations, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's or the Parent's management, as the case may be, as to the competitive, operating and regulatory environments, the financial performance of the Company and Parent and the Expected Synergies. We have assumed that outstanding litigation involving the Company will be resolved in a manner that does not materially adversely affect the value of the Company or the contemplated benefits of the Merger to Parent. As to legal matters, we have relied upon the advice of counsel to Parent. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have assumed that the Merger will be consummated on the terms set forth in the Agreement without waiver or amendment of any of the terms or conditions thereof.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can only be evaluated on the information made available to us as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    We are acting as financial advisor to the Parent in connection with the Merger and will receive a fee from the Parent for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Parent has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial services to the Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company as well as the Parent Shares and other securities of the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Parent. Our opinion does not address the merits of the underlying decision by the Parent to engage in the Merger and does not constitute a recommendation to any shareholder of the Parent as to how such shareholder should vote on the proposed Merger or any matter related thereto.

Board of Directors
Informix Corporation
November 30, 1999
Page 3

    We are not expressing any opinion herein as to the prices at which the Parent Shares will trade following the announcement or consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Parent.

                                             Very truly yours,
                                             MERRILL LYNCH, PIERCE, FENNER & SMITH
                                             INCORPORATED

                                                                      APPENDIX F

November 30, 1999

Board of Directors
Ardent Software, Inc.
50 Washington Street
Westboro, Massachusetts 01581

Members of the Board of Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Ardent Software, Inc. ("Ardent") of the Conversion Ratio (as defined below), pursuant to the terms of that certain Agreement and Plan of Reorganization, to be dated as of November 30, 1999 (the "Agreement"), by and among Ardent, Informix Corporation ("Informix"), and Teepee Acquisition Corporation, a wholly-owned subsidiary of Informix ("Teepee").

    As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, the Agreement provides for the acquisition of Ardent by Informix through the merger of Teepee with and into Ardent, with Ardent as the surviving company (the "Merger") as a wholly-owned subsidiary of Informix. In the Merger, among other things, each share of the common stock of Ardent, par value $0.01 per share ("Ardent Common Stock"), outstanding as of the effective time of the Merger, other than shares held by Ardent, Informix or affiliates of Informix, will be converted into the right to receive 3.5 shares (the "Conversion Ratio") of the common stock of Informix, par value $0.01 per share ("Informix Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

    SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the equity securities of Ardent and Informix for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    We have been engaged to act as exclusive financial advisor to Ardent in connection with the Merger and to render to the Board of Directors of Ardent in connection with the Merger an opinion as to the fairness, from a financial point of view, to the stockholders of Ardent, other than Informix and its affiliates, of the Conversion Ratio. We will receive a fee from Ardent for providing these services, including this opinion, pursuant to the terms of our engagement letter with Ardent, dated as of October 28, 1999, a significant portion of which is contingent upon the consummation of the Merger. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to Ardent.

    In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

    (i) a draft of the Agreement dated November 26, 1999;

    (ii) certain publicly available information for Ardent and Informix, including the annual reports of Ardent and Informix filed on Form 10-K for the year ended December 31, 1998 and the quarterly reports of Ardent and Informix filed on Form 10-Q for the quarter ended
         September 30, 1999;

   (iii) certain internal financial analyses, financial forecasts (the "Financial Forecasts"), reports and other information concerning Ardent prepared by the management of Ardent;

    (iv) earnings per share estimates (the "Estimates") and financial projections (the "Analyst Projections") provided in currently available analyst reports for Ardent and Informix;

    (v) discussions we have had with certain members of the management of each of Ardent and Informix concerning the historical and current business operations, financial conditions and prospects Ardent and Informix, and such other matters we deemed relevant;

    (vi) the reported price and trading histories of the shares of the common stock of Ardent and Informix;

   (vii) the respective financial conditions of Ardent and Informix as compared to the financial conditions of certain other companies we deemed relevant;

  (viii) certain financial terms of the Merger as compared to the financial terms of other selected business combinations we deemed relevant;

    (ix) the Financial Forecasts of Ardent for the cash flows generated by Ardent on a stand-alone basis to determine the present value of the discounted cash flows;

    (x) based on the Financial Forecasts, the Estimates and Analyst Projections, the potential pro forma financial effects of the Merger; and

    (xi) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

    In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and complete-ness of all financial and other information provided to us by Ardent and Informix, respectively, or which is publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. In addition, we have not conducted any physical inspection of the properties or facilities of Ardent or Informix. We have further relied upon the assurance of management of Ardent that it is unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Financial Forecasts were reasonably prepared by the management of Ardent, and reflect the best currently available estimates and good faith judgments of such management as to the future performance of Ardent. Management of Ardent and Informix, respectively, have confirmed to us and we have assumed, with your consent, that each of the Financial Forecasts, the Estimates and the Analyst Projections with respect to Ardent and Informix provide a reasonable basis for our Opinion. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Ardent or Informix, nor have we been furnished with such materials. With respect to all legal matters relating to Ardent and Informix, we have relied on the advice of legal counsel to Ardent. Our services to Ardent in connection with the Merger include rendering an opinion from a financial point of view of the Conversion Ratio to be received by the shareholders of Ardent. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion, and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for Ardent or its assets, nor have we investigated any other alternative transactions that may be available to Ardent.

    For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. You have informed us, and we have assumed, that the Merger (i) will be recorded as a pooling-of-interests under generally accepted accounting principles and (ii) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of Ardent in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We are not expressing an opinion as to what the value of Informix Common Stock will be when issued to Ardent's stockholders pursuant to the Merger. Furthermore, we are not expressing any opinion as to what the future price, trading range or value of Informix Common Stock will be following the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, Ardent's underlying business decision to effect the Merger.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Conversion Ratio is fair, from a financial point of view, to the stockholders of Ardent, other than Informix and its affiliates.

                                          Very truly yours,

                                          SG COWEN SECURITIES CORPORATION